Exhibit 10.20

EXECUTION VERSION

FIRST LIEN CREDIT AGREEMENT

dated as of

June 16, 2016

among

CANYON COMPANIES S.À R.L.,
as Holdings,

CANYON GROUP S.À R.L.,
as Intermediate Lux Holdings,

GTCR VALOR HOLDINGS, INC.,
as Intermediate U.S. Holdings,

GTCR VALOR COMPANIES, INC.,
as Borrower,

the Lenders and Issuing Banks party hereto

and

DEUTSCHE BANK AG NEW YORK BRANCH
as Administrative Agent
___________________________

DEUTSCHE BANK SECURITIES INC.,
BARCLAYS BANK PLC and
RBC CAPITAL MARKETS,
as Joint Lead Arrangers and Joint Bookrunners

i

ii

iii

iv

v

vi

SCHEDULES:

Schedule 1.01	—	Excluded Subsidiaries
Schedule 1.12	—	Guaranty and Security Principles
Schedule 2.01	—	Commitments and Loans
Schedule 2.05	—	Letter of Credit Commitments
Schedule 3.03	—	Government Approvals; No Conflicts
Schedule 3.06	—	Litigation and Environmental Matters
Schedule 3.12	—	Subsidiaries
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.08	—	Existing Affiliate Transactions
Schedule 6.09	—	Existing Restrictions
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Guarantee Agreement
Exhibit C	—	Form of Notice of Borrowing
Exhibit D	—	Form of Collateral Agreement
Exhibit E-1	—	Form of Pari Passu Intercreditor Agreement
Exhibit E-2	—	Form of Closing Date Intercreditor Agreement
Exhibit E-3	—	Form of Junior Intercreditor Agreement
Exhibit F	—	Form of Intercompany Note
Exhibit G	—	Form of Specified Discount Prepayment Notice
Exhibit H	—	Form of Specified Discount Prepayment Response
Exhibit I	—	Form of Discount Range Prepayment Notice
Exhibit J	—	Form of Discount Range Prepayment Offer
Exhibit K	—	Form of Solicited Discounted Prepayment Notice
Exhibit L	—	Form of Solicited Discounted Prepayment Offer
Exhibit M	—	Form of Acceptance and Prepayment Notice
Exhibit N-1	—	Form of United States Tax Compliance Certificate 1
Exhibit N-2	—	Form of United States Tax Compliance Certificate 2
Exhibit N-3	—	Form of United States Tax Compliance Certificate 3
Exhibit N-4	—	Form of United States Tax Compliance Certificate 4
Exhibit O	—	Form of Note
Exhibit P	—	Form of Solvency Certificate
Exhibit Q	—	Form of Letter of Credit Request

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FIRST LIEN CREDIT AGREEMENT dated as of June 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) among Canyon Companies S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under the laws of Luxembourg, having its registered office at 6D, route de Trèves, L-2633 Senningerberg, Grand-Duchy of Luxembourg, with a share capital of twenty thousand and ten United States Dollars ($20,010) and registered with the Luxembourg Register of Commerce and Companies under number B 187.216 (“Holdings”), Canyon Group S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under the laws of Luxembourg, having its registered office at 6D, route de Trèves, L-2633 Senningerberg, Grand-Duchy of Luxembourg, with a share capital of twenty thousand United States Dollars ($20,000) and registered with the Luxembourg Register of Commerce and Companies under number B 202.299 (“Intermediate Lux Holdings”), GTCR Valor Holdings, Inc., a Delaware corporation (“Intermediate U.S. Holdings”), GTCR Valor Companies, Inc., a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks party hereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent.

Preliminary Statements:

WHEREAS, Holdings and certain of its Subsidiaries intend to acquire the Acquired Companies pursuant to the Acquisition Agreement;

WHEREAS, in order to finance the Debt Repayment and the Acquisition and to provide for the working capital needs and general corporate requirements (including to finance permitted Investments, acquisitions, capital expenditures and Restricted Payments) of Holdings and its Restricted Subsidiaries after giving effect to the Acquisition, the Borrower has requested that (i) the Lenders extend credit in the form of (a) Initial Term Loans in an aggregate principal amount of $1,100,000,000 on the Effective Date and (b) Revolving Loans at any time and from time to time prior to the Revolving Loan Maturity Date in an aggregate principal amount of up to $75,000,000 and (ii) certain other lenders extend credit in the form of Second Lien Term Loans in an aggregate principal amount of $370,000,000 pursuant to the Second Lien Credit Agreement on the Effective Date.

WHEREAS, the proceeds of the Loans borrowed on the Effective Date and the Second Lien Term Loans borrowed on the Effective Date, together with the proceeds of the Equity Financing, will be used to fund (w) any original issue discount or upfront fees in connection with the Loans and the Second Lien Term Loans, (x) the purchase price for the Acquisition, (y) the Debt Repayment and (z) the Transaction Costs.

WHEREAS, the Borrower has requested that the Issuing Lenders issue Letters of Credit to support certain obligations incurred by Holdings and its Restricted Subsidiaries.

WHEREAS, the Lenders and the Issuing Lenders are willing to extend credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

DEFINITIONS

SECTION 1.01         Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the (i) Alternate Base Rate (in the case of Loans denominated in Dollars) or (ii) Canadian Base Rate (in the case of Loans denominated in Canadian Dollars).

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Term Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit M.

“Acceptance Date” has the meaning specified in Section 2.11(a)(ii)(D)(2).

“Accepting Lenders” has the meaning specified in Section 2.24(a).

“Acquired Companies” means the PRN Companies, the PRN Company Subsidiaries and the PRN India Business, each as defined in the Acquisition Agreement.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to Holdings, the Borrower and the Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Acquisition” means the acquisition pursuant to the terms of the Acquisition Agreement.

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“Acquisition Agreement” means that Purchase and Sale Agreement, dated as of December 14, 2015 (as amended, restated, supplemented or otherwise modified), by and among PWW Acquisition LLC, a Delaware limited liability company, and UBM plc, a public limited company organized in Jersey (the “Seller”).

“Acquisition Documents” means the Acquisition Agreement, all other agreements to be entered into between or among the Seller or its Affiliates and Holdings or its Affiliates in connection with the Acquisition and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.

“Acquisition Transaction” means any acquisition by Holdings, the Borrower or any Restricted Subsidiary that (x) is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (y) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, would not provide Holdings, the Borrower and the other Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such acquisition, as determined by the Borrower acting in good faith.

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional Revolving Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any natural person) that agrees to provide any portion of any (a) Incremental Revolving Commitment Increase or Additional/Replacement Revolving Commitments pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Revolving Lender shall be subject to the approval of the Administrative Agent (and, if such Additional Revolving Lender will provide an Incremental Revolving Commitment Increase or any Additional/Replacement Revolving Commitment and each Issuing Bank), in each case only if such consent would be required under Section 9.04(b) for an assignment of Revolving Loans or Revolving Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval in each case not to be unreasonably withheld, conditioned or delayed) and the Borrower.

“Additional Term Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any natural person) that agrees to provide any portion of any (a) Incremental Term Loans pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Term Lender shall be subject to the approval of the Administrative Agent if such consent would be required under Section 9.04(b) for an assignment of Term Loans or Term Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval in each case not to be unreasonably withheld, conditioned or delayed) and the Borrower.

“Additional/Replacement Revolving Commitment” has the meaning assigned to such term in Section 2.20(a).

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“Adjusted BA Rate” means, with respect to any Eurodollar Borrowing denominated in Canadian Dollars for any Interest Period, an interest rate per annum equal to (i) the BA Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Adjusted EURIBOR” means, with respect to any Eurodollar Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (i) EURIBOR for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing denominated in Dollars or an Alternative Currency (other than Canadian Dollars or Euros) for any Interest Period, an interest rate per annum equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate; provided that, (x) with respect to the Initial Term Loans only, the Adjusted LIBO Rate for any Interest Period shall not be less than 1.00% per annum and (y) in no event shall the Adjusted LIBO Rate be less than 0%.

“Administrative Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning specified in Section 2.24(a).

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Fund” means any Affiliated Lender that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent of their duties to Holdings or the Sponsor.

“Affiliated Lender” means, at any time, any Lender that is any Person (other than Holdings or any of its Subsidiaries) contemplated by the definition of Sponsor at such time.

“Agent” means any of the Administrative Agent, the Collateral Agent, each Joint Lead Arranger, any successors and assigns of the foregoing in such capacity, and “Agents” means two or more of them.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agreement” has the meaning given to such term in the preliminary statements hereto.

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“Agreement Currency” has the meaning assigned to such term in Section 9.17.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00% and (c) the Adjusted LIBO Rate for the applicable Loan on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1.00%; provided that, solely for purposes of the foregoing, the Adjusted LIBO Rate for any day shall be calculated using the LIBO Rate on such day at approximately 11:00 a.m. (New York City time) for a deposit in Dollars with a maturity of one month. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.  Notwithstanding the foregoing, with respect to the Initial Term Loans only, the Alternate Base Rate will be deemed to be 2.00% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 2.00% per annum.

“Alternative Currency” means Canadian Dollars, Euros, Sterling and each other currency (other than Dollars) that is requested by the Borrower and approved in accordance with Section 1.07.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the relevant Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of such Alternative Currency with Dollars.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“Applicable Fronting Exposure” means, with respect to any Person that is an Issuing Bank at any time, the sum of (a) the aggregate amount of all Letters of Credit issued by such Person in its capacity as an Issuing Bank (if applicable) that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements made by such Person in its capacity as an Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Borrower at such time.

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“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time); provided that, with respect to Letters of Credit, LC Disbursements and LC Exposure, “Applicable Percentage” shall mean the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time); provided further that, at any time any Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) with respect to any Initial Term Loan, (i) 5.00% per annum, in the case of an ABR Loan, or (ii) 6.00% per annum, in the case of a Eurodollar Loan, and (b) with respect to any Revolving Loan that is an ABR Loan or Eurodollar Loan, the applicable rate per annum set forth below under the caption “ABR Spread”, “Adjusted LIBO Rate or Adjusted BA Rate Spread” or “Adjusted EURIBOR Spread” as the case may be, based upon the Senior Secured First Lien Net Leverage Ratio as of the end of the fiscal quarter of Holdings for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b); provided that, for purposes of clause (b) above, until the date of the delivery of the consolidated financial statements pursuant to Section 5.01(b) as of and for the fiscal quarter ended September 30, 2016, the Applicable Rate shall be based on the rates per annum set forth in Category 1:

Senior Secured First Lien Net Leverage Ratio:	ABR Spread	Adjusted LIBO Rate or Adjusted BA Rate Spread	Adjusted EURIBOR Spread
Category 1 Greater than 3.50 to 1.00	4.75%	5.75%	5.75%
Category 2 Less than or equal to 3.50 to 1.00	4.50%	5.50%	5.50%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Senior Secured First Lien Net Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements and related Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate, at the option of the Administrative Agent or the Required Revolving Lenders, commencing upon written notice to the Borrower, shall be based on the rates per annum set forth in Category 1 (i) at any time that an Event of Default under Section 7.01(a) has occurred and is continuing and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter, the Category otherwise determined in accordance with this definition shall apply) or (ii) if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

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“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Foreign Bank” has the meaning assigned to such term in the definition of “Permitted Investments.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04(b)), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii)(A); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” means the Holdings Audited Financial Statements and the PRN Audited Financial Statements.

“Available Amount” means, as of any date of determination, a cumulative amount equal to (without duplication):

(a)          $50,000,000 (the “Starter Basket”), plus

(b)          the sum of an amount (which amount shall not be less than zero) equal to 50% of Consolidated Net Income of Holdings and its Restricted Subsidiaries for the period (treated as one accounting period) from January 1, 2016 to the end of the most recently ended Test Period as of such date, plus

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(c)          to the extent not included in Consolidated Net Income, returns, profits, distributions and similar amounts received in cash or Permitted Investments by Holdings and its Restricted Subsidiaries on Investments made using the Available Amount and cash received from the sale of Investments made using the Available Amount or pursuant to Section 6.04(o) or (cc), plus

(d)          Investments of Holdings, the Borrower or any of the Restricted Subsidiaries in any Unrestricted Subsidiary, non-Subsidiary joint venture or minority investment made using the Available Amount that has been re-designated as a Restricted Subsidiary or that has been merged, amalgamated or consolidated with or into Holdings, the Borrower or any Restricted Subsidiary, or the assets of which has been transferred to a Loan Party or any of its Restricted Subsidiaries (up to the fair market value determined in good faith by the Borrower of the Investments of Holdings, the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation), plus

(e)          to the extent not included in Consolidated Net Income, the Net Proceeds of a sale or other Disposition of any Unrestricted Subsidiary (including the issuance of stock of an Unrestricted Subsidiary), non-Subsidiary joint venture or minority investment received by Holdings, the Borrower or any Restricted Subsidiary (or the fair market value of the assets thereof that have been transferred to Holdings, the Borrower or any Restricted Subsidiary), plus

(f)          to the extent not included in Consolidated Net Income, dividends, profits, or other distributions, returns on capital or similar amounts received by Holdings, the Borrower or any Restricted Subsidiary from an Unrestricted Subsidiary, non-Subsidiary joint venture or minority investment (or from the sale of the assets thereof), plus

(g)          to the extent not included in Consolidated Net Income, the aggregate proceeds and the fair market value (as reasonably determined by the Borrower) of marketable securities or other property received by Holdings, the Borrower or a Restricted Subsidiary since the Effective Date from any Person other than the Borrower or a Restricted Subsidiary, plus

(h)          the aggregate amount of any Retained Declined Proceeds since the Effective Date, to the extent not applied to prepay the Second Lien Term Loans or any other Junior Financing, as contemplated by Section 2.11(e) and Section 6.07(b).

“Available Equity Amount” means a cumulative amount equal to (without duplication):

(a)          the Net Proceeds of new public or private issuances of Qualified Equity Interests (excluding Qualified Equity Interests the proceeds of which will be applied as Cure Amounts) in Holdings or any parent of Holdings which are contributed to the Holdings or the Borrower, plus

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(b)          capital contributions received by Holdings or the Borrower after the Effective Date in cash or Permitted Investments (other than in respect of any Disqualified Equity Interest), plus

(c)          the net cash proceeds received by Holdings, the Borrower or any Restricted Subsidiary from Indebtedness and Disqualified Equity Interest issuances issued after the Effective Date and which have been exchanged or converted into Qualified Equity Interests, plus

(d)          returns, profits, distributions and similar amounts received in cash or Permitted Investments by Holdings, the Borrower or any Restricted Subsidiary on Investments made using the Available Equity Amount.

“BA Rate” means, for any Interest Period with respect to a Eurodollar Borrowing denominated in Canadian Dollars, the rate per annum equal to the average discount rate for Canadian Dollar bankers’ acceptances of the appropriate face amount for such Interest Period as quoted on the Reuters Screen CDOR page (or such other page as is a replacement page for such bankers’ acceptances) as of 10:00 a.m., Toronto, Ontario time, on the date of determination; provided that the BA Rate, if negative, shall be deemed to be 0.00%.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Basel III” means: (A) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and (B) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011 as amended, supplemented or restated; and (C) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

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“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing or any committee thereof duly authorized to act on behalf of such board, manager or managing member, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preliminary statements hereto.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrowing” means Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (w) in the case of a Borrowing denominated in Dollars or any Alternative Currency (other than Canadian Dollars, Euros or Sterling), (i) in the case of a Eurodollar Revolving Borrowing, the lesser of $500,000 and the remaining Commitments of the applicable Class and (ii) in the case of an ABR Revolving Borrowing, the lesser of $250,000 and the remaining Commitments of the applicable Class, (x) in the case of a Borrowing denominated in Canadian Dollars, (i) in the case of a Eurodollar Revolving Borrowing, the lesser of CAD$500,000 and the remaining Commitments of the applicable Class and (ii) in the case of an ABR Revolving Borrowing, the lesser of CAD$250,000 and the remaining Commitments of the applicable Class, (y) in the case of a Borrowing denominated in Euro, the lesser of €500,000 and the remaining Commitments of the applicable Class and (z) in the case of a Borrowing denominated in Sterling, the lesser of ₤500,000 and the remaining Commitments of the applicable Class.

“Borrowing Multiple” means (w) in the case of a Borrowing denominated in Dollars or any Alternative Currency (other than Canadian Dollars, Euros or Sterling), (i) in the case of a Eurodollar Revolving Borrowing, $500,000 and (ii) in the case of an ABR Revolving Borrowing, $250,000, (x) in the case of a Borrowing denominated in Canadian Dollars, (i) in the case of a Eurodollar Revolving Borrowing, CAD$500,000 and (ii) in the case of an ABR Revolving Borrowing, CAD$250,000, (y) in the case of a Borrowing denominated in Euro, €500,000 and (z) in the case of a Borrowing denominated in Sterling, of ₤500,000.

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“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means (i) subject to clauses (ii) and (iii) below, any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or in Luxembourg are authorized or required by Requirements of Law to remain closed, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to Loans denominated in Euros or Sterling, any day that is a Business Day described in clause (i) and that is also (a) a day for trading by and between banks in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by Requirements of Law or other government action to remain closed in London, England and (b) in relation to any payment in Euros, a TARGET Day and (iii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Loans denominated in any other Alternative Currency, any day that is a Business Day described in clauses (i) and (ii) and that is also a day which is not a legal holiday or a day on which banking institutions are authorized or required by Requirements of Law or other government action to remain closed in the country of issuance of the applicable currency.

“Canadian Base Rate” means, for any day, a rate per annum equal to the rate which the principal office of the Administrative Agent in Toronto, Ontario then quotes, publishes and refers to as its “prime rate” and which is its reference rate of interest for loans in Canadian Dollars made in Canada to commercial borrowers, adjusted automatically with each quoted, published or displayed change in such rate, all without necessity of any notice to the Borrower or any other Person.

“Canadian Dollars” or “CAD$” means the lawful money of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on the Effective Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Agreement regardless of any change in GAAP following the Effective Date that would otherwise require such obligation to be recharacterized as a Capital Lease Obligation, to the extent that financial reporting shall not be affected hereby or thereby. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

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“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP as in effect on the Effective Date, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided further that all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on the Effective Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Agreement regardless of any change in GAAP following the Effective Date that would otherwise require such obligation to be recharacterized as a Capital Lease.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and its Restricted Subsidiaries.

“Cash Management Obligations” means (a) obligations of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements.

“Cash Management Services” has the meaning assigned to such term in the definition of “Secured Cash Management Obligations.”

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in an amount in excess of $25,000,000 in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Sections 956 and 957 of the Code.

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“Change in Control” means (a) the failure of Holdings prior to an IPO, or, after the IPO, the IPO Entity, directly or indirectly through wholly owned subsidiaries, to own all of the Equity Interests of each of (x) the Borrower and (y) GTCR Canyon UK Investments Ltd., (b) prior to an IPO, the failure by the Permitted Holders to own, directly or indirectly through one or more holding company parents of Holdings, beneficially and of record, Equity Interests in Holdings representing at least a majority of the aggregate ordinary voting power for the election of members of the Board of Directors of Holdings represented by the issued and outstanding Equity Interests in Holdings, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy, ownership of Equity Interests or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings, (c) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, other than the Permitted Holders (directly or indirectly, including through one or more holding companies), of Equity Interests representing 40% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the IPO Entity and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests in the IPO Entity held by the Permitted Holders, unless the Permitted Holders (directly or indirectly, including through one of more holding companies) otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings the IPO Entity or (d) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the Second Lien Credit Agreement, the documentation governing any Incremental Equivalent Debt, Junior Financing or other unsecured Indebtedness, in each case, that is Material Indebtedness.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of Holdings, the IPO Entity or the Borrower, as applicable, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (c) of this definition is triggered.

“Change in Law” means: (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by the United States, Canada, the European Union, United Kingdom or other foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” to the extent enacted, adopted, promulgated or issued after the date of this Agreement, but only to the extent such rules, regulations, or published interpretations or directives are applied to Holdings and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.15.

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“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Other Revolving Loans, Term Loans, Incremental Term Loans or Other Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Additional/Replacement Revolving Commitment, Other Revolving Commitment, Term Commitment or Other Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments, Other Term Loans, Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto), Additional/Replacement Revolving Commitments and Incremental Term Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date Intercreditor Agreement” means the Closing Date Intercreditor Agreement dated as of the Closing Date, substantially in the form of Exhibit E-2, between the Administrative Agent and the Second Lien Administrative Agent (and each other Senior Representative for holders of Indebtedness permitted by this Agreement to be secured by the Collateral), that becomes party thereto after the Effective Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agent” has the meaning given to such term in Section 8.01(b) and its successors in such capacity as provided in Article VIII.

“Collateral Agreement” means the Collateral Agreement among the Loan Parties party thereto and the Collateral Agent, substantially in the form of Exhibit D.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)          the Administrative Agent shall have received from (i) Holdings, any Intermediate Parent, the Borrower and each of the Restricted Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Person and (ii) Holdings, any Intermediate Parent, the Borrower and each Subsidiary Loan Party either (x) a counterpart of each applicable Security Document duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Subsidiary Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), either (A) to the extent applicable, a supplement to each applicable Security Document, substantially the form specified therein, duly executed and delivered on behalf of such Person or (B) a Security Document, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, to the extent reasonably requested by the Administrative Agent, documents of the type referred to in Section 4.01(d) within the time periods set forth in Sections 5.11 and 5.12;

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(b)          all outstanding Equity Interests of the Borrower, any Intermediate Parent and each Restricted Subsidiary (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Loan Party, shall have been pledged, charged or otherwise made subject to security pursuant to the applicable Security Document, and the Administrative Agent shall have received certificates, if any, representing all such Equity Interests to the extent constituting “certificated securities”, together with all certificates, documents of title and other documentary evidence of ownership and undated stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case, to the extent required to perfect the security interest therein in the jurisdiction of the issuer and, solely with respect to any Foreign Loan Party, all other documents required to enable: (x) the Collateral Agent (or its nominee) to perfect its security interest in such Equity Interests or (y) the Collateral Agent (or, upon enforcement, any purchaser) to be registered as the owner of, or otherwise to obtain legal title to, such Equity Interests pursuant to the applicable Security Documents;

(c)          if any Indebtedness for borrowed money of Holdings, any Intermediate Parent, the Borrower or any Subsidiary in a principal amount of $25,000,000 or more is owing by such obligor to any Loan Party and such Indebtedness shall be evidenced by a promissory note, such promissory note shall be pledged or otherwise secured pursuant to the applicable Security Document, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that the foregoing delivery requirement with respect to any intercompany indebtedness may be satisfied by delivery of an omnibus or global intercompany note executed by all Loan Parties as payees and all such obligors as payors;

(d)          all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property Security Agreements with respect to any Trademarks, Patents and Copyrights that are registered, issued or applied-for in the United States and that constitute Collateral, for the filing with the United States Patent or Trademark Office and the United States Copyright Office to the extent required by this Agreement, the Security Documents, Requirements of Law and as reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

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(e)          the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property duly executed and delivered by the record owner of such Mortgaged Property (if the Mortgaged Property is in a jurisdiction that imposes a mortgage recording or similar tax is imposed on the amount secured by such Mortgage, then the amount secured by such Mortgage shall be limited to the fair market value of such Mortgaged Property, as reasonably determined by Holdings), (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements (other than a creditor’s rights endorsement) as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the Administrative Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies), in an amount equal to the fair market value of such Mortgaged Property or as otherwise reasonably agreed by the parties; provided that in no event will the Borrower be required to obtain independent appraisals of such Mortgaged Properties, unless required by FIRREA, (iii) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property, and if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in special flood hazard area, a duly executed notice about special flood hazard area status and flood disaster assistance and evidence of such flood insurance as provided in Section 5.07(b), (iv) in each case if reasonably requested by the Administrative Agent, a customary legal opinion with respect to each such Mortgage, from counsel qualified to opine in each jurisdiction (i) where a Mortgaged Property is located regarding the enforceability of the Mortgage and (ii) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized or incorporated, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other customary matters as may be in form and substance reasonably satisfactory to the Administrative Agent, (v) a survey or existing survey together with a no change affidavit of such Mortgaged Property, in compliance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys and otherwise reasonably satisfactory to the Administrative Agent, and (vi) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings in appropriate county land office(s).

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Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the terms of the Security Documents to be entered into by the Foreign Loan Parties and each other guaranty and security document delivered or to be delivered under this Agreement by a Foreign Loan Party and any obligation to enter into or perfect or otherwise carry out any action in connection with such document or obligation by any Foreign Loan Party shall be subject in all respects to the Guaranty and Security Principles, (b) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent and the Borrower reasonably agree in writing that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to Holdings and its Affiliates (including the imposition of withholding or other material taxes)), is excessive in relation to the benefits to be obtained by the Lenders therefrom or, in the case of a Foreign Loan Party, is not customary in the jurisdiction of incorporation of that Loan Party; (c) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in this Agreement and the Security Documents; (d) in no event shall control agreements or other control or similar arrangements be required with respect to cash, Permitted Investments, other deposit accounts, securities and commodities accounts (including securities entitlements and related assets), letter of credit rights or other assets requiring perfection by control (but not, for avoidance of doubt, possession); (e) in no event shall any Loan Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of a Covered Jurisdiction (or, with respect to Intellectual Property, in any jurisdiction outside the United States or United Kingdom) or outside of the country where such Loan Party is formed or incorporated (except that perfection action may be required in the jurisdiction of incorporation of any Foreign Loan Party in relation to security granted over its equity interests held by another Foreign Loan Party incorporated in a different jurisdiction), and no actions in any non-Covered Jurisdiction (or, with respect to Intellectual Property, in any jurisdiction outside the United States or United Kingdom) or required by the laws of any non-Covered Jurisdiction (or, with respect to Intellectual Property, by the laws of any jurisdiction outside the United States or United Kingdom) shall be required to be taken to create any security interests in assets located or titled outside of any Covered Jurisdiction (including in any Equity Interests of Subsidiaries organized outside of a Covered Jurisdiction), or in any Intellectual Property governed by, arising, existing, registered or applied-for under the laws of any jurisdiction other than the United States or United Kingdom, or to perfect or make enforceable any security interests in any such assets (it being understood that (i) all security granted by a Domestic Loan Party (other than Mortgages) shall be governed by the law of the state of New York, (ii) all security granted by a Foreign Loan Party (other than share security over its subsidiaries that are Loan Parties) shall be governed by the law of the country of incorporation of such Loan Party and (iii) all share security granted by a Loan Party over the shares in a subsidiary that is located in a Covered Jurisdiction shall be governed by the law of the country of incorporation of such subsidiary); (f) in no event shall any Loan Party be required to complete any filings or other action with respect to perfection of security interests in assets subject to certificates of title beyond the filing of UCC financing statements (and, if applicable, corresponding or customary filings in the country of organization of any other Loan Party); (g) other than the filing of UCC financing statements (and, if applicable, corresponding or customary filings in the country of organization of any other Loan Party), no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $25,000,000; (h) in no event shall any Domestic Loan Party be required to complete any filings or other action (including entering into any source code escrow arrangements or seeking registration of any Copyrights) with respect to security interests in Intellectual Property beyond the filing of Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office; (i) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements (and, if applicable, corresponding or customary filings in the country of organization of any other Loan Party)); (j) in no event shall environmental reports be required to be delivered to the Administrative Agent or the Lenders; and (k) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) and any other obligations under this definition where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement (including as set forth on Schedule 5.14) or the Security Documents.

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Notwithstanding the foregoing provisions of this definition or any other Loan Document to the contrary, to the extent necessary in connection with an IPO Reorganization Transaction, Holdings and any Intermediate Parent may release the guarantees, pledges and Collateral so long as (i) no Change of Control shall have occurred after giving effect to such IPO Reorganization Transaction, (ii) the IPO entity or other Loan Party shall provide a pledge of the stock of 100% of the Equity Interests of (x) the Borrower or Intermediate U.S. Holdings and (y) GTCR Canyon UK Investments Ltd and (iii) the other conditions set forth in the definition of “IPO Reorganization Transaction” are satisfied.

“Commitment” means with respect to any Lender, its Revolving Commitment, Other Revolving Commitment of any Class, Term Commitment, Other Term Commitment of any Class or any combination thereof (as the context requires).

“Commitment Fee Percentage” means, for any day, the applicable percentage set forth below under the caption “Commitment Fee Percentage” based upon the Senior Secured First Lien Net Leverage Ratio as of the end of the fiscal quarter of Holdings for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b); provided that, until the date of the delivery of the consolidated financial statements pursuant to Section 5.01(b) as of and for the fiscal quarter ended September 30, 2016, the Commitment Fee Percentage shall be based on the rates per annum set forth in Category 1:

Senior Secured First Lien Net Leverage Ratio	Commitment Fee Percentage
Category 1	0.50%

Greater than or equal to 3.50 to 1.00

Category 2	0.375%

Less than 3.50 to 1.00

For purposes of the foregoing, each change in the Commitment Fee Percentage resulting from a change in the Senior Secured First Lien Net Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements and related Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Commitment Fee Percentage, at the option of the Administrative Agent or the Required Revolving Lenders, commencing upon written notice to the Borrower, shall be based on the rates per annum set forth in Category 1 (i) at any time that an Event of Default under Section 7.01(a) has occurred and is continuing and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter, the Category otherwise determined in accordance with this definition shall apply) or (ii) if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

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“Commitment Letter” means the commitment letter among the Borrower, the Joint Lead Arrangers, the Joint Lead Arrangers’ respective Affiliates party thereto, and the other parties thereto dated as of December 14, 2015.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means the certificate required to be delivered pursuant to Section 5.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a)          without duplication and to the extent deducted (and not added back), other than with respect to clauses (xvi), (xx) and (xxi), in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)          total interest expense and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets plus (B) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest expense in accordance with GAAP plus (C) the implied interest component of synthetic leases with respect to such period plus (D) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments plus (E) bank and letter of credit fees and banker’s acceptance fees and costs of surety bonds in connection with financing activities, plus (F) any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility;

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(ii)         provision for taxes based on income, profits or capital and sales taxes, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations;

(iii)        Non-Cash Charges as elected by the Borrower;

(iv)        operating expenses incurred on or prior to the Effective Date attributable to (A) salary obligations paid to employees terminated prior to the Effective Date and (B) wages paid to executives in excess of the amounts the Acquired Companies and its Subsidiaries are required to pay pursuant to any employment agreements;

(v)         extraordinary charges, expenses or losses in accordance with GAAP;

(vi)        unusual or non-recurring charges, expenses or losses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), integration costs, severance, relocation costs, office and facilities’ opening costs and other business optimization expenses (including related to new product introductions and new system design and implementation costs), recruiting costs and fees, signing fees, expenses, costs and bonuses, retention or completion bonuses, contract termination costs, transaction fees and expenses, transition costs, systems establishment costs, costs related to closure/consolidation of office and facilities, costs related to the implementation of operational and reporting systems and technology initiatives, consulting fees and expenses, any one time expense relating to enhanced accounting function or other transaction costs (including those associated with becoming a standalone entity or a public company), costs incurred in connection with acquisitions and non-recurring intellectual property development, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), project start up costs or any other costs incurred in connection with any of the foregoing;

(vii)       restructuring costs, charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements;

(viii)      the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary deducted (and not added back in such period) in calculating Consolidated Net Income;

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(ix)         (A) transaction fees and expenses and management fees, indemnities and expenses paid pursuant to the Sponsor Management Agreement and the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsor (including any termination fees payable in connection with the early termination of management and monitoring agreements) and (B) the amount of expenses relating to payments made to option holders of Holdings or any Holdings Parent in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted by the Loan Documents;

(x)          losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(xi)         any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such loss has not been realized);

(xii)        any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period;

(xiii)       any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (d)(iv) and (d)(v) below;

(xiv)      any costs or expenses incurred by Holdings, the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of Holdings or Net Proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests);

(xv)       any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;

(xvi)      any other add-backs and adjustments previously identified and agreed to by the Administrative Agent, including all such add-backs and adjustments set forth in the Sponsor Model or the Information Memorandum;

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(xvii)     the amount of losses on Dispositions of accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(xviii)    any increase in expenses resulting from the revaluation of inventory (including any impact of changes of inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments;

(xix)       charges, losses or expenses to the extent indemnified or insured or reimbursed by a third party;

(xx)        solely for purposes of determining compliance with the Financial Performance Covenant in respect of any period which includes the exercise of a Cure Right (but not for the determination of the Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio for any other purposes), any Cure Amount; and

(xxi)       to the extent that any Holdings Parent Specified Expenses would have been added back to Consolidated EBITDA pursuant to clauses (a)(i) through (xx) above had such charge, tax or expense been incurred directly by Holdings, such Holdings Parent Specified Expenses;

plus

(b)          without duplication, the amount of “run rate” cost savings, operating expense reductions, other operating improvements and “run rate” synergies related to the Transactions, any Specified Transaction, any restructuring, cost saving initiative or other initiative projected by the Borrower in good faith to result from actions (including the Acquisition) taken, committed to be taken or expected to be taken, in each case on or prior to the date that is 18 months after the end of the relevant Test Period (including actions initiated prior to the Effective Date) (which cost savings, operating expense reductions, other operating improvements and synergies shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) a Financial Officer of the Borrower shall certify in a Compliance Certificate that such cost savings are reasonably identifiable and factually supportable and (B) no cost savings, operating expense reductions, other operating improvements or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in clauses (a)(vi) and (a)(vii) above or in the definition of “Pro Forma Adjustment” (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken); provided further that such anticipated “run rate” cost savings and synergies added back pursuant to this clause (b) only (together with any anticipated “run rate” synergies added to the calculation of Consolidated EBITDA pursuant to the definition of “Pro Forma Adjustment”), in each case solely in respect of Acquisitions and Dispositions, and together with the anticipated “run rate” synergies from other actions described in this clause (b) or the definition of Pro Forma Adjustment, shall not exceed, in the aggregate for such period, 20% of Consolidated EBITDA (determined after giving effect to all such amounts added pursuant to this clause (b) and the definition or “Pro Forma Adjustment”); provided, further that, for the avoidance of doubt, the amount of any such (x) items that would be permitted to be included in financial statements prepared in accordance with Regulation S-X and (y) items resulting from, or in connection with, the Transactions, in either case, shall not be subject to or included in the calculation of such 20% limitation.

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plus

(c)          to the extent covered by business interruption insurance and actually reimbursed or otherwise paid in cash, expenses or losses relating to business interruption or, so long as Holdings or the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

less

(d)          without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)          extraordinary gains and unusual or non-recurring gains;

(ii)         non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(iii)        gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(iv)        any non-cash gain attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such gain has not been realized);

(v)         any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in such period; and

(vi)        any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xii) and (a)(xiii) above; plus

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in each case, as determined on a consolidated basis for Holdings and the Restricted Subsidiaries in accordance with GAAP; provided that:

(I)         to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging,

(II)        there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) to the extent not included in Consolidated Net Income, the Acquired EBITDA of any Person, property, business, line of business, division, business unit or asset acquired by Holdings, the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business, line of business, division, business unit or assets to the extent not so acquired) (each such Person, property, business, line of business, division, business unit or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment equal to the amount of the Pro Forma Adjustment for such period (including the portion thereof occurring prior to such acquisition or conversion);

(III)       there shall be (A) to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business, line of business, division, business unit or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations in accordance with GAAP (other than (x) if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period and (y) for periods prior to the applicable sale, transfer or other disposition, if the Disposed EBITDA of such Person, property, business, line of business, division, business unit or asset is positive (i.e., if such Disposed EBITDA is negative, it shall be added back in determining Consolidated EBITDA for any period)) by Holdings, the Borrower or any Restricted Subsidiary during such period (each such Person, property, business, line of business, division, business unit or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) to the extent not included in Consolidated Net Income, included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal);

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(IV)        to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to the Transaction or any Permitted Acquisition (or other Investment permitted hereunder); and

(V)         to the extent not already included in Consolidated Net Income, Consolidated EBITDA shall include the amount of proceeds received or due from reimbursement of expenses and charges pursuant to indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder.

For the purposes of determining the Senior Secured First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio for any relevant Test Period, Consolidated EBITDA shall be deemed to equal (a) $66,599,000 for the fiscal quarter ended March 31, 2015, (b) $75,384,000 for the fiscal quarter ended June 30, 2015, (c) $68,756,000 for the fiscal quarter ended September 30, 2015 and (d) $72,598,000 for the fiscal quarter ended December 31, 2015 (it being understood that such amounts are subject to adjustments, as and to the extent otherwise contemplated in this Agreement, in connection with any Pro Forma Adjustment or any calculation on a Pro Forma Basis).

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(a)          extraordinary items for such period,

(b)          the cumulative effect of a change in accounting principles during such period,

(c)          any Transaction Costs incurred during such period,

(d)          any accruals, payments, fees, costs and expenses (including rationalization, legal, tax, structuring, financial advisory, investment banking, any transaction or retention bonus or similar payment and fees, costs and expenses of any counsel, consultants or other advisors and other costs and expenses) incurred during such period, or any amortization thereof for such period, in connection with the Transactions, any Specified Transactions, any non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investments (including any earn-outs), Restricted Payments, Dispositions, recapitalization, issuances of Indebtedness or Equity Interests (including any initial public offering) or repayment of debt, refinancing transactions or amendment or other modification of any debt instrument, and restructurings, workouts and extensions and refinancings of any of the foregoing, non-competition agreements, one-time accruals, up-front fees, financing fees, commitment fees, costs, expenses or premiums related to any repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of or waiver or consent relating to any debt instrument (in each case, including the Transaction Costs and any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed and including costs and expenses of the Administrative Agent and Lenders that are reimbursed and fees paid to the Permitted Holders) and any charges or non-recurring merger or amalgamation costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

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(e)          any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(f)          accruals and reserves that are established or adjusted as a result of the Transactions or any Permitted Acquisition or other Investment not prohibited under this Agreement in accordance with GAAP (including any adjustment of estimated payouts on earn-outs) or changes as a result of the adoption or modification of accounting policies during such period;

(g)          stock-based award compensation expenses,

(h)          any income (loss) attributable to deferred compensation plans or trusts,

(i)          the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration, and

(j)          currency translation gains and losses related to currency remeasurements of assets, liabilities or indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),

There shall be included in Consolidated Net Income, without duplication, (i) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period, (ii) any dividends or other distributions received in cash or other Permitted Investments from Unrestricted Subsidiaries and (iii) the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries), as a result of the Transactions, any acquisition or Investment consummated prior to the Effective Date and any Permitted Acquisitions (or other Investment not prohibited hereunder) or the amortization or write-off of any amounts thereof.

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“Consolidated Senior Secured First Lien Net Indebtedness” means, as of any date of determination, the aggregate amount of Senior Secured First Lien Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Senior Secured First Lien Indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit (and in the case of trade letters of credit, unreimbursed for more than three (3) Business Days and the principal portion of obligations in respect of Capitalized Leases but excluding any obligations under or in respect of Qualified Securitization Facilities), minus the lesser of (x) the aggregate amount of cash and Permitted Investments of Holdings and its Restricted Subsidiaries (excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of such date) and (y) $100,000,000.

“Consolidated Senior Secured Net Indebtedness” means, as of any date of determination, the aggregate amount of Senior Secured Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Senior Secured Indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit (and in the case of trade letters of credit, unreimbursed for more than three (3) Business Days) and the principal portion of obligations in respect of Capitalized Leases, but excluding any obligations under or in respect of Qualified Securitization Facilities, minus the lesser of (x) the aggregate amount of cash and Permitted Investments of Holdings and its Restricted Subsidiaries (excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of such date) and (y) $100,000,000.

“Consolidated Total Net Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit (and in the case of trade letters of credit, unreimbursed for more than three (3) Business Days) and the principal portion of obligations in respect of Capitalized Leases, but excluding any obligations under or in respect of Qualified Securitization Facilities, minus the lesser of (x) the aggregate amount of cash and Permitted Investments of Holdings and its Restricted Subsidiaries (excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of such date) and (y) $100,000,000.

“Consolidated Working Capital” means, at any date, the excess (which may be negative) of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date, excluding the current portion of deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries on such date, but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans, Second Lien Term Loans and obligations under Letters of Credit and Capital Lease Obligations to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) accrual of any costs or expenses related to restructuring reserves, (vi) the current portion of pension liabilities and (vii) deferred revenue; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations or (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent.

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“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow.”

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Restricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Copyright” has the meaning assigned to such term in the Collateral Agreement.

“Core Acquisition” means the acquisition by Holdings or certain of its Subsidiaries of the issued and outstanding equity interests of each Core PRN Company (as defined in the Acquisition Agreement), all of the PRN India Purchased Assets (as defined in the Acquisition Agreement) and the assumption by Holdings or certain of its Subsidiaries of the PRN India Assumed Liabilities (as defined in the Acquisition Agreement) pursuant to the terms of the Acquisition Agreement.

“Covered Elective Jurisdiction” has the meaning assigned to such term in the definition of “Covered Jurisdiction”.

“Covered Jurisdiction” means each of (a) the United States (or any state, commonwealth or territory thereof or the District of Columbia), (b) the United Kingdom, (c) the Netherlands, (d) Luxembourg and (e) Ireland. Furthermore, from time to time after the Effective Date, the Borrower may elect (by written notice to the Administrative Agent) that one or more additional jurisdictions be added to the list of Covered Jurisdictions. In such event, such elective jurisdictions (“Covered Elective Jurisdictions”) shall be added to (and thereafter form part of) the list of Covered Jurisdictions. The Borrower may at any time elect to release the guarantees of any entity in a Covered Elective Jurisdiction and/or remove such jurisdiction from the list of Covered Jurisdictions upon notice to the Administrative Agent; provided that (a) no Event of Default shall have occurred and be continuing or would result therefrom and (b) the release of guarantees of any entity shall constitute (i) the incurrence by such entity of any Investment, Indebtedness or Liens of such entity existing at such time that were incurred when such entity was a Loan Party, tested for such entity’s revised status as a non-Loan Party and (ii) an Investment by Holdings in such entity at the date of release in an amount equal to the fair market value (as determined in good faith by the Borrower) of Holdings’ or its Subsidiary’s (as applicable) investment therein made while such entity was a Loan Party.

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“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained by the Borrower (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, Revolving Loans (or unused Revolving Commitments), (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (plus any premium, original issue discount and upfront fees, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, repayment, replacement or refinancing and the incurrence of such new Credit Agreement Refinancing Indebtedness) plus additional amounts to the extent otherwise permitted to be incurred under this Agreement (which additional amounts, for the avoidance of doubt, do not constitute Credit Agreement Refinancing Indebtedness), (b) (i) (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature prior to the maturity date of the Refinanced Debt) does not mature earlier than or, except in the case of Revolving Commitments, have a Weighted Average Life to Maturity shorter than the Refinanced Debt and (ii) if such Indebtedness is unsecured or secured by the Collateral on a junior lien basis to the Secured Obligations, does not have scheduled amortization or required payments of principal prior to the maturity date of the Refinanced Debt (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature prior to the maturity date of the Refinanced Debt) (except for customary payments in respect of asset sales, insurance and condemnation proceeds events, change of control or similar events and AHYDO catch up payments and offers to purchase upon an event of default), (c) shall not be guaranteed by any entity that is not, or that does not substantially concurrently become, a Loan Party, (d) in the case of any secured Indebtedness that is (i) not secured by any assets not securing the Secured Obligations and (ii) subject to the relevant Intercreditor Agreement(s) and (e) has covenants and events of default (excluding, for the avoidance of doubt, pricing, interest rate margins, rate floors, discounts, fees, collateral, guarantees, premiums and prepayment or redemption provisions) that are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the covenants and events of default of this Agreement (when taken as a whole) are to the Lenders (unless (x) such covenants or other provisions are applicable only to periods after the maturity date of the Refinanced Debt at the time of such refinancing, (y) the Revolving Lenders or the Lenders under the Initial Term Loans, as applicable, also receive the benefit of such more favorable covenants and events of default (together with, at the election of the Borrower, any applicable “equity cure” provisions with respect to any financial maintenance covenant) (it being understood that, to the extent that any covenant, event of default or guarantee is added or modified for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant, event of default or guarantee is (i) also added or modified for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness, (ii) with respect to any “springing” financial maintenance covenant or other covenant only applicable to, or for the benefit of, a revolving credit facility, also added for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) or (iii) only applicable after the Latest Maturity Date at the time of such refinancing) or (z) such terms and conditions are reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, it is understood and agreed that (x) notwithstanding anything in this Agreement to the contrary, in the case of any Indebtedness incurred to modify, refinance, refund, extend, renew or replace Indebtedness initially incurred in reliance on and measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, and such modification, refinancing, refunding, extension, renewal or replacement would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the percentage of Consolidated EBITDA on the date of such modification, refinancing, refunding, extension, renewal or replacement, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as such incurrence otherwise constitutes “Credit Agreement Refinancing Indebtedness” and (y) such Credit Agreement Refinancing Indebtedness shall not be subject to any “most favored nation” pricing provisions.

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“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“Cure Termination Date” has the meaning assigned to such term in Section 7.02(a).

“Debt Repayment” means the repayment, refinancing, roll over, termination, discharge, defeasance or release, or the arrangement for the repayment, refinancing, roll over, termination, discharge, defeasance or release in a manner reasonably satisfactory to the Administrative Agent of: (i) all Indebtedness and guaranties and security granted by Holdings and its Subsidiaries under the credit facilities evidenced by the First Lien Credit Agreement, dated as of May 30, 2014 (as amended, restated, supplemented or otherwise modified), among the Borrower, Intermediate U.S. Holdings, Holdings, Jefferies Finance LLC, as administrative agent and collateral agent, and each lender from time to time party thereto, (ii) all Indebtedness and guaranties and security granted by Holdings and its Subsidiaries under the credit facilities evidenced by the Second Lien Credit Agreement, dated as of May 30, 2014 (as amended, restated, supplemented or otherwise modified), among the Borrower, Intermediate U.S. Holdings, Holdings, Jefferies Finance LLC, as administrative agent and collateral agent, and each lender from time to time party thereto, (iii) all obligations of the Acquired Companies under any Indebtedness (other than Indebtedness contemplated to remain outstanding under the Acquisition Agreement or which the Joint Lead Arrangers otherwise permit to remain outstanding) owed to the Seller or its subsidiaries which will remain subsidiaries of Seller (and not Holdings) following the Acquisition, and (iv) all Indebtedness and guaranties and security granted under the Note Purchase Agreement, dated as of January 26, 2015 (as amended, restated supplemented or otherwise modified), among Canyon Investments S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), Canyon Holdings S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), and the holders from time to time party thereto.

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“Debtor Relief Laws” means the Bankruptcy Code, the Insolvency Act of 1986 of the United Kingdom and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, examinership or similar debtor relief laws of the United States, the United Kingdom, Luxembourg, the Netherlands or other applicable jurisdictions (domestic or foreign) from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to perform any of its funding obligations hereunder (or otherwise failed to pay over to the Administrative Agent any amounts owed by such Lender hereunder), including in respect of its Loans or participations in respect of Letters of Credit, within one (1) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or any Lender that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)) or any Issuing Bank, to confirm in a manner satisfactory to the Administrative Agent, such Issuing Bank and the Borrower that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become or is insolvent (or has admitted in writing that it is insolvent), (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had a receiver, conservator, trustee, administrator, examiner, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a substantial part of its assets or a custodian appointed for it or a substantial part of its assets, (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (v) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, where such ownership interest or proceeding does not result in or provide such Lender or Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Person.

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“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the Loan Document Obligations with respect to the Letters of Credit issued by such Issuing Bank other than Loan Document Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit I.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit J, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offers, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable unless a shorter period is agreed to between the Borrower and the Auction Agent.

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“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Dispose” and “Disposition” each have the meaning assigned to such term in Section 6.05.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period through (but not after) the date of such disposition, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to Holdings and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)          matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)          is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)          is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date ninety-one (91) days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change in control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after the Termination Date and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person or as a result of such employee’s termination, death or disability.

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“Disqualified Lenders” means (i) those Persons identified by the Borrower to the Joint Lead Arrangers in writing prior to December 14, 2015 as being “Disqualified Lenders”, (ii) those Persons who are competitors of Holdings and its Subsidiaries and are identified by the Sponsor or the Borrower to the Administrative Agent from time to time in writing, which designation shall not apply retroactively to disqualify any Persons that previously acquired an assignment or participation interest in any Loan prior to such designation, (iii) Excluded Affiliates and (iv) in the case of each Person identified pursuant to clauses (i) or (ii) above, any of their Affiliates that are either (x) identified in writing by the Sponsor or the Borrower to the Administrative Agent from time to time or (y) known or reasonably identifiable as an Affiliate of any such Person. Upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is a Disqualified Lender, the Administrative Agent shall be permitted to disclose to such Lender and such specific potential assignee (x) whether such specific potential assignee or prospective participant is a Disqualified Lender or (y) the identity of any other Disqualified Lender which the Administrative Agent reasonably believes may be an Affiliate of such specified potential assignee or prospective participant.

“Dollar Amount” means, at any time:

(a)          with respect to an amount denominated in Dollars, such amount;

(b)          with respect to any amount denominated in a currency other than Dollars, where a determination of such amount is required to be made under any Loan Document by the Administrative Agent or any Issuing Bank, the equivalent amount thereof in Dollars as determined by the Administrative Agent or such Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such alternative currency; and

(c)          with respect to any amount denominated in a currency other than Dollars, where a determination of such amount is required to be made under any Loan Document by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, the equivalent amount thereof in Dollars as determined on the basis of the Exchange Rate for such currency and as determined in accordance with Section 1.08.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Loan Party” means any Loan Party organized or incorporated in the United States (or any state thereof or the District of Columbia).

“Domestic Subsidiary” means any Subsidiary of Holdings organized or incorporated in the United States (or any state, thereof or the District of Columbia).

“Dutch Loan Guarantor” means a Loan Guarantor incorporated under Netherlands law.

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“Dutch Omnibus Pledge Deed” means the substantially all assets pledge deed governed by Dutch law and entered into by each Foreign Loan Party incorporated in the Netherlands.

“Dutch Security Documents” means the Dutch Omnibus Pledge Deed and the Dutch Share Pledge Deed.

“Dutch Share Pledge Deed” means each pledge over shares governed by Dutch law and entered into in respect of the Equity Interests in any Foreign Loan Party incorporated in the Netherlands in favor of the Collateral Agent.

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(d) with respect to any fiscal year of Holdings, if the Senior Secured First Lien Net Leverage Ratio (after giving effect to the applicable prepayment pursuant to Section 2.11(d), and after giving effect to any voluntary prepayments made pursuant to Section 2.11(a) prior to the date of such prepayment) as of the end of such fiscal year is (a) greater than 3.50 to 1.00, 75% of Excess Cash Flow for such fiscal year, (b) greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00, 50% of Excess Cash Flow for such fiscal year, (c) greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00, 25% of Excess Cash Flow for such fiscal year and (d) less than or equal to 2.50 to 1.00, 0% of Excess Cash Flow for such fiscal year.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means June 16, 2016.

“Effective Date Loan Parties” means (i) Holdings, (ii) each Domestic Loan Party that was a Restricted Subsidiary of Holdings (including the Borrower) on or prior to the Effective Date and (iii) each other Subsidiary of Holdings that is a Loan Party as of the Effective Date (if any).

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“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent and the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees , including upfront or similar fees or original issue discount (amortized over the shorter of (a) the remaining Weighted Average Life to Maturity of such Indebtedness and (b) the four years following the date of incurrence thereof) payable generally to lenders or other institutions providing such Indebtedness, but excluding any arrangement, syndication, commitment, prepayment, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with all relevant syndicate Lenders and, if applicable, consent fees for an amendment paid generally to consenting Lenders; provided that with respect to any Indebtedness that includes a “LIBOR floor” or “Base Rate floor,” (i) to the extent that the LIBO Rate or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (ii) to the extent that the LIBO Rate or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Electing Guarantor” any Excluded Subsidiary organized in a Covered Jurisdiction that, at the option and in the sole discretion of the Borrower, has been designated a Subsidiary Loan Party.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than Holdings, any Intermediate Parent, the Borrower or any of their respective Affiliates), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment made to a Disqualified Lender unless (A) such assignment resulted from the Administrative Agent’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (B) such assignment resulted from a material breach of the Loan Documents by the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or to the extent relating to exposure to Hazardous Materials, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities) directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Equity Financing” means the contribution by the Sponsor, the Management Investors and the other Investors on or prior to the Effective Date, directly or indirectly of cash equity contributions to Holdings or, solely to the extent used on the Effective Date for the purposes described in clause (iv) of the definition of “Debt Repayment,” a Holdings Parent.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person (whether evidenced by share certificates (or similar) or not).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan or by application of Section 4069 of ERISA with respect to any terminated plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or to an intention to terminate or to appoint a trustee to administer any plan or plans in respect of which such Loan Party or ERISA Affiliate would be deemed to be an employer under Section 4069 of ERISA; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability, or the failure of a Loan Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any Withdrawal Liability; or (i) the withdrawal of a Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

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“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” means, for any Interest Period with respect to a Eurodollar Borrowing denominated in Euros, the rate per annum equal to (i) the Euro interbank offered rate administered by the European Money Markets Institute (or such other commercially available source providing quotations of that rate as may be designated by the Administrative Agent from time to time, including any Person that takes over administration of the rate) displayed on page EURIBOR01 of the Thomson Reuters screen (or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters) at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period, for Euro deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, then the “EURIBOR” for such Interest Period shall be the Interpolated Rate.

“Euro” or “€” means the lawful single currency of the Participating Member States.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to (i) the Adjusted LIBO Rate (in the case of Loans denominated in Dollars or any Alternative Currency other than Canadian Dollars and Euros), (ii) the Adjusted BA Rate (in the case of Revolving Loans denominated in Canadian Dollars) or (iii) Adjusted EURIBOR (in the case of Revolving Loans denominated in Euros).

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)          the sum, without duplication, of:

(i)          Consolidated Net Income for such period,

(ii)         an amount equal to the amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income,

(iii)        decreases in Consolidated Working Capital, and

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(iv)        an amount equal to the aggregate net non-cash loss on dispositions by Holdings and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; less

(b)          the sum, without duplication, of:

(i)          an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income of proceeds received or due from business interruption insurance or reimbursement of expenses and charges pursuant to indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Agreement to the extent such amounts are due but not received during such period) and cash charges, expenditures and losses added to (or excluded from the determination of) Consolidated Net Income pursuant to clauses (a) through (k) of the definition of “Consolidated Net Income” (other than cash charges in respect of Transaction Costs paid on or about the Effective Date to the extent financed with the proceeds of long-term Indebtedness incurred on the Effective Date),

(ii)         without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of capital expenditures and intellectual property development expenditures made in cash or accrued during such period, except to the extent that such expenditures were financed with the proceeds of long-term Indebtedness of Holdings and its Restricted Subsidiaries,

(iii)        the aggregate amount of all principal payments of Indebtedness (including (1) Second Lien Term Loans, (2) the principal component of payments in respect of Capitalized Leases and (3) the amount of any mandatory prepayment of Loans to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding all other prepayments of Term Loans or other Senior Secured First Lien Indebtedness and all prepayments of revolving loans (including Revolving Loans (except to the extent the prepayment thereof reduces the Borrower’s prepayment obligation pursuant to clause (i) of the proviso to the first sentence of Section 2.11(d)) made during such period, other than (A) in respect of any revolving credit facility except to the extent there is an equivalent permanent reduction in commitments thereunder and (B) to the extent financed with the proceeds of other long-term Indebtedness of Holdings or its Restricted Subsidiaries,

(iv)        an amount equal to the aggregate net non-cash gain on dispositions by Holdings and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)         increases in Consolidated Working Capital for such period,

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(vi)        cash payments by Holdings and its Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and its Restricted Subsidiaries other than Indebtedness,

(vii)       without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of Investments (other than Investments in Permitted Investments) and acquisitions made in accordance with Section 6.04 (other than Investments pursuant to Section 6.04(a), (c), (e)(ii), (g), (k), (o), (p), (q) or (hh)) to the extent that such Investments and acquisitions were not financed with the proceeds of long-term Indebtedness of Holdings or its Restricted Subsidiaries,

(viii)      the amount of dividends and other Restricted Payments (including the amount of Tax Distributions made by the Borrower during such period or payable after such period in respect of income generated during such period) pursuant to Section 6.07(a) (other than pursuant to Section 6.07(a)(i), (a)(ii), (a)(vi), (a)(viii), (a)(xiii), (a)(xv) or (a)(xvii)), in each case to the extent not deducted in arriving at Consolidated Net Income) and paid in cash during such period or payable in respect of such period, to the extent such dividends and Restricted Payments were not financed with the proceeds of long-term Indebtedness of Holdings or its Restricted Subsidiaries; provided that any amount deducted for such period in respect of amounts payable during a subsequent period shall not be deducted in any subsequent period and, to the extent not actually paid during such subsequent period, shall be added to Excess Cash Flow for such subsequent period;

(ix)         the aggregate amount of payments and expenditures actually made by Holdings and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees and restructuring charges) to the extent that such payments and expenditures are not expensed during such period,

(x)          cash payments by Holdings and its Restricted Subsidiaries during such period in respect of Non-Cash Charges included in the calculation of Consolidated Net Income in any prior period,

(xi)         the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, in each case to the extent not deducted in determining Consolidated Net Income,

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(xii)        at the option of the Borrower, and without duplication of amounts deducted from Excess Cash Flow in prior periods, (1) the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such period, or at the option of the Borrower, after the applicable period and prior to the applicable Excess Cash Flow due date, and (2) to the extent set forth in a certificate of a Financial Officer delivered to the Administrative Agent at or before the time the Compliance Certificate for the period ending simultaneously with such Test Period is required to be delivered pursuant to Section 5.01(d) (which shall be satisfied if such certification is included in the Compliance Certificate), the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash expenditures by the Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Permitted Acquisitions, other Investments (other than Investments in Permitted Investments pursuant to Section 6.04(a) and Investments pursuant to Section 6.04(a), (c), (e)(ii), (g), (k), (o), (p), (q) or (hh)), restructuring charges, or capital expenditures (including Capitalized Software Expenditures or other purchases or development of Intellectual Property) to be consummated or made during a subsequent Test Period (and in the case of Planned Expenditures, the immediately succeeding fiscal year); provided, that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investments, restructuring charges or capital expenditures during such Test Period is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Test Period, and

(xiii)       the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; and

(xiv)      the aggregate amount of Transaction Costs incurred during such period.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchange Rate” means, on any day, for purposes of determining the Dollar Amount of any currency, the currency exchange rate at which such other currency may be exchanged into Dollars at the time of determination based on such rate in effect on the First Business Day of the Fiscal Quarter of Holdings in which such determination occurs or in respect of which such determination is made, for the most recently ended fiscal month of Holdings, as reasonably determined in good faith by the Borrower based on commonly used financial reporting sources; provided further that, if an amount that is to otherwise be converted using the foregoing methodology has been hedged, swapped or otherwise effectively converted into another currency pursuant to a Swap Agreement to which any Loan Party is a party, the currency exchange rate so utilized for that amount shall be as set forth in such Swap Agreement (copies of which shall be made available to the Administrative Agent upon request).

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“Excluded Affiliates” means any employees of (a) any Affiliate of any Joint Lead Arranger that are engaged as principals primarily in private equity, mezzanine financing or venture capital transactions and (b) any Joint Lead Arranger engaged directly or indirectly in the sale of the Acquired Companies as representatives of the Acquired Companies (other than, in the case of clauses (a) and (b) above, (x) such employees that are required, in accordance with industry regulations or such Joint Lead Arranger’s (or its Affiliate’s) internal policies and procedures, to act in a supervisory capacity or (y) such Joint Lead Arranger’s (or its Affiliate’s) internal legal, compliance, risk management, credit or investment committee members).

“Excluded Assets” means (a) any fee-owned real property that is not Material Real Property and all leasehold (including ground lease) interests in real property (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (b) motor vehicles and other assets subject to certificates of title or ownership, (c) letter of credit rights (except to the extent constituting supporting obligations (as defined under the UCC) in which a security interest can be perfected with the filing of a UCC-1 financing statement or similar financing statements in the jurisdiction of organization of a Foreign Loan Party), (d) commercial tort claims, (e) Excluded Equity Interests, (f) any lease, contract, license, sublicense, other agreement or document, government approval, charter, authorization or franchise (or any asset subject to such agreement or arrangement) with any Person if, to the extent and for so long as, the grant of a Lien thereon to secure the Secured Obligations would require the consent of a third party (unless such consent has been received) or violate or invalidate, constitute a breach of or a default under, or create a right of termination in favor of any party (other than any Loan Party) to, such lease, contract, license, sublicense, other agreement or document, government approval, charter, authorization or franchise (but after giving effect to the applicable anti-non-assignment provisions of the Uniform Commercial Code, or any other applicable Requirements of Law), (g) any asset subject to a Lien of the type permitted by Section 6.02(iv) (whether or not incurred pursuant to such Section) or a Lien permitted by Section 6.02(xi), in the case of Liens permitted by Section 6.02(xi) if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, any agreement pursuant to which such Lien has been created (but after giving effect to the applicable anti-non-assignment provisions of the Uniform Commercial Code, or any other applicable Requirements of Law), (h) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act and any other Intellectual Property in any jurisdiction where such pledge or security interest would cause the invalidation or abandonment of such Intellectual Property under applicable law, (i) any asset (including Equity Interests) if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law, rule or regulation, contractual obligation existing on the Effective Date (or, if later, the date the Person owning the asset becomes a Restricted Subsidiary, so long as the applicable contractual obligation was not entered into in contemplation of such Person becoming a Restricted Subsidiary) or agreements with any Governmental Authority (other than to the extent that any such prohibition would be rendered ineffective pursuant to the applicable anti-non-assignment provisions of the Uniform Commercial Code, or any other applicable Requirements of Law) or which would require consent, approval, license or authorization from any Governmental Authority or regulatory authority (provided that there shall be no requirement to obtain the consent of any governmental authority or third party, including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute), unless such consent, approval, license or authorization has been received, (j) margin stock (within the meaning of Regulation U of the Board of Governors, as in effect from time to time) and pledges and security interests prohibited by applicable law, rule or regulation or agreements with any Governmental Authority, (k) Securitization Assets, (l) cash and Permitted Investments (other than cash and Permitted Investments representing proceeds of other “Collateral”), any Deposit Account (as defined in the Collateral Agreement), Securities Account (as defined in the Collateral Agreement), commodities account or similar account (including securities entitlements and related assets) (except in each case to the extent perfected solely through the filing of a UCC financing statement or similar financing statement in the applicable Covered Jurisdiction) and any other assets requiring perfection through control agreements or perfection by “control”, (m) other than with respect to the pledge of Equity Interests by a Loan Party (in the case of a Foreign Loan Party, to the extent required by the Guaranty and Security Principles), any assets located or titled outside of such Loan Party’s jurisdiction of organization, (n) any assets to the extent that the granting of a Lien thereon to secure the Secured Obligations could reasonably be expected to result in adverse (other than de minimis consequences) tax consequences or adverse regulatory consequences, in each case, as reasonably determined by the Borrower; and (o) any assets with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences (including adverse tax consequences of pledging such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom).

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“Excluded Equity Interests” means Equity Interests in any (a) Unrestricted Subsidiary, (b) Immaterial Subsidiary, (c) Subsidiary of a Domestic Subsidiary that is a CFC (except that up to 65% of the equity interests of any CFC that is owned directly and indirectly by Loan Parties that are not CFCs, other than a U.S. Loan Party described in clause (e) of this definition of “Excluded Equity Interests,” shall not be Excluded Equity Interests), (d) joint ventures and Non-Wholly Owned Subsidiaries, (e) any Domestic Subsidiary that has no material assets other than the equity and/or debt of one or more CFCs and cash or cash equivalents (except that up to 65% of the equity interests of any such Subsidiary shall not be Excluded Equity Interests), (f) not-for-profit Subsidiary, captive insurance company or special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary.

“Excluded Information” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

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“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of Holdings, (b) each Subsidiary listed on Schedule 1.01, (c) any Subsidiary that is prohibited by applicable law, rule or regulation or contractual obligation existing on the Effective Date or, if later, the date such Subsidiary first becomes a Restricted Subsidiary (but, in the case of a contractual obligation, to the extent not incurred in contemplation of such Subsidiary becoming a Restricted Subsidiary), from guaranteeing the Secured Obligations or which would require any governmental or regulatory consent, or third party consent, approval, license or authorization to do so, unless such consent, approval, license or authorization has been obtained, (d) any Immaterial Subsidiary, (e) any Subsidiary to the extent the provision of a Guarantee by such Subsidiary could reasonably be expected to result in adverse (other than a de minimis consequence) tax consequences as reasonably determined by the Borrower, (f) any Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed in writing), the cost, burden or other consequences of providing the Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (g) any Subsidiary that is (or, if it were a Loan Party, would be) an “investment company” under the Investment Company Act of 1940, as amended, (h) any not-for profit Subsidiaries, captive insurance companies or other special purpose subsidiaries, (i) any Subsidiary that is organized under the laws of a jurisdiction other than any Covered Jurisdiction, (j) any direct or indirect Subsidiary of a CFC that is a direct or indirect Subsidiary of Intermediate U.S. Holdings, the Borrower or any other Domestic Subsidiary), (k) any direct or indirect Foreign Subsidiary of Intermediate U.S. Holdings or of any other Domestic Subsidiary that is a CFC, (l) any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, (m) any Domestic Subsidiary that has no material assets other than the equity and/or debt of one or more CFCs and cash or cash equivalents, (n) each Unrestricted Subsidiary, (o) any Subsidiary for which the providing of a Guarantee could reasonably be expected to result in any violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors (or other governing body) or managers and (p) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition (or other Investment not prohibited by this Agreement) financed with Indebtedness permitted under Section 6.01 hereof as assumed Indebtedness and any Restricted Subsidiary thereof that Guarantees such Indebtedness, in each case to the extent such Indebtedness prohibits such Subsidiary from becoming a Loan Guarantor; provided that any Immaterial Subsidiary that is a signatory to any Collateral Agreement or the Guarantee Agreement shall be deemed not to be an Excluded Subsidiary for purposes of this Agreement and the other Loan Documents unless the Borrower has otherwise notified the Administrative Agent.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor at any time, any Secured Swap Obligation under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Secured Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act (determined after giving effect to any “Keepwell”, support or other agreement for the benefit of such Loan Guarantor, at the time such guarantee or grant of a security interest becomes effective with respect to such related Secured Swap Obligation). If a Secured Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Swap Obligation that is attributable to swaps that are or would be rendered illegal due to such guarantee or security interest.

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“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) such recipient’s net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes) by a jurisdiction (i) as a result of such recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or (ii) Other Connection Taxes, (b) any branch profits tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any withholding Tax imposed pursuant to FATCA, (d) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(e) and (e) except in the case of an assignee pursuant to a request by the Borrower under Section 2.19 hereto, any withholding Taxes imposed on amounts payable to a Lender pursuant to a Requirement of Law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable thereto), any current or future Treasury regulations thereunder or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreements implementing the foregoing or any treaty, regulation or law implementing any such intergovernmental agreement.

“FCPA” has the meaning specified in Section 3.16(a).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that the Federal Funds Effective Rate, if negative, shall be deemed to be 0.00%.

“Fee Letter” means the fee letter among the Borrower, the Joint Lead Arrangers, the Joint Lead Arrangers’ respective Affiliates party thereto, and the other parties thereto dated as of December 14, 2015.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or corporate controller of Holdings or the Borrower, as applicable.

“Financial Performance Covenant” means the covenant set forth in Section 6.11.

“Financing Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, (b) the borrowing of Loans hereunder and the use of the proceeds thereof, (c) the execution, delivery and performance by each Loan Party of the Second Lien Loan Documents to which it is to be a party, (d) the borrowing of the Second Lien Term Loans and the use of proceeds thereof, (e) the issuance, amendment or extension of Letters of Credit hereunder and the use of proceeds thereof and (f) the Equity Financing.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

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“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means a Lender that is not a United States Person (as defined in Section 7701(a)(30) of the Code).

“Foreign Loan Party” means any Loan Party other than a Domestic Loan Party.

“Foreign Security Documents” means (a) the Dutch Security Documents; (b) the Luxembourg Share Pledge Agreement; (c) the UK Security Documents; (d) the Irish Security Documents; and (e) such other documents as are customary for the jurisdiction of incorporation of the Foreign Loan Parties and the location of the assets of the Foreign Loan Parties.

“Foreign Subsidiary” means any Restricted Subsidiary of Holdings other than a Domestic Subsidiary.

“Fronting Exposure Cap” means, with respect to each Issuing Bank, the product of (i) the Letter of Credit Sublimit multiplied by (ii) the Applicable Percentage of such Issuing Bank (or its affiliated Revolving Lender). The initial amount of each Issuing Bank’s Fronting Exposure Cap is set forth on Schedule 2.01(C).

“Funded Debt” means all Indebtedness of Holdings and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations.

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“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, Luxembourg, the United Kingdom, the Netherlands, Ireland, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government in any jurisdiction (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Master Guarantee Agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit B.

“Guaranty and Security Principles” means the Guaranty and Security Principles set forth on Schedule 1.12.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other hazardous or toxic substances, wastes, chemicals, pollutants, contaminants of any nature and in any form regulated pursuant to any Environmental Law.

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“Holdings” has the meaning given to such term in the preliminary statements hereto; provided that upon and after an IPO, if the IPO Entity is Holdings or any Person of which Holdings is a wholly-owned Subsidiary, “Holdings” shall mean the IPO Entity.

“Holdings Audited Financial Statements” means the audited consolidated balance sheet and the related consolidated statements of income and retained earnings and statement of cash flows of Holdings and its subsidiaries for the fiscal year ending December 31, 2015.

“Holdings Parent” means any direct or indirect parent company of Holdings.

“Holdings Parent Specified Expenses” shall mean any charge, tax or expense incurred or accrued by any Holdings Parent during any period to the extent that Holdings has made a Restricted Payment (or has made any Investment in lieu thereof pursuant to Section 6.04(l)) to any Holdings Parent in respect thereof pursuant to Section 6.07(a)(vii), but in each case limited to the amount of such Restricted Payment or Investment.

“ICE LIBOR” has the meaning assigned to such term in the definition of “Alternate Base Rate.”

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(a)(ii)(D)(3).

“Immaterial Subsidiary” means any Subsidiary other than a Material Subsidiary.

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“Incremental Cap” means, as of any date of determination, the sum of (I)(a) $100,000,000 (minus amounts incurred prior to the date of determination in respect of all Incremental Facilities, Incremental Equivalent Debt and Indebtedness incurred under Section 6.01(a)(xx)(B), in each case, incurred in reliance on this clause (a), and all amounts incurred pursuant to clause (A)(I)(x) of Section 6.01(a)(xv) or clause (A)(I)(x) of Section 6.01(a)(xvi)), provided that the maximum amount deducted pursuant to this clause (I)(a) shall not exceed $100,000,000), plus (b)(i) the aggregate principal amount of all Term Loans voluntarily prepaid pursuant to Section 2.11(a)(i), (ii) the aggregate amount of all Term Loans repurchased and prepaid pursuant to Section 2.11(a)(ii) or otherwise in a manner not prohibited by Section 9.04(g), (iii) all reductions of Revolving Commitments pursuant to Section 2.08(b) and (iv) the aggregate principal amount of all Incremental Facilities and Incremental Equivalent Debt and all “Incremental Facilities” and “Incremental Equivalent Debt” under and as defined in the Second Lien Loan Documents voluntarily prepaid or repurchased, in each case prior to such date (other than, in each case, prepayments, repurchases and commitment reductions (A) made with the proceeds of the incurrence of Credit Agreement Refinancing Indebtedness or other long-term Indebtedness or (B) of Incremental Facilities or Incremental Equivalent Debt (or “Incremental Facilities” and “Incremental Equivalent Debt” under and as defined in the Second Lien Loan Documents) that had been incurred in reliance on the following clause (II) or in reliance on the corresponding ratio-based basket in the Second Lien Credit Agreement) (the sum of the amounts set forth in this clause (b), the “Voluntary Prepayment Amount”) (minus the amount of all Incremental Facilities and all Incremental Equivalent Debt incurred in reliance on the this clause (b)) plus (II) the maximum aggregate principal amount that can be incurred without causing the Senior Secured First Lien Net Leverage Ratio, after giving effect to the incurrence of any such Incremental Facility, Incremental Equivalent Debt or Indebtedness incurred in reliance on Section 6.01(a)(xx)(B) (which shall assume that the full amount of any Incremental Revolving Commitment Increase and Additional/Replacement Revolving Commitments being established at such time are fully drawn and without deducting in calculating the numerator of such Senior Secured First Lien Net Leverage Ratio any cash proceeds thereof, provided that to the extent the proceeds of any such Incremental Facility, Incremental Equivalent Debt or Indebtedness incurred in reliance on Section 6.01(a)(xx)(B) are to be used to repay Indebtedness it shall not limit the Borrower’s ability to give pro forma effect to such repayment and all other adjustments contemplated by the definition of “Pro Forma Basis”) and the use of proceeds thereof, on a Pro Forma Basis (but without giving effect to any simultaneous incurrence of any Incremental Facility, Incremental Equivalent Debt or Indebtedness incurred in reliance on Section 6.01(a)(xx)(B) made pursuant to the foregoing clause (I)), to exceed 3.90 to 1.00 for the most recent Test Period ended; provided, that in the case of an Incremental Facility, Incremental Equivalent Debt or Indebtedness incurred in reliance on Section 6.01(a)(xx)(B) that is secured by the Collateral on a junior lien basis to the Secured Obligations, in lieu of complying with the Senior Secured First Lien Net Leverage Ratio set forth above in this clause (II), the Senior Secured Net Leverage Ratio, after giving effect to the incurrence of such junior lien Incremental Facility, Incremental Equivalent Debt or Indebtedness incurred in reliance on Section 6.01(a)(xx)(B) (without deducting in calculating the numerator of such Senior Secured Net Leverage Ratio any cash proceeds thereof, provided that to the extent the proceeds of any such Incremental Facility, Incremental Equivalent Debt or Indebtedness incurred in reliance on Section 6.01(a)(xx)(B) are to be used to repay Indebtedness it shall not limit the Borrower’s ability to give pro forma effect to such repayment and all other adjustments contemplated by the definition of “Pro Forma Basis”) and the use of proceeds thereof, shall not exceed 5.20 to 1.00 on a Pro Forma Basis for the most recent Test Period ended; provided, further, that if such Incremental Facility, Incremental Equivalent Debt or Indebtedness incurred in reliance on Section 6.01(a)(xx)(B) is unsecured, in lieu of complying with the Senior Secured First Lien Net Leverage Ratio set forth above in this clause (II), the Total Net Leverage Ratio, after giving effect to the incurrence of such unsecured Incremental Facility, Incremental Equivalent Debt or Indebtedness incurred in reliance on Section 6.01(a)(xx)(B) (without deducting in calculating the numerator of such Total Net Leverage Ratio any cash proceeds thereof, provided that to the extent the proceeds of any such Incremental Facility, Incremental Equivalent Debt or Indebtedness incurred in reliance on Section 6.01(a)(xx)(B) are to be used to repay Indebtedness it shall not limit the Borrower’s ability to give pro forma effect to such repayment and all other adjustments contemplated by the definition of “Pro Forma Basis”) and the use of proceeds thereof, shall not exceed 5.20 to 1.00 on a Pro Forma Basis for the most recent Test Period ended. Any ratio calculated for purposes of determining the “Incremental Cap” shall be calculated on a Pro Forma Basis for the most recent Test Period ended and subject to Section 1.06 to the extent applicable and, at the option of the Borrower, any unfunded Incremental Facility, Incremental Equivalent Debt or Indebtedness incurred in reliance on Section 6.01(a)(xx)(B) may be tested at the time of the initial funding in lieu of the time of establishment. Loans may be incurred under both clauses (I) and (II), and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (II) above and then calculating the incurrence under clause (I) above) (if any) and, for the avoidance of doubt, the Senior Secured First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable shall be permitted to exceed the maximum ratio set forth in clause (II) above to the extent of such amounts incurred in reliance on clause (I) at substantially the same time. Unless the Borrower otherwise elects in writing to the Administrative Agent, the Borrower shall be deemed to have used amounts, if any, that are available under clause (II) above prior to the utilization of amounts under clause (I) above.

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“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.01(a)(xxiii).

“Incremental Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(d).

“Incremental Loan” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Commitment Increase” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Increase” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loan” means any Term Loan provided under any Incremental Facility.

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“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business, (y) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable and (z) expenses accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, deferred tax liabilities, liabilities associated with customer prepayments and deposits and any such obligations incurred under ERISA and other accrued obligations (including transfer pricing), and customary obligations under employment agreements and deferred compensation, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller, or other contingent post-closing purchase price adjustments, non-compete or consulting obligations, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any Person that is a Holdings Parent appearing on the balance sheet of Holdings or the Borrower, or solely by reason of push down accounting under GAAP, or (v) for the avoidance of doubt, any Qualified Equity Interests issued by Holdings or the Borrower. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Borrower and the Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Information Memorandum” means the Confidential Information Memorandum dated April 28, 2016, relating to Holdings and the Transactions.

“Initial Term Loans” means the Loans made pursuant to Section 2.01(a).

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intellectual Property Security Agreements” means short-form security agreements, suitable for filing with the United States Patent and Trademark Office or the United States Copyright Office (as applicable), with respect to any Trademarks, Patents and Copyrights that are registered, issued or applied-for in the United States and that constitute Collateral.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sub-license agreement, distribution agreement, services agreement, intellectual property rights transfer agreement or any related agreements, in each case where all the parties to such agreement are one or more of Holdings or a Restricted Subsidiary.

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“Intercreditor Agreement” means the Pari Passu Intercreditor Agreement, the Closing Date Intercreditor Agreement or the Junior Intercreditor Agreement, as applicable.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing and ending on the date that is one, two, three or six months thereafter as selected by the Borrower in its Borrowing Request (or, if available to each Lender participating therein, twelve months or any shorter period as the Borrower may elect); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond (i) in the case of Term Loans, the Term Maturity Date and (ii) in the case of Revolving Loans, the Revolving Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Lux Holdings” has the meaning given to such term in the preliminary statements hereto.

“Intermediate Parent” means any Subsidiary of Holdings of which the Borrower is a subsidiary.

“Intermediate U.S. Holdings” has the meaning given to such term in the preliminary statements hereto.

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“Interpolated Rate” means (a) in relation to the “LIBO Rate” for any Loan, the rate which results from interpolating on a linear basis between: (i) the rate displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the Interest Period and (ii) the rate displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 A.M., London, England time, two (2) Business Days prior to the commencement of such Interest Period or (b) in relation to “EURIBOR” for any Loan, the rate which results from interpolating on a linear basis between: (i) the rate displayed on page EURIBOR01 of the Thomson Reuters screen (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the Interest Period and (ii) the rate displayed on page EURIBOR01 of the Thomsen Reuters screen (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 A.M., London, England time, two (2) Business Days prior to the commencement of such Interest Period; provided that the Interpolated Rate, if negative, shall be deemed to be 0.00%.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and its Subsidiaries (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by Holdings or any Restricted Subsidiary in any Person through one or more other substantially concurrent interim transfers of any amount through any other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 6.04. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

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“Investor” means a holder of Equity Interests in Holdings (or any direct or indirect parent thereof) (including, for the avoidance of doubt, the Sponsor).

“Irish Debenture” means the all asset debenture governed by Irish law and entered into by each Foreign Loan Party incorporated in Ireland in favor of the Collateral Agent.

“Irish Legal Reservations” means (i) the principle that equitable remedies may be granted or refused at the discretion of the court, the limitation on enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, resolution, court schemes, moratoria, administration and other laws generally affecting the rights of creditors; (ii) the time barring of claims under the Statute of Limitations Act 1957 (as amended) of Ireland and defences of set-off or counterclaims and (iii) any other matters which are set out as qualifications or reservations as to matters of Irish law in any legal opinion delivered to the Administrative Agent or the Collateral Agent under any provision of or otherwise in connection with any Loan Document.

“Irish Loan Guarantor” means a Loan Guarantor incorporated under the laws of Ireland.

“Irish Perfection Requirements” shall mean the making of the appropriate registrations, filings or notifications of each Security Document entered into by any Irish Loan Guarantor and each Irish Security Document as specifically set out in the relevant Security Document or in any related legal opinion.

“Irish Security Document” means each of (a) the Irish Debenture, (b) each Irish Share Charge and (c) the Irish Security Trust Deed.

“Irish Security Trust Deed” means the substantially all assets trust deed governed by Irish law and entered into by, among others, each Foreign Loan Party incorporated in Ireland and the Collateral Agent.

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“Irish Share Charge” means each charge over shares governed by Irish law and entered into in respect of the Equity Interests in any Irish Loan Guarantor in favor of the Collateral Agent.

“IPO” means the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common Equity Interests in the IPO Entity.

“IPO Entity” means, at any time upon and after an IPO, Holdings, a Holdings Parent or an Intermediate Parent, as the case may be, the Equity Interests of which were issued or otherwise sold pursuant to the IPO; provided that, immediately following the IPO, each of (x) the Borrower and (y) GTCR Canyon UK Investments Ltd. is a Wholly Owned Subsidiary of such IPO Entity and such IPO Entity owns, directly or through its subsidiaries, substantially all the businesses and assets owned or conducted, directly or indirectly, by the Borrower and GTCR Canyon UK Investments Ltd. immediately prior to the IPO.

“IPO Reorganization Transaction” means any re-organization or other similar activities among Holdings, the Borrower and the Restricted Subsidiaries in connection with and reasonably related to consummating an IPO, so long as, after giving effect thereto, (a) the Loan Parties are in compliance with the Collateral and Guarantee Requirement and Sections 5.11 and 6.12, (b) taken as a whole, the value of the Collateral securing the Secured Obligations and the Guarantees by the Guarantors of the Secured Obligations are not materially reduced or impaired and (c) the Liens in favor of the Administrative Agent for the benefit of the Secured Parties under the Security Documents are not materially impaired.

“ISP” means, with respect to any standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” means each of (a) the Administrative Agent, (b) each other Revolving Lender as of Effective Date and (c) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or such branch with respect to Letters of Credit issued by such Affiliate or such branch.

“Joint Lead Arranger” means each of Deutsche Bank Securities Inc., Barclays Bank PLC and RBC Capital Markets, each in their capacity as joint lead arranger and joint bookrunner, and any permitted successors and assigns of the foregoing.

“Judgment Currency” has the meaning assigned to such term in Section 9.17.

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“Junior Financing” means (a) any Indebtedness (other than (i) any permitted intercompany Indebtedness owing to Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary or any Permitted Unsecured Refinancing Debt or (ii) any Indebtedness in an aggregate principal amount not exceeding $25,000,000) that is subordinated in right of payment to the Loan Document Obligations or that is secured by the Collateral on a junior lien basis relative to the liens granted pursuant to the Loan Documents securing the Secured Obligations (including, for the avoidance of doubt, the Second Lien Term Loans) and (b) any Permitted Refinancing in respect of the foregoing.

“Junior Intercreditor Agreement” means the Junior Intercreditor Agreement substantially in the form of Exhibit E-3 among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral on a junior basis, with such modifications thereto as the Administrative Agent and the Borrower may reasonably agree.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“LC Disbursement” means an honoring of a drawing by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP or for any Letter of Credit issued with the exclusion of Article 36 of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“LCT Election” has the meaning assigned to such term in Section 1.06.

“LCT Test Date” has the meaning assigned to such term in Section 1.06.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment, a Loan Modification Agreement or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

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“Letter of Credit” means any letter of credit issued pursuant to this Agreement other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.05(b).

“Letter of Credit Sublimit” means $25,000,000.

“LIBO Rate” means, for any Interest Period with respect to a Eurodollar Borrowing denominated in Dollars or any Alternative Currency (other than Canadian Dollars and Euros), the rate per annum equal to (i) the London interbank offered rate administered by ICE Benchmark Administration Limited (or such other commercially available source providing quotations of that rate as may be designated by the Administrative Agent from time to time, including any Person that takes over administration of the rate) displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters) at approximately 11:00 a.m., London, England time, two (2) London Banking Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the Interpolated Rate; provided that the LIBO Rate, if negative, shall be deemed to be 0.00%.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, assignment by way of security, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transaction” means any investment or acquisition, including by way of merger or amalgamation, by Holdings, the Borrower or any Restricted Subsidiary permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.

“Loan Document Obligations” means the due and punctual payment by the Borrower of (i) the principal of the Loans and LC Disbursements, and all accrued and unpaid interest thereon at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, examinership, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expenses, reimbursement obligations and indemnification obligations and obligations to provide cash collateral, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, examinership, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided that for the avoidance of doubt, the “Loan Document Obligations” of any Loan Party shall not include any Excluded Swap Obligation of such Loan Party.

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“Loan Documents” means this Agreement, any Refinancing Amendment, any Modification Agreement, any Incremental Facility Amendment, the Guarantee Agreement, the Collateral Agreement, the other Security Documents, the Closing Date Intercreditor Agreement and any other Intercreditor Agreement (if applicable), except for purposes of Section 9.02, any Note delivered pursuant to Section 2.09(e), and any other document entered into or delivered by a Loan Party in connection with the foregoing and designated by the Borrower as a Loan Document therein for purposes of this Agreement.

“Loan Guarantors” means Holdings, Intermediate Lux Holdings, Intermediate U.S. Holdings, any Intermediate Parent and the Subsidiary Loan Parties, in each case to the extent such entity provides a guaranty of the Secured Obligations.

“Loan Modification Agreement” means a Loan Modification Agreement, among the Borrower, and one or more Accepting Lenders, and acknowledged by the Administrative Agent, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

“Loan Modification Offer” has the meaning specified in Section 2.24(a).

“Loan Parties” means the Loan Guarantors and the Borrower.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Luxembourg” shall mean the Grand Duchy of Luxembourg.

“Luxembourg Loan Party” means any Loan Party incorporated in Luxembourg.

“Luxembourg Security Documents” means the Luxembourg Share Pledge Agreement.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of the Majority in Interest.

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“Management Investors” means the members of the Board of Directors, officers and employees of Holdings, the Borrower and/or their respective Subsidiaries who are (directly or indirectly through one or more investment vehicles) investors in Holdings or any Holdings Parent and, in each case, each of their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Adverse Effect” means (i) on the Effective Date, a PRN Material Adverse Effect and (ii) after the Effective Date, (a) a material adverse effect on the business, financial condition or results of operations of the Loan Parties and their Subsidiaries, taken as a whole or (b) a material adverse effect on the material rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness for borrowed money (other than the Loan Document Obligations), Capital Lease Obligations, unreimbursed obligations for letter of credit drawings and financial guarantees (other than ordinary course of business contingent reimbursement obligations) or obligations in respect of one or more Swap Agreements, of any one or more of Holdings and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Non-Public Information” means (a) if Holdings is a public reporting company, material non-public information with respect to Holdings or its Subsidiaries, or the respective securities of any of the foregoing, and (b) if Holdings is not a public reporting company, information that is (i) of a type that would not be publicly available if Holdings were a public reporting company and (ii) material with respect to Holdings or its Subsidiaries or any of their respective securities for purposes of United States Federal and state and applicable foreign securities laws.

“Material Real Property” means any real property (including fixtures) located in the United States of America and owned in fee by any Loan Party with a fair market value, as reasonably determined by the Borrower in good faith, greater than or equal to $15,000,000.

“Material Subsidiary” means each Intermediate Parent or Wholly Owned Restricted Subsidiary that, as of the last day of the fiscal quarter of Holdings most recently ended, had net revenues or total assets for such quarter in excess of 3.0% of the consolidated net revenues or consolidated total assets of Holdings and its Restricted Subsidiaries for such quarter; provided that in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the fiscal quarter of Holdings’ most recently ended net revenues or total assets in excess of 7.5% of the consolidated net revenues or consolidated total assets of Holdings and its Restricted Subsidiaries for such quarter, as applicable, the Borrower shall designate in writing one or more Immaterial Subsidiaries to be a Material Subsidiary within 10 Business Days of the delivery of financial statements in accordance with Section 5.01(a) or (b) as may be necessary such that the foregoing 7.5% limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be an Material Subsidiary hereunder and shall comply with the requirements set forth in Section 5.11 within the time periods set forth therein; provided further that the Borrower may re-designate Material Subsidiaries as Immaterial Subsidiaries so long as the Borrower is in compliance with the foregoing.

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“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, charge, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Mortgaged Property” means each parcel of Material Real Property with respect to which a Mortgage will (or is required to be) be granted pursuant to the Collateral and Guarantee Requirement, Section 5.11, Section 5.12 or Section 5.14 (if any).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by Holdings, any Intermediate Parent, the Borrower and any Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings, any Intermediate Parent, the Borrower or the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Restricted Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable), the amount of dividends and other restricted payments that Holdings, any Intermediate Parent, the Borrower and/or its Restricted Subsidiaries may make pursuant to Section 6.07(a)(vii)(A) or (B) as a result of such event, and the amount of any reserves established by Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

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“New Project” shall mean (a) each facility which is either a new facility, branch or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch or office owned by Holdings or its Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Accepting Lender” has the meaning assigned to such term in Section 2.24(c).

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all losses from Investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) depreciation and amortization including amortization or impairment of intangibles (including goodwill) (including, without limitation, as they relate to amortization of deferred financing fees or costs, Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pension and other post-employment benefits) and (f) other non-cash charges, expenses and losses, including, without limitation, any non-cash translation loss and non-cash expense relating to the vesting of warrants, non-cash asset write-offs or write-downs, non-cash write offs of debt discounts and debt incurrences, non-cash costs and commissions, non-cash discounts and other non-cash fees and charges with respect to Indebtedness, interest rate protection and other Hedging Agreements, provided, in each case, that if any non-cash charges added back pursuant to clause (iii) of the definition of Consolidated EBITDA represent an accrual or reserve for potential cash items in any future period to the extent the Borrower elects to include such non-cash charges, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent.

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Refinancing Lender” has the meaning assigned to such term in Section 2.21(b).

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“Non-Wholly Owned Subsidiary” of any Person means any subsidiary of such Person other than a Wholly Owned Subsidiary.

“Not Otherwise Applied” means, with reference to the Available Amount or the Available Equity Amount, as applicable, that such amount was not previously applied pursuant to Sections 6.01(a)(xvii), 6.04(m), 6.07(a)(viii) and 6.07(b)(iv).

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit O, payable to a Lender in a principal amount equal to the principal amount of the Revolving Commitment or Term Loans, as applicable, of such Lender.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational, constitutional or governing documents of such Person (including any certificates of incorporation and/or certificates of incorporation on a change of name).

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Revolving Commitments” means one or more Classes of Revolving Commitments hereunder or extended Revolving Commitments that result from a Refinancing Amendment or a Loan Modification Agreement.

“Other Revolving Loans” means one or more classes of Revolving Loans made pursuant to any Other Revolving Commitment or a Loan Modification Agreement.

“Other Taxes” means any and all present or future recording, stamp, registration duties, documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment or a Loan Modification Agreement.

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“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment or a Loan Modification Agreement.

“Pari Passu Intercreditor Agreement” means the Pari Passu Intercreditor Agreement substantially in the form of Exhibit E-1 among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral on a pari passu basis (but without regard to the control of remedies), with such modifications thereto as the Administrative Agent and the Borrower may reasonably agree.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patent” has the meaning assigned to such term in the Collateral Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the purchase or other acquisition, by merger, amalgamation, consolidation or otherwise, by Holdings, Borrower or any Subsidiary of any Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, (i) such Person, upon the consummation of such purchase or acquisition, will be a Subsidiary (including as a result of a merger, amalgamation or consolidation between any Subsidiary and such Person), or (ii) such Person is merged or amalgamated into or consolidated with a Subsidiary and such Subsidiary is the surviving entity of such merger, amalgamation or consolidation, (b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 5.16, (c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are reasonably satisfactory to the Administrative Agent) (unless such newly created or acquired Subsidiary is designated as an Unrestricted Subsidiary pursuant to Section 5.13 or is otherwise an Excluded Subsidiary), (d) the Consolidated EBITDA of such Person (after giving effect to any adjustments and add-backs in accordance the definition of “Consolidated EBITDA”, “Consolidated Net Income” and “Pro Forma Adjustment”) shall be greater than $0, and (e) after giving effect to any such purchase or other acquisition, no Specified Event of Default shall have occurred and be continuing (at the time of execution of a binding agreement in respect thereof).

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“Permitted Amendment” means an amendment to this Agreement and, if applicable the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.24, providing for an extension of a maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders, and/or (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders, and/or (c) a change in Sections 2.08(b), 2.08(c), 2.10(c), 2.11(a), 2.11(e) and/or 2.11(f) with respect to the Loans and/or Commitments of the Accepting Lenders and/or (d) additional or modified covenants, events of default, or guarantees or other provisions (it being understood that to the extent that any covenant, event of default, guarantee or such other provision is added or modified for the benefit of any such Loans and/or Commitments, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant, event of default, guarantee or other provision is either (i) also added or modified for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Loans and/or Commitments, (ii) only applicable after the Latest Maturity Date at the time of such Loan Modification Offer or (iii) in the aggregate, not materially more restrictive to the Loan Parties (as determined in good faith by the Borrower) when taken as a whole, than the terms of the Loans hereunder).

“Permitted Encumbrances” means:

(a)          Liens for Taxes, assessments or governmental charges that are not overdue for a period of more than 30 days or that are not required to be paid pursuant to Section 5.05 (assuming Section 5.05 were applicable thereto);

(b)          Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s or construction contractors’ Liens and other similar Liens, imposed by law or Contract (to the extent providing for Liens that are similar in scope to the foregoing), arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days, or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c)          Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance, social security, retirement and other similar legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);

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(d)          Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;

(e)          minor survey exceptions, minor encumbrances, covenants, conditions, easements, rights-of-way, restrictions, encroachments, protrusions, by-law, regulation or zoning restrictions, reservations of or rights of others for sewers, electric lines, telegraph and telephone lines and other similar purposes and other similar encumbrances and minor title defects or irregularities affecting real property, that, in the aggregate, do not materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole, or which are set forth in the title insurance policy delivered with respect to the Mortgaged Property and are “insured over” in such insurance policy;

(f)          Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g)          Liens on goods the purchase price of which is financed by a documentary or trade letter of credit issued for the account of the Borrower or any of its Restricted Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01;

(h)          the filing of UCC or PPSA (or equivalent) financing statements solely as a precautionary measure or required notice in connection with operating leases or consignment of goods;

(i)          rights of recapture of unused real property (other than any Mortgaged Property) in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any Governmental Authority;

(j)          Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts;

(k)          Liens in favor of obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings, the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

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(l)          Liens arising from grants of licenses or sublicenses of Intellectual Property made in the ordinary course of business or that do not interfere in any material respect with the business of Holdings and its Restricted Subsidiaries, taken as a whole; provided that such Liens do not secure any Indebtedness;

(m)          rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(n)          Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent in respect of leased properties, so long as such Liens are not exercised;

(o)          securities to public utilities or to any Governmental Authority when required by the utility or other authority in connection with the supply of services or utilities to the Borrower and any Restricted Subsidiaries;

(p)          servicing agreements, development agreements, site plan agreements and other agreements with any Governmental Authority pertaining to the use or development of any of the assets of the Person, provided same are complied with in all material respects and do not materially reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of such Person;

(q)          any security or quasi-security arising under any retention-of-title arrangement (eigendomsvoorbehoud);

(r)          any security interest or right to set-off arising under article 24 or 25 respectively of the general terms and conditions (algemene voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken);

(s)          customary rights of first refusal or first offer, and tag, drag and similar rights in joint venture agreements;

(t)          Liens arising from Permitted Investments described in clause (e) of the definition hereof; and

(u)          with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirements of Law in the ordinary course of business.

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“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower and/or any Subsidiary Loan Party (and any Guarantee thereof by Holdings or any Intermediate Parent) in the form of one or more series of senior secured notes or senior secured loans (or revolving commitments in respect thereof, with revolving commitments deemed loans in the full amount of such commitment); provided that (i) such Indebtedness is secured by the Collateral (and no other assets which are not Collateral) on a pari passu basis (but without regard to the control of remedies) with the Loan Document Obligations, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness or a Permitted Refinancing of Incremental Equivalent Debt, (iii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers, AHYDO catch up payments or offers upon an event of default) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt, (iv) such Indebtedness is not guaranteed by an entity that is not a Loan Party and (v) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement and, if applicable, the Closing Date Intercreditor Agreement and/or Junior Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by the Borrower, then the Borrower, the other Loan Parties, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a customary intercreditor agreement with the Administrative Agent and/or Collateral Agent substantially in the form of the Pari Passu Intercreditor Agreement, together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations) to provide for the sharing of the Collateral on a pari passu basis among the holders of the Secured Obligations and the holders of such Permitted First Priority Refinancing Debt. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Guarantee” means any guarantee or joint or several liability arising under a Dutch fiscal unity or a statement as referred to in Article 2:403 of the Dutch Civil Code (and any residual liability (overblijvende aansprakelijkheid) under such statement arising pursuant to Article 2:404(2) of the Dutch Civil Code).

“Permitted Holders” means (a) the Sponsor Group and (b) any other holder of a direct or indirect equity interest in Holdings or any Holdings Parent that becomes a holder of such interest prior to the ninetieth (90th) day after the Effective Date that was identified in writing to the Joint Lead Arrangers prior to the Effective Date.

“Permitted Investments” means any of the following, to the extent owned by Holdings or any Restricted Subsidiary:

(a)          Dollars, Euros, Canadian Dollars, Sterling, or such other currencies held by it from time to time in the ordinary course of business;

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(b)          readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) Canada, (iii) Switzerland, (iv) United Kingdom, or (v) any member state of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of such country or such member state of the European Union is pledged in support thereof;

(c)          time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks or (y) $100,000,000 in the case of non-U.S. banks, or the U.S. dollar equivalent (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d)          commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e)          repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 or its equivalent for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) Canada, (iii) Switzerland, (iv) United Kingdom, or (v) any member state of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) or title to which shall have been transferred to such Person and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f)          marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $250,000,000 or its equivalent, or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)          securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, Canada, Switzerland, United Kingdom, a member of the European Union or by any political subdivision or taxing authority of any such state, member, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)          investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

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(i)          instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized or incorporated in such jurisdiction;

(j)          investments, classified in accordance with GAAP as current assets of the Borrower or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k)          with respect to Holdings or any Foreign Subsidiary: (i) obligations of the national government of the country in which Holdings or such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(l)          investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (k) above.

“Permitted Junior Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower and/or any Subsidiary Loan Party (and any Guarantee thereof by Holdings or any Intermediate Parent) in the form of one or more series of junior lien secured notes or junior lien secured loans (or revolving commitments in respect thereof, with revolving commitments deemed to be loans in the full amount of such commitments); provided that (i) such Indebtedness is secured by the Collateral on a junior lien basis to the Initial Term Loans and/or Initial Revolving Commitments and the obligations in respect of any Permitted First Priority Refinancing Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness or a Permitted Refinancing of Incremental Equivalent Debt, (iii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers, AHYDO catch up payments, offers upon an event of default or excess cash flow payments (subject to the prior payment of the Obligations or the prior offer thereof to prepay the Obligations)) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt, (iv) such Indebtedness is not guaranteed by any entity that is not a Loan Party and (v) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Closing Date Intercreditor Agreement and/or Junior Intercreditor Agreement, as applicable; provided that if such Indebtedness is the initial Permitted Junior Priority Refinancing Debt incurred by the Borrower, then the Borrower, the other Loan Parties, the Administrative Agent and the Senior Representatives for such Indebtedness shall have executed and delivered the Closing Date Intercreditor Agreement and/or Junior Intercreditor Agreement, as applicable. Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

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“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees (including original issue discount and fees incurred in connection with the resulting Indebtedness) and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; provided that the principal amount (or accreted value, if applicable) may exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended to the extent such excess amount (and the terms thereof) is otherwise permitted to be incurred under Section 6.01, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), (a)(vii) or (a)(viii) (or except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature prior to the maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and (except in the case of Revolving Commitments) has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended and (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended (as determined by the Borrower in good faith) or otherwise reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, it is understood and agreed that (x) notwithstanding anything in this Agreement to the contrary, in the case of any Indebtedness incurred to modify, refinance, refund, extend, renew or replace Indebtedness initially incurred in reliance on and measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, and such modification, refinancing, refunding, extension, renewal or replacement would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the percentage of Consolidated EBITDA on the date of such modification, refinancing, refunding, extension, renewal or replacement, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as such incurrence otherwise constitutes a “Permitted Refinancing” and (y) a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

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“Permitted Reorganization” means any re-organization or other similar activities among Holdings, the Borrower and the Restricted Subsidiaries related to Tax planning and re-organization, so long as, after giving effect thereto, (a) the Loan Parties are in compliance with the Collateral and Guarantee Requirement and Sections 5.11 and 6.12, (b) taken as a whole, the value of the Collateral securing the Secured Obligations and the Guarantees by the Guarantors of the Secured Obligations are not materially reduced and (c) the Liens in favor of the Administrative Agent for the benefit of the Secured Parties under the Security Documents are not materially impaired.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by the Borrower and/or any Loan Party in the form of one or more series of unsecured notes or unsecured loans (or revolving commitments in respect thereof, with revolving commitments deemed to be loans in the full amount of such commitments); provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness or a Permitted Refinancing of Incremental Equivalent Debt, (ii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers, AHYDO catch up payments or offers upon an event of default) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt, (iii) such Indebtedness is not guaranteed by any entity that is not a Loan Party, and (iv) such Indebtedness is not secured by any Lien on any property or assets of Holdings, Intermediate Parent, the Borrower or any Restricted Subsidiary. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited or unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Planned Expenditures” has the meaning assigned to such term in clause (b) of the definition of “Excess Cash Flow”.

“Platform” has the meaning assigned to such term in Section 5.01.

“Prepayment Event” means:

(a)          (i) any sale, transfer or other disposition of any property or asset of Holdings or any of its Restricted Subsidiaries permitted by Section 6.05(k) other than dispositions resulting in aggregate Net Proceeds not exceeding (A) $15,000,000 in the case of any single transaction or series of related transactions and (B) $30,000,000 for all such transactions during any fiscal year of Holdings and (ii) any Casualty Event; or

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(b)          the incurrence by the Borrower or any of its Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate at its principal office in New York City and notified to the Borrower; each change in the Prime Rate shall be effective from and including the date change is publicly announced as being effective.

“PRN Audited Financial Statements” means the audited combined statement of financial position and the related combined statements of comprehensive income and statement of cash flows of the Acquired Companies and their subsidiaries for the year ended December 31, 2015.

“PRN Material Adverse Effect” means a “Material Adverse Effect” as defined in the Acquisition Agreement.

“Pro Forma Adjustment” means, for any Test Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of Holdings, the pro forma increase in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith to be reasonably anticipated to be realizable within eighteen (18) months following any applicable acquisition (including the Transactions), Specified Transactions, dispositions, operational change or initiative as a result of actions taken or expected to be taken or a plan for realization shall have been established, for the purposes of realizing cost savings, operating expense reductions or other operating improvements and synergies; provided that (A) such calculation shall be made on a Pro Forma Basis as though such cost savings, operating expense reduction, other operating improvements and synergies (on a “run rate” basis) had been realized on the first day of such period and, for purposes of projecting such pro forma increase to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, such calculation shall be made on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and “run rate” synergies had been realized commencing on the first day of such period and that such cost savings, operating expense reductions, other operating improvements and synergies were realized on a “run rate” basis during the entirety of such Test Period, (B) any Pro Forma Adjustment to Consolidated EBITDA shall be certified by a Financial Officer, the chief executive officer or president of the Borrower in the Compliance Certificate and (C) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings, operating expense reductions, other operating improvements and synergies or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

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“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis or after giving Pro Forma Effect thereto, that (a) to the extent applicable, the Pro Forma Adjustment and the Pro Forma Disposal Adjustment shall have been made and (b) the Transactions, all Specified Transactions, operational changes or initiatives described in the definition of “Pro Forma Adjustment” or “Consolidated EBITDA” and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Transaction, Specified Transaction, operational change or initiative (A) in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of Holdings or any division, product line, or facility used for operations of Holdings, the Borrower or any of their respective Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by Holdings, the Borrower or any of their respective Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the Borrower or any of their respective Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Disposal Adjustment” means, for any Test Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith to be realizable within eighteen (18) months following the date the applicable Person, property, business, line of business, division, business unit or asset becomes a Sold Entity or Business as a result of contractual arrangements between the Borrower or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent Test Period prior to its disposal. Any such pro forma increase or decrease in Consolidated EBITDA shall be certified by a Financial Officer, the chief executive officer or president of the Borrower in the Compliance Certificate.

“Pro Forma Entity” has the meaning given to such term in the definition of “Acquired EBITDA.”

“Pro Forma Financial Statements” means the unaudited consolidated pro forma balance sheet of Holdings and its Subsidiaries as of March 31, 2016, and the related unaudited pro forma consolidated statement of income of Holdings and its Subsidiaries as of and for the twelve-month period then ended, prepared after giving effect to the Transactions (and which may exclude, at the Borrower’s option, the impact of purchase accounting effects required by GAAP) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) and any other adjustments as agreed by the Sponsor and the Joint Lead Arrangers (which need not be prepared in compliance with Regulations S-X of the Securities Act of 1933, as amended, or (at the option of the Borrower) include adjustments for purchase accounting).

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“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Equity Interests” means Equity Interests of Holdings or the Borrower other than Disqualified Equity Interests.

“Qualified Securitization Facility” means any Securitization Facility that meets the following conditions: (a) the board of directors of the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the applicable Securitization Subsidiary and (b) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower).

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement in form reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reimbursement Date” has the meaning assigned to such term in Section 2.05(f).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, controlling persons, trustees, administrators, managers, advisors and representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns of each of the foregoing.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building, or any occupied structure, facility or fixture.

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“Removal Effective Date” has the meaning assigned to such term in Section 8.06.

“Repricing Transaction” means (a) the incurrence by the Borrower or any Loan Guarantor of any Indebtedness in the form of long-term syndicated secured term bank debt financing (i) for the primary purpose of reducing the Effective Yield for the respective Type of such Indebtedness to less than the Effective Yield for the Term Loans of the respective equivalent Type, but excluding Indebtedness incurred in connection with (A) a Change in Control, (B) an Acquisition Transaction or (C) an IPO, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Initial Term Loans or (b) any effective reduction in the Effective Yield for the Initial Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with (A) a Change in Control, (B) an Acquisition Transaction or (C) an IPO. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Initial Term Loans.

“Required Additional Debt Terms” means with respect to any Indebtedness, (a) such Indebtedness does not mature earlier than the Latest Maturity Date for the Initial Term Loans (except in the case of customary bridge loans which subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature earlier than the Latest Maturity Date for the Initial Term Loans), (b) such Indebtedness does not have a shorter Weighted Average Life to Maturity than the Initial Term Loans, (c) if such Indebtedness is unsecured or secured by the Collateral on a junior lien basis to the Secured Obligations, such Indebtedness does not have scheduled amortization or mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers, AHYDO catch up payments, offers upon an event of default or, in the case of junior lien secured debt, excess cash flow payments (subject to the prior prepayment of the Obligations or the prior offer thereof to prepay the Obligations)) that could result in redemptions of such Indebtedness prior to the Latest Maturity Date, (d) such Indebtedness is not guaranteed by any entity that is not a Loan Party, (e) such Indebtedness that is secured (i) is not secured by any assets not securing the Secured Obligations and (ii) is subject to the relevant Intercreditor Agreement, (f) the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, collateral, guarantees, premiums and prepayment or redemption provisions) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Agreement (when taken as a whole) are to the Lenders (unless (x) such terms and conditions are applicable only to periods after the Latest Maturity Date at such time, (y) the Lenders also receive the benefit of such more favorable terms and conditions or (z) such terms are reasonably satisfactory to the Administrative Agent) (together with, at the election of the Borrower, any applicable “equity cure” provisions with respect to any financial covenant) (it being understood that, to the extent that any covenant, event of default, guarantee or other provision is added or modified for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant, event of default or guarantee is either (i) also added or modified for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of any such Indebtedness in connection therewith or (ii) only applicable after the Latest Maturity Date at such time); provided that the Borrower may, in its sole discretion, deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent at least five (5) Business Days prior to the incurrence of such indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (g) if such Indebtedness (regardless of form) is secured on a pari passu basis with the Initial Term Loans and ranks pari passu with the Initial Term Loans in right of payment (a “Loan Equivalent”), in the event that the Effective Yield for any such Loan Equivalent is greater than the Effective Yield for the Initial Term Loans by more than 0.50% per annum, then the Effective Yield for the Initial Term Loans shall be increased (without the requirement for any Lender consent) to the extent necessary so that the Effective Yield for the Initial Term Loans is equal to the Effective Yield for such Loan Equivalent minus 0.50% per annum; provided that if such Loan Equivalent includes an interest rate floor greater than the applicable interest rate floor under the Initial Term Loans, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the Initial Term Loans shall be required, but only to the extent an increase in the interest rate floor in the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the interest rate margin) applicable to the Initial Term Loans shall be increased to the extent of such differential between interest rate floors.

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“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time; provided that to the extent set forth in Section 9.02 or Section 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Exposures and unused Commitments representing more than 50.0% of the aggregate Revolving Exposures and unused Commitments at such time; provided that to the extent set forth in Section 9.02 or Section 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, statutory instruments, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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“Resignation Effective Date” has the meaning assigned to such term in Section 8.06.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, director, company secretary or other similar officer, manager or a member of the Board of Directors of a Loan Party and with respect to certain limited liability companies, partnerships or Foreign Loan Parties that do not have officers, any authorized signatory, director, manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Restricted Subsidiary.

“Restricted Prepayment Event” has the meaning assigned to such term in Section 2.11(g).

“Restricted Subsidiary” means, unless otherwise specified, any Subsidiary of Holdings, other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.11(e).

“Revaluation Date” means (a) the date of delivery of each Revolving Borrowing Request, (b) the date of issuance, extension or renewal of any Letter of Credit denominated in an Alternative Currency, in each case at the discretion of the Administrative Agent and/or any Issuing Bank or (c) the date of conversion or continuation of any Revolving Borrowing denominated in an Alternative Currency pursuant to Section 2.02.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

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“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment, (iii) an Incremental Revolving Commitment Increase, (iv) a Loan Modification Agreement or (v) an Additional/Replacement Revolving Commitment. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01(A) or, in each case, in the Assignment and Assumption, Loan Modification Agreement, Incremental Facility Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. As of the Effective Date, the initial aggregate amount of the Lenders’ Revolving Commitments is $75,000,000.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01.

“Revolving Maturity Date” means (i) June 16, 2021 (or if such day is not a Business Day, the immediately preceding Business Day) or (ii) with respect to any Revolving Lender that has extended its Revolving Commitment pursuant to a Permitted Amendment and with respect to any Issuing Bank that has consented to such extension, the extended maturity date set forth in any such Loan Modification Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sanctions” means any economic sanctions administered or enforced by the United States Government (including without limitation, OFAC).

“Sanctioned Country” means, at any time, a country or territory which is the target of any comprehensive Sanctions (as of the date of this Agreement, the Crimea Republic of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Administrative Agent” has the meaning assigned to such term in the definition of “Second Lien Credit Agreement.”

“Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of the Effective Date (as amended, restated, supplemented, extended, increased, renewed, refunded, replaced, restructured or refinanced or otherwise modified, in each case to the extent not prohibited by the Closing Date Intercreditor Agreement), among the Borrower, Holdings, Intermediate Lux Holdings, Intermediate U.S. Holdings, Deutsche Bank AG New York Branch, as administrative agent (the “Second Lien Administrative Agent”) and collateral agent and the other lenders and financial institutions party thereto.

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“Second Lien Loan Documents” means the Second Lien Credit Agreement and all security agreements, guarantees, pledge agreements, notes and other agreements or instruments executed in connection therewith, including all “Loan Documents” (or any comparable term) (as defined in the Second Lien Credit Agreement).

“Second Lien Term Loans” means the “Term Loans” as defined in the Second Lien Credit Agreement.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of Holdings, the Borrower and any Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds (collectively, “Cash Management Services”) provided to Holdings, the Borrower or any Restricted Subsidiary (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) owed to a Person that is an Agent, a Lender or an Affiliate of an Agent or Lender at the time such obligations are incurred.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations (excluding with respect to any Loan Guarantor, Excluded Swap Obligations of such Loan Guarantor).

“Secured Parties” means (a) each Lender, (b) each Issuing Bank, (c) the Administrative Agent, (d) the Collateral Agent, (e) each Joint Lead Arranger, (f) each Person to whom any Secured Cash Management Obligations are owed, (g) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations, (h) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (i) the permitted successors and assigns of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of Holdings and its Restricted Subsidiaries under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent as of the Effective Date or (c) is entered into after the Effective Date with any counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time such Swap Agreement is entered into.

“Securitization Assets” means the accounts receivable, royalty and other similar rights to payment and any other assets related thereto subject to a Qualified Securitization Facility that are customarily sold or pledged in connection with securitization transactions and the proceeds thereof.

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“Securitization Facility” means any of one or more receivables securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties and indemnities made in connection with such facilities) to Holdings, the Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary) pursuant to which Holdings, the Borrower or any Restricted Subsidiary sells or grants a security interest in its accounts receivable or assets related thereto that are customarily sold or pledged in connection with securitization transactions to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Documents” means the Collateral Agreement, the Mortgages, the Foreign Security Documents and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Sections 5.11, 5.12 or 5.14 to secure any of the Secured Obligations.

“Security Trust Deeds” means the Irish Security Trust Deed and the UK Security Trust Deed.

“Seller” has the meaning assigned to such term in the definition of “Acquisition Agreement.”

“Senior Representative” means, with respect to any series of Indebtedness permitted by this Agreement to be secured on the Collateral on a pari passu or junior basis, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured First Lien Indebtedness” means any Indebtedness of Holdings and its Restricted Subsidiaries that is secured by a Lien on any asset of Holdings or any of the Restricted Subsidiaries other than the Second Lien Term Loans and any other such Indebtedness to the extent secured on a junior basis to the Liens granted under the Security Documents in favor of the Collateral Agent for the benefit of the Secured Parties in respect of the Initial Term Loans.

“Senior Secured First Lien Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Senior Secured First Lien Net Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

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“Senior Secured Indebtedness” means any Indebtedness of Holdings and its Restricted Subsidiaries that is secured by a Lien on any asset of Holdings or any of the Restricted Subsidiaries.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Senior Secured Net Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit K.

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“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Term Lender, substantially in the form of Exhibit L, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Specified Acquisition Agreement Representations” means such of the representations made by the Seller with respect to the Acquired Companies and their subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or its applicable affiliates have the right (determined without regard to any notice provisions but taking into account any applicable cure provisions) to terminate its (or their) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of one or more of such representations in the Acquisition Agreement.

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower of Specified Discount Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit G.

“Specified Discount Prepayment Response” means the irrevocable written response by each Term Lender, substantially in the form of Exhibit H, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(3).

“Specified Event of Default” means an Event of Default under Section 7.01(a), (b), (h) or (i).

“Specified Representations” means the representations and warranties made by the Borrower and, and to the extent applicable, the Effective Date Loan Parties, set forth in (i) Section 3.01, Section 3.02 (with respect to authorization, execution, delivery and performance and enforceability of the Loan Documents), Section 3.03(b)(i) (with respect to entering into and performance of the Loan Documents by the Borrower and the Effective Date Loan Parties), Section 3.08, Section 3.14, Section 3.15 and Section 3.16(a) of this Agreement and (ii) Sections 2.03(f) and 3.02(c) of the Collateral Agreement.

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“Specified Transaction” means any Investment, acquisition (including the commitment of activities constituting such business), sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, commencement of a New Project or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis after giving Pro Forma Effect thereto.

“Sponsor” means GTCR LLC, GTCR Fund X/A AIV L.P., GTCR Co-Invest X/C, AIV, L.P., GTCR Fund X/C AIV, LP, and their respective associated funds and each of their respective Affiliates (other than any portfolio companies of any of the foregoing).

“Sponsor Group” means the Sponsor and limited partners of the Sponsor and the Management Investors.

“Sponsor Management Agreement” means that certain Amended and Restated Professional Services Agreement, dated as of May 30, 2014, by and among GTCR LLC, a Delaware limited liability company, GTCR Management X LP, a Delaware limited partnership, GTCR Canyon Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (by its general partner, GTCR Canyon Partners, Ltd.), and the Borrower, as such agreement may be amended, restated, supplemented or otherwise modified from time to time; provided that in no event shall any such amendment, restatement, supplement or modification increase the compensation or other amounts payable thereunder (other than payments in the form of Qualified Equity Interests of Holdings or any parent of Holdings) without the consent of the Required Lenders.

“Sponsor Model” means the Sponsor model delivered to the Joint Lead Arrangers on November 19, 2015 (together with any updates or modifications thereto mutually agreed between the Sponsor and the Joint Lead Arrangers prior to April 26, 2016).

“Spot Rate” means, on any day, with respect to any currency other than Dollars (for purposes of determining the Dollar Amount thereof) or Dollars (for purposes of determining the Alternative Currency Equivalent thereof), the rate at which such currency may be exchanged into Dollars or the applicable Alternative Currency, as the case may be, as set forth at approximately 11:00 a.m., New York City time, two (2) Business Days prior to such date on the applicable Bloomberg Key Cross Currency Rates Page. In the event that any such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates selected by the Administrative Agent for such purpose, or, at the discretion of the Administrative Agent, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time in such market, two (2) Business Days prior to such date for the purchase of Dollars or the applicable Alternative Currency, as the case may be, for delivery two (2) Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Starter Basket” has the meaning assigned to such term in the definition of “Available Amount.”

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“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority to be applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors. Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other Requirements of Law. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency for the time being of the United Kingdom.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“subsidiary” means, with respect to any Person (the “parent”) at any date (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more subsidiaries of such Person and (ii) any partnership, limited liability company, association, or other similar non-corporate entity in which such Person and/or one or more subsidiaries of such Person owns more than a 50% equity interest at the time.

“Subsidiary” means any subsidiary of Holdings (unless otherwise specified).

“Subsidiary Loan Party” means each Restricted Subsidiary of Holdings (other than the Borrower) that is a party to the Guarantee Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(iv).

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

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“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Target Person” has the meaning assigned to such term in Section 6.04.

“Tax Distributions” has the meaning assigned to such term in Section 6.07(a)(vii)(A).

“Tax Group” has the meaning assigned to such term in Section 6.07(a)(vii)(A).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder. The amount of each Lender’s Term Commitment as of the Effective Date is set forth on Schedule 2.01. As of the Effective Date, the total Term Commitment is $1,100,000,000.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means Initial Term Loans, Other Term Loans and Incremental Term Loans, as the context requires.

“Term Maturity Date” means June 16, 2023 (or, with respect to any Term Lender that has extended the maturity date of its Term Loans in accordance with the terms of this Agreement, the extended maturity date set forth in the applicable Loan Modification Agreement, Refinancing Amendment or other amendment hereto).

“Termination Date” means the date on which all Commitments have expired or been terminated, all Secured Obligations have been paid in full in cash (other than (x) Secured Swap Obligations not yet due and payable, (y) Secured Cash Management Obligations not yet due and payable and (z) contingent obligations not yet accrued and payable) and all Letters of Credit have expired or been terminated (other than Letters of Credit that have been cash collateralized or backstopped by an institution and otherwise pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank).

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“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of Holdings then last ended as of such time for which financial statements have been delivered pursuant to Section 5.01(a) or (b) or, at the option of the Borrower, in connection with a Limited Condition Transaction, the period of four consecutive fiscal quarters of Holdings for which financial statements have been delivered to the Administrative Agent on or prior to the applicable LCT Test Date; provided that for any date of determination before the delivery of the first financial statements pursuant to Section 5.01(a) or (b), the Test Period shall be the period of four consecutive fiscal quarters of Holdings then last ended as of such time.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Total Net Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Trademark” has the meaning assigned to such term in the Collateral Agreement.

“Transaction Costs” means all fees, premiums, costs and expenses incurred or payable by Holdings, the Borrower or any other Subsidiary in connection with the Transactions, including fees, costs and expenses of any counsel, consultants and other advisors.

“Transactions” means (a) the Financing Transactions, (b) the Acquisition and the other transactions contemplated by the Acquisition Documents, (c) the Refinancing and (d) the payment of the Transaction Costs.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, Adjusted BA Rate, Adjusted EURIBOR, Alternate Base Rate or Canadian Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UCP” means, with respect to any commercial Letter of Credit, the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce, in its Publication No. 600 (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit). On an exception basis and if specifically requested by the Borrower, a standby Letter of Credit may be issued subject to UCP.

“UK Debenture” means the all asset debenture governed by English law and entered into by each Foreign Loan Party incorporated in England and Wales.

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“UK Charge over Shares” means each charge over shares governed by English law and entered into in respect of the Equity Interests in any UK Loan Guarantor in favor of the Collateral Agent.

“UK Legal Reservations” means (i) the principle that equitable remedies may be granted or refused at the discretion of the court, the limitation on enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors; (ii) the time barring of claims under the Limitation Act 1980 and Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of UK stamp duty may be void, and defences of set-off or counterclaims, (iii) any other matters which are set out as qualifications or reservations as to matters of law in any legal opinion delivered to the Administrative Agent or the Collateral Agent under any provision of or otherwise in connection with any Loan Document and (iv) similar principles, rights and defences under the laws of any relevant jurisdiction.

“UK Loan Party” shall mean any Loan Party incorporated in England and Wales.

“UK Perfection Requirements” shall mean the making of the appropriate registrations, filings or notifications of each Security Document entered into by a UK Loan Party as specifically set out in the relevant Security Document or in any legal opinion.

“UK Security Documents” shall mean the UK Debenture, UK Charge over Shares and UK Security Trust Deed.

“UK Security Trust Deed” means the security trust deed governed by English law and entered into by, among others, the UK Loan Parties, Intermediate Lux Holdings and the Collateral Agent.

“Unaudited Financial Statements” means the unaudited consolidated statement of financial position and the related consolidated statements of comprehensive income and statement of cash flows of the Acquired Companies and their subsidiaries for the quarters ending March 31, 2015, June 30, 2015 and September 30, 2015.

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(ii)(C).

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Effective Date.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Voluntary Prepayment Amount” has the meaning set forth in the definition of “Incremental Cap”.

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“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness, in each case, without giving effect to any reductions of amortization or other scheduled payments for periods where amortization has been reduced as a result of the prepayment of the applicable Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, or other similar non-corporate entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02         Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan” or “ABR Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”). Borrowings of Revolving Loans are sometimes referred to herein as “Revolving Borrowings”.

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SECTION 1.03         Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Without limiting the reclassification rights under any Section of Article VI, for purposes of determining compliance with any Section of Article VI, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction, restrictive agreement or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at the time of incurrence or consummation thereof shall be deemed to be incurred or otherwise permitted under such clause(s) determined by the Borrower in its sole discretion at such time of incurrence or consummation, as applicable.

SECTION 1.04         Accounting Terms; GAAP.

(a)          All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise prescribed herein.

(b)          Notwithstanding anything in this Agreement to the contrary, for purposes of determining compliance with any test contained in this Agreement, the Total Net Leverage Ratio, the Senior Secured First Lien Net Leverage Ratio and the Senior Secured Net Leverage Ratio shall be calculated on a Pro Forma Basis to give effect to the Transaction and all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made.

SECTION 1.05         Effectuation of Transactions.

All references herein to Holdings, the Borrower and their respective Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, any Intermediate Parent, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Acquisition and the other Transactions to occur on the Effective Date, unless the context otherwise requires.

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SECTION 1.06         Limited Condition Transactions.

Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio, the amount or availability of the Available Amount or any other basket (including incremental facilities or any baskets based on Consolidated EBITDA or total assets), or determining other compliance with this Agreement (including the determination of compliance with representations, warranties or any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with a Specified Transaction or other transaction undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio, the amount or availability of the Available Amount or any other basket and determination of the accuracy of any representation or warranty or whether an Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Specified Transactions or other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Borrower and its Subsidiaries) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions or other transactions. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

SECTION 1.07         Additional Alternative Currencies.

(a)          The Borrower may from time to time request that Eurodollar Revolving Loans be made and/or Letters of Credit be issued in a currency other than Dollars or those specifically listed in the definition of “Alternative Currency.” In the case of any such request with respect to the making of Eurodollar Revolving Loans, such request shall be subject to the approval of the Administrative Agent and all of the Revolving Lenders. In the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the applicable Issuing Bank and all of the Revolving Lenders.

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(b)          Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York City time), ten (10) Business Days prior to the date of the desired Revolving Borrowing or issuance of Letters of Credit (or such other time or date as may be agreed to by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, each Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurodollar Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof. In the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each Revolving Lender (in the case of any such request pertaining to Eurodollar Revolving Loans) or each Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. (New York City time), two (2) Business Days after its receipt of such request as to whether it consents, in its sole discretion, to the making of Eurodollar Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)          Any failure by a Revolving Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the last sentence of clause (b) above shall be deemed to be a refusal by such Revolving Lender or such Issuing Bank, as the case may be, to permit Eurodollar Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Eurodollar Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurodollar Revolving Loans. If the Administrative Agent and each Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07, the Administrative Agent shall promptly so notify the Borrower.

SECTION 1.08         Currency Equivalents Generally.

(a)          The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Amounts of a Borrowing or an issuance of any Letter of Credit or extension, renewal or increase of the amount thereof and any amounts outstanding hereunder denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except as set forth in this Agreement, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent or the Issuing Bank, as applicable and notified to the Borrower.

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(b)          Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurodollar Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurodollar Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar Amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be and notified to the Borrower.

(c)          For purposes of determining compliance as of any date with any covenant or incurrence test under any Loan Document or for purposes of making any determination under any Default or Event of Default hereunder or for any other specified purpose hereunder, amounts incurred or outstanding in currencies (other than Dollars) shall be translated into Dollars at the Exchange Rate; provided that if any Indebtedness or Liens are incurred to extend, replace, refund, refinance, renew or defease other Indebtedness or Liens denominated in currencies (other than Dollars), and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid, and fees and expenses incurred, in connection with such extension, replacement, refunding refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Indebtedness). No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in any covenant, representation or Default or Event of Default under any Loan Document being exceeded solely as a result of changes in currency exchange rates from the applicable Exchange Rate on the first Business Day of the fiscal quarter of Holdings in which such determination occurs or in respect of which such determination is made.

SECTION 1.09         Change in Currency.

(a)          Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euros at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Revolving Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)          Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary to reflect the adoption of the Euro by any member state of the European Union.

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(c)          Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary to reflect a change in currency of any other country.

SECTION 1.10         Guaranty and Security Principles.

(a)          Each Guarantee, the Security Documents and each other guarantee and security document delivered or to be delivered under this Agreement and any obligation to enter into such document or obligation by any Foreign Loan Party shall be subject in all respects to the Guaranty and Security Principles.

(b)          Notwithstanding any other provisions to the contrary in this Agreement, the guarantee granted by any Loan Guarantor incorporated or established in Luxembourg (“Luxembourg Guarantor”) for the obligations of any Loan Party which is not a direct or indirect subsidiary of such Luxembourg Guarantor shall be limited at any time to an aggregate amount (without double-counting) not exceeding the higher of:

(i)          95% of such Luxembourg Guarantor’s capitaux propres (as referred to in annex I to the grand-ducal regulation dated 18 December 2015 defining the form and content of the presentation of balance sheet and profit and loss account (the “Regulation”)) determined as at the date on which a demand is made under this guarantee, increased by the amount of any Intra-Group Liabilities; and

(ii)         95% of such Luxembourg Guarantor’s capitaux propres (as referred to in the Regulation) determined as at the date of this Agreement, increased by the amount of any Intra-Group Liabilities.

For the purposes of this section 1.10, Intra-Group Liabilities shall mean any amounts owed by the Luxembourg Guarantor to any Affiliate of such Luxembourg Guarantor and that have not been financed (directly or indirectly) by a borrowing under the Loan Documents.

In addition, the above limitation shall not apply to (i) any amounts borrowed by a Luxembourg Guarantor or any of its direct or indirect Subsidiaries under the Loan Documents and (ii) any amounts borrowed under the Loan Documents and on-lent, or otherwise made available, to the Luxembourg Guarantor or any of its direct or indirect Subsidiaries (in any form whatsoever).

SECTION 1.11         Luxembourg Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to a Luxembourg Credit Party

(a)          A reference to an “officer” or “director” of (a) a société à responsabilité limitée incorporated in Luxembourg includes a reference to a manager of such company and (b) a société en commandite par actions includes a reference to the managers or directors of its general partner.

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(b)          In respect of any company incorporated in Luxembourg, a reference to “by-laws” or “constitutional documents” of such company includes its up-to-date (restated) articles of association (statuts coordonnés).

(c)          In any Loan Document, where it relates to a company incorporated under the laws of Luxembourg, a reference to:

(i)          a “bankruptcy”, “insolvency”, “reorganization”, “receivership”, “liquidation”, “windingup”, “administration” or “dissolution” includes bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally;

(ii)         an act “affecting the rights of creditors generally” includes, without limitation, fraudulent conveyances which may lead to an action paulienne;

(iii)        a “receiver”, “administrative receiver”, “administrator”, “trustee”, “custodian”, “sequestrator”, “conservator” or similar officer includes a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(iv)        a “lien” or “security interest” includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(v)         a “set-off” includes, for the purposes of Luxembourg law, legal set-off;

(vi)        a person being “unable to pay its debts” includes that person being in a state of cessation of payments (cessation de paiements); and

(vii)       a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 et seq. of the Luxembourg Civil Code.

(d)          In any Loan Document, usage of the term “promissory note” does not, unless otherwise explicitly specified, refer to a “billet à ordre” within the meaning of the Luxembourg consolidated law dated December 15, 1962 on the bills of exchange and promissory note.

SECTION 1.12         Dutch Terms. In any Loan Document, where it relates to a company incorporated under the laws of the Netherlands, a reference to:

(a)          an administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

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(b)          a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(c)          any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(d)          a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention-of-title arrangement (recht van retentie), right to reclaim goods (recht van reclame), privilege (voorrecht) and, in general, any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(e)          a director in relation to a Dutch Loan Guarantor, means a managing director (bestuurder) and board of directors means its managing board (bestuur);

(f)          a receiver or trustee in bankruptcy includes a curator;

(g)          an administrator includes a bewindvoerder;

(h)          an attachment includes a beslag and attaching or taking possession of (any of those terms) includes beslag leggen; and

(i)          indemnify means vrijwaren.

Article II

THE CREDITS

SECTION 2.01         Commitments.

Subject to the terms and conditions set forth herein, (a) each Term Lender agrees to make Term Loans to the Borrower on the Effective Date denominated in Dollars in a principal amount not exceeding such Term Lender’s Term Commitment and (b) each Revolving Lender agrees to make Revolving Loans of the applicable Class to the Borrower denominated in Dollars or an Alternative Currency, from time to time during the Revolving Availability Period in an aggregate principal amount which will not result in such Revolving Lender’s Revolving Exposure of such Class exceeding such Revolving Lender’s Revolving Commitment of such Class. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02         Loans and Borrowings.

(a)          Each (i) Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class and (ii) Revolving Loans shall be made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

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(b)          Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurodollar Borrowing under Section 2.03 and provided an indemnity letter extending the benefits of Section 2.16 to Lenders in respect of such Borrowings. Revolving Loans denominated in (i) Dollars or Canadian Dollars may be ABR Loans or Eurodollar Loans and (ii) any Alternative Currency (other than Canadian Dollars) shall be Eurodollar Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)          At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Borrowings outstanding plus an additional two Eurodollar Borrowings for each outstanding Incremental Facility. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing of the applicable Class may be in an aggregate amount equal to the entire unused balance of the aggregate Revolving Commitments of such Class or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).

SECTION 2.03         Requests for Borrowings.

To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing (or, in the case of any Eurodollar Borrowing to be made on the Effective Date, the same Business Day) or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower substantially in the form of Exhibit C. Each such telephonic and written Borrowing Request shall specify the following information:

(i)          whether the requested Borrowing is to be a Revolving Borrowing, a Term Borrowing or a Borrowing of any other Class (specifying the Class thereof);

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(ii)         the aggregate amount of such Borrowing;

(iii)        the date of such Borrowing, which shall be a Business Day;

(iv)        whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)         in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)        the location and number of the Borrower’s account or accounts to which funds are to be disbursed; and

(vii)       in the case of a Revolving Borrowing, the currency in which such Borrowing is to be denominated.

If no election as to the Type of Borrowing is specified as to any requested Borrowing in Dollars or Canadian Dollars, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have requested that the Borrowing be denominated in Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04         [Reserved]

SECTION 2.05         Letters of Credit.

(a)          General. Subject to the terms and conditions set forth herein (including Section 2.22), each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders and the Borrower set forth in this Section 2.05 and elsewhere in the Loan Documents, to issue Letters of Credit denominated in Dollars or an Alternative Currency for the Borrower’s own account (or for the account of any Subsidiary so long as the Borrower is an obligor in respect of all Loan Document Obligations arising under or in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the period from the Effective Date until the date that is the fifth (5th) Business Day prior to the Revolving Maturity Date; provided that (x) no Issuing Bank shall be required to issue any trade letters of credit hereunder without its consent and (y) no Issuing Bank shall be required to issue any Letter of Credit if after giving effect thereto the LC Exposure with respect to all Letters of Credit issued by such Issuing Bank would exceed the amount set forth across from its name on Schedule 2.05 (or in the documents pursuant to which such Issuing Bank became an Issuing Bank). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

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(b)          Issuance, Amendment, Renewal or Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (at least three (3) Business Days before the requested date of issuance, amendment, renewal or extension (or, in the case of any such request to be made on the Effective Date, one (1) Business Day) or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section 2.05), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend, as the case may be, such Letter of Credit. Each such notice shall be in the form of Exhibit Q, appropriately completed (each, a “Letter of Credit Request”). If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) subject to Section 9.04(b)(ii), the Applicable Fronting Exposure of each Issuing Bank shall not exceed its Fronting Exposure Cap, (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments and (iii)  the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit. Letters of Credit will be available to be issued up to an aggregate face amount not to exceed the Letter of Credit Sublimit. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Requirements of Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise fully compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank now or hereafter in effect and applicable to letters of credit generally, (iii) except as otherwise agreed in writing by the Administrative Agent and the applicable Issuing Bank, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency, (iv) except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount less than $100,000, or (v) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure. No Issuing Bank shall be under any obligation (i) to amend or extend any Letter of Credit if (x) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit or (ii) to issue any Letter of Credit if such Letter of Credit contains any provisions for automatic reinstatement of all or any portion of the stated amount thereof after any drawing thereunder or after the expiry date of such Letter of Credit (provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods as provided in Section 2.05(d)).

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(c)          Notice. Each Issuing Bank agrees that, upon any issuance, amendment, renewal or extension of a Letter of Credit, it shall have given to the Administrative Agent written notice thereof required under paragraph (m)(iii) of this Section 2.05.

(d)          Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, the date to which it has been extended (not in excess of one year from the last applicable expiry date)) and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided further that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed or extended automatically for additional consecutive periods of one year or less (but not beyond the date that is five (5) Business Days prior to the Revolving Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least thirty (30) days prior to the then-applicable expiration date, that such Letter of Credit will not be renewed or extended; provided further that such Letter of Credit shall not be required to expire on such fifth (5th) Business Day prior to the Revolving Maturity Date if such Letter of Credit is cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements, in each case reasonably acceptable to the applicable Issuing Bank. For the avoidance of doubt, if the Revolving Maturity Date occurs prior to the expiration of any Letter of Credit as a result of the last proviso in the foregoing sentence, then upon the taking of actions described in such proviso with respect to such Letter of Credit, all participations in such Letter of Credit under the terminated Revolving Commitments shall terminate.

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(e)          Participations. Immediately upon the issuance of each Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, each Revolving Lender shall be deemed to have purchased and the applicable Issuing Bank shall be deemed to have sold a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. All fundings of such participations shall be denominated in Dollars. Each Revolving Lender acknowledges and agrees that its acquisition of participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each payment required to be made by it under the preceding sentence shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)          Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount (in same day funds) equal to such LC Disbursement not later than 4:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives written notice (including via e-mail) of such LC Disbursement (the “Reimbursement Date”), together with accrued interest or fees thereon in accordance with clause (i) of this Section 2.05. Anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and the applicable Issuing Bank prior to 4:00 p.m., New York City time, on the date such LC Disbursement is made that the Borrower intends to reimburse the applicable Issuing Bank for the amount of the LC Disbursement (including any accrued interest or fees thereon) with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Borrowing Request to the Administrative Agent requesting Revolving Lenders to make Revolving Loans that are ABR Revolving Loans on the Reimbursement Date in an amount equal to such LC Disbursement (together with any accrued interest or fees thereon), and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.02, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are ABR Revolving Loans in an amount equal to their Applicable Percentage of such LC Disbursement (together with any accrued interest or fees thereon), the proceeds of which shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for the amount of such LC Disbursement (together with any accrued interest or fees thereon); provided that if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to such LC Disbursement (together with any accrued interest or fees thereon), the Borrower shall reimburse the applicable Issuing Bank, on demand, in an amount in same day funds equal to the excess of such LC Disbursement (together with any accrued interest or fees thereon) over the aggregate amount of such Revolving Loans, if any, which are so received. The Revolving Loans made pursuant to this paragraph (f) shall be made without regard to the Borrowing Minimum.

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(g)          Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section 2.05 is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any exchange, change, waiver or release of any Collateral for, or any other Person’s guarantee of or other liability for, any of the Secured Obligations, (iii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, any Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one or more of its Subsidiaries and the beneficiary for which any Letter of Credit was procured), (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (v) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit (provided that the Borrower shall not be obligated to reimburse such LC Disbursements unless payment is made against presentation of a draft or other document that at least substantially complies with the terms of such Letter of Credit), (vi) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vii) any breach hereof or any other Loan Document by any party hereto or thereto, (viii) the fact that an Event of Default or a Default shall have occurred and be continuing, (ix) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder or (x) any adverse change in the relevant exchange rates or in the availability of any Alternative Currency to the Borrower or in the relevant currency markets generally. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank and the proceeds thereof, by the respective beneficiaries of such Letters of Credit or any assignees or transferees thereof. In furtherance and not in limitation of the foregoing, none of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged other than to confirm such documents comply with the terms of such Letter of Credit; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) its honor of any presentation under a Letter of Credit that appears on its face to substantially comply with the terms and conditions of such Letter of Credit; (v) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder); (vi) errors in interpretation of technical terms; (vii) any loss or delay in the transmission of any document required in order to make a drawing under any such Letter of Credit; (viii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (ix) any consequences arising from causes beyond the control of the Issuing Bank, including any act by a Governmental Authority and fluctuation in currency exchange rates. None of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder or place the Issuing Bank under any liability to the Borrower or any other Person. Notwithstanding the foregoing, none of the above shall be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential, incidental, exemplary or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Requirements of Law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, nonappealable judgment) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if (notwithstanding the appearance of substantial compliance) such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

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(h)          Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed in writing by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligations to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section 2.05.

(i)          Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

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(j)          Cash Collateralization. If (i) effective immediately, without demand or other notice of any kind, as of any expiration date of a Letter of Credit, such Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) effective immediately, without demand or other notice of any kind, as of the occurrence of any Event of Default under paragraph (h) or (i) of Section 7.01, or (iii) any Event of Default under paragraph (a) or (b) of Section 7.01 shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent, the applicable Issuing Bank or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount of cash in Dollars or an Alternative Currency, as the case may be, equal to the portions of the LC Exposure attributable to Letters of Credit, as of such date plus any accrued and unpaid interest thereon. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement and the other Loan Documents. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Administrative Agent or the Issuing Bank, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any cash collateral provided by the Defaulting Lender). The Administrative Agent (for the benefit of the Secured Parties) shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Permitted Investments and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding anything to the contrary set forth in this Agreement, moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, the balance shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all the Revolving Lenders), such balance shall be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k)          Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree in writing to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

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(l)          Resignation or Termination of an Issuing Bank. Subject to the appointment and acceptance of a successor Issuing Bank reasonably acceptable to the Borrower, any Issuing Bank may resign at any time by giving thirty (30) days’ written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to all Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not (a) be required (and shall be discharged from its obligations) to issue any additional Letters of Credit or extend or increase the amount of Letters of Credit then outstanding, without affecting its rights and obligations with respect to Letters of Credit previously issued by it, or (b) be deemed an Issuing Bank for any other purpose.

(m)          Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.05, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five (5) Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which a Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank; provided that no Issuing Bank shall have any liability hereunder to any Person for any failure to deliver the reports contemplated by this paragraph (m) of Section 2.05.

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(n)          Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued or when it is amended with the consent of the beneficiary thereof, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the applicable Issuing Bank shall not be responsible to the Borrower for, and the applicable Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the applicable Issuing Bank required or permitted under any law, order or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of any Governmental Authority in a jurisdiction where the applicable Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

SECTION 2.06         Funding of Borrowings.

(a)          Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)          Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c)          The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

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SECTION 2.07         Interest Elections.

(a)          Each Revolving Borrowing of the applicable Class and each Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07; provided that, notwithstanding anything to the contrary herein, no Loan may be converted into or continued as a Loan denominated in a different currency but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)          To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Revolving Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)        if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

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If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of an Interest Election Request in accordance with this Section 2.07, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid, at the end of such Interest Period such Borrowing, if denominated in Dollars or Canadian Dollars, shall be continued as a Eurodollar Borrowing of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing in excess of one month.

SECTION 2.08         Termination and Reduction of Commitments.

(a)          Unless previously terminated, (i) the Term Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b)          The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 unless such amount represents all of the remaining Commitments of such Class and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c)          The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least one (1) Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of any credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable and specified event or condition, in which case such notice may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of (x) the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class and (y) the Revolving Commitments shall be made to any Class of Revolving Commitment as directed by the Borrower (including to any Class of existing or extended Revolving Commitments).

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SECTION 2.09         Repayment of Loans; Evidence of Debt.

(a)          The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)          The Administrative Agent shall, in connection with the maintenance of the Register in accordance with Section 9.04(b)(iv), maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)          The entries made in the accounts maintained pursuant to paragraph (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(e)          Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

SECTION 2.10         Amortization of Term Loans.

(a)          Subject to adjustment pursuant to paragraph (c) of this Section 2.10, the Borrower shall repay Initial Term Loans on the last day of each March, June, September and December (commencing on September 30, 2016) in the principal amount of Term Loans as follows; provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day:

Payment Date	Amortization Payment
September 30, 2016	$2,750,000.00
December 31, 2016	$2,750,000.00
March 31, 2017	$2,750,000.00
June 30, 2017	$2,750,000.00
September 30, 2017	$2,750,000.00

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Payment Date	Amortization Payment
December 31, 2017	$2,750,000.00
March 31, 2018	$2,750,000.00
June 30, 2018	$2,750,000.00
September 30, 2018	$2,750,000.00
December 31, 2018	$2,750,000.00
March 31, 2019	$2,750,000.00
June 30, 2019	$2,750,000.00
September 30, 2019	$2,750,000.00
December 31, 2019	$2,750,000.00
March 31, 2020	$2,750,000.00
June 30, 2020	$2,750,000.00
September 30, 2020	$2,750,000.00
December 31, 2020	$2,750,000.00
March 31, 2021	$2,750,000.00
June 30, 2021	$2,750,000.00
September 30, 2021	$2,750,000.00
December 31, 2021	$2,750,000.00
March 31, 2022	$2,750,000.00
June 30, 2022	$2,750,000.00
September 30, 2022	$2,750,000.00
December 31, 2022	$2,750,000.00
March 31, 2023	$2,750,000.00

(b)          To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.

(c)          Any prepayment of a Term Borrowing of any Class (i) pursuant to Section 2.11(a) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10 as directed by the Borrower (and absent such direction in direct order of maturity) and (ii) pursuant to Section 2.11(c) or 2.11(d) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10, or, in each case except as otherwise provided in any Incremental Amendment, Refinancing Amendment or Loan Modification Agreement, pursuant to the corresponding section of such Incremental Amendment, Refinancing Amendment or Loan Modification Agreement, as applicable, as directed by the Borrower and, in the absence of such direction, in direct order of maturity (including any Incremental Facility).

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(d)          Prior to any repayment of any Term Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such election not later than 2:00 p.m., New York City time, one (1) Business Day before the scheduled date of such repayment. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16 and shall be applied in direct order of maturity. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11         Prepayment of Loans.

(a)          (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty; provided that in the event that, on or prior to the first anniversary of the Effective Date, the Borrower (x) makes any prepayment of Initial Term Loans in connection with any Repricing Transaction or (y) effects any amendment of this Agreement resulting in a Repricing Transaction or (z) makes a mandatory prepayment of Initial Term Loans pursuant to Section 2.11(c) in connection with a Prepayment Event described in clause (b) of the definition of “Prepayment Event”, in either case, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders holding Initial Term Loans, (I) a prepayment premium of 1.00% of the principal amount of the Initial Term Loans being prepaid in connection with such Repricing Transaction and (II) in the case of clause (y), an amount equal to 1.00% of the aggregate amount of the applicable Initial Term Loans of non-consenting Lenders outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such amendment.

(ii)         Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries may offer to prepay all or a portion of the outstanding Class of any Term Loans on the following basis:

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(A)         Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that (x) Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall not make any Borrowing of Revolving Loans to fund any Discounted Term Loan Prepayment and (y) Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries were notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of Holdings’, any Intermediate Parent’s, the Borrower’s or any of their respective Subsidiaries’ election not to accept any Solicited Discounted Prepayment Offers and (z) each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided further that any Term Loan that is prepaid will be automatically and irrevocably cancelled.

(B)         (1) Subject to the proviso to subsection (A) above, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

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(2)         Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)         If there is at least one Discount Prepayment Accepting Lender, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries will make prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall be due and payable by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

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(C)         (1) Subject to the proviso to subsection (A) above, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

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(2)         The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries agree to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

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(3)         If there is at least one Participating Lender, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)         (1) Subject to the proviso to subsection (A) above, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate Dollar Amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) such Term Lender is willing to allow to be applied to the prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid subject to such Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

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(2)         The Auction Agent shall promptly provide Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries (the “Acceptable Discount”), if any. If Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries by the Acceptance Date, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

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(3)         Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries at the Acceptable Discount in accordance with this Section 2.11(a)(ii)(D). If Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries elects to accept any Acceptable Discount, then Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro-rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender who made a Solicited Discounted Prepayment Offer of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

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(E)         In connection with any Discounted Term Loan Prepayment, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable and customary fees and expenses from Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries in connection therewith.

(F)         If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall prepay such Term Loans on the Discounted Prepayment Effective Date. Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. New York City time on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans as directed by the Borrower. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

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(G)         To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries.

(H)         Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)         Each of Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and their respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J)         Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable (and if such offer is revoked pursuant to the preceding clauses, any failure by the Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b)          In the event and on each occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments (other than as a result of currency fluctuations on any date that is not a Revaluation Date), the Borrower shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount necessary to eliminate such excess within one (1) Business Day following Borrower’s receipt of written notice from the Administrative Agent.

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(c)          In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings or its Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five (5) Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” on the date of such Prepayment Event), prepay Initial Term Loans in an aggregate amount equal to (x) 100% of the amount of such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event”, if Holdings, the Borrower or any of the Restricted Subsidiaries invest (or commit to invest) the Net Proceeds from such event (or a portion thereof) within 12 months after receipt of such Net Proceeds in the business of the Borrower and the other Subsidiaries, then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 12-month period (or if committed to be so invested within such 12-month period, have not been so invested within 18 months after receipt thereof), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested); provided further that the Borrower may use a portion of such Net Proceeds to prepay or repurchase any Incremental Term Loans, Other Term Loans or other Indebtedness, in each case that is secured by the Collateral on a pari passu basis with the Loans to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Initial Term Loans and such other Indebtedness.

(d)          Following the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2017, the Borrower shall prepay Initial Term Loans in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided that such amount shall be reduced by the aggregate amount of prepayments and repurchases of (i) Term Loans (and, (x) amounts used to repay borrowings of Revolving Loans incurred on the Effective Date to fund original issue discount or upfront fees resulting from the Joint Lead Arrangers’ exercise of the “pricing flex” provisions of the Fee Letter and (y) to the extent the Revolving Commitments are reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans) made pursuant to Section 2.11(a) or otherwise in a manner not prohibited by Section 9.04(g) during such fiscal year or after such fiscal year and prior to the time such prepayment is due (without duplication to subsequent years) as provided below (provided that such reduction as a result of prepayments pursuant to Section 2.11(a)(ii) or repurchases pursuant to Section 9.04(g) shall be limited to the actual amount of such cash prepayment) and (ii) other Senior Secured First Lien Indebtedness (provided that in the case of the prepayment of any revolving commitments, there is a corresponding reduction in commitments) made during such fiscal year or after such fiscal year and prior to the time such prepayment is due (without duplication to subsequent years) (excluding all such prepayments funded with the proceeds of other long term Indebtedness). Each prepayment pursuant to this paragraph shall be made on or before the date that is ten (10) days after the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated.

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(e)          Prior to any optional prepayment of Borrowings pursuant to Section 2.11(a)(i), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section 2.11. In the event of any optional prepayment of Revolving Borrowings, the Borrower shall select the Class or Classes of Revolving Borrowings to be prepaid. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Borrowings (and, to the extent provided in the Refinancing Amendment for any Class of Other Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Term Lender (and, to the extent provided in the Refinancing Amendment or Loan Modification Agreement for any Class of Other Term Loans, any Lender that holds Other Term Loans of such Class) may elect, by notice to the Administrative Agent by telephone (confirmed by facsimile) at least two (2) Business Days prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans or Other Term Loans of any such Class pursuant to this Section 2.11 (other than an optional prepayment pursuant to paragraph (a)(i) of this Section or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans or Other Term Loans of any such Class but was so declined (and not used pursuant to the immediately following sentence) shall be retained by Holdings or its Restricted Subsidiaries (such amounts, “Retained Declined Proceeds”). An amount equal to any portion of a mandatory prepayment of Term Borrowings that is declined by the Lenders under this Section 2.11(e) may, to the extent not prohibited hereunder or under the documentation governing the Permitted First Priority Refinancing Debt or the Pari Passu Intercreditor Agreement, be applied by the Borrower to prepay (at the Borrower’s election), pari passu Indebtedness, Second Lien Term Loans or Permitted Junior Priority Refinancing Debt or may be retained to be used for any other purposes not prohibited hereunder. Optional prepayments of Term Borrowings shall be allocated among the Classes of Term Borrowings as directed by the Borrower. In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16, provided that, in connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to Section 2.11(c) or (d), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurodollar Loans.

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(f)          The Borrower shall notify the Administrative Agent of any optional prepayment pursuant to Section 2.11(a)(i) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable and specified event or condition, in which case such notice of prepayment may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13, and subject to Section 2.11(a)(i), shall be without premium or penalty. At the Borrower’s election in connection with any prepayment pursuant to this Section 2.11, such prepayment shall not be applied to any Term Loan or Revolving Loan of a Defaulting Lender (under any of subclauses (a), (b) or (c) of the definition of “Defaulting Lender”) and shall be allocated ratably among the relevant non-Defaulting Lenders.

(g)          Notwithstanding any other provisions of Section 2.11(c) or (d), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event by a Subsidiary of Holdings that is organized or incorporated under the laws of a jurisdiction other than the United States, any state, commonwealth or territory thereof or the District of Columbia, giving rise to a prepayment pursuant to Section 2.11(c) or (d) (a “Restricted Prepayment Event”) or Excess Cash Flow are prohibited or delayed by applicable local law (including financial assistance, corporate benefit, restrictions on repatriating or upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) from being repatriated to the Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(c) or (d), as the case may be, and such amounts may be retained by such Subsidiary, (B) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Restricted Prepayment Event or Excess Cash Flow would have an adverse (other than de minimis consequence) tax or cost consequence to any Loan Party or any direct or indirect equity holder thereof with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary, (C) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Restricted Prepayment Event or Excess Cash Flow would violate any material organizational document restrictions (as a result of minority ownership) and restrictions in other material agreements (to the extent not in violation of Section 6.09), the Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary and (D) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Restricted Prepayment Event or Excess Cash Flow would give rise to a risk of liability for the directors of such Subsidiary, the Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary; provided that (i) the Borrower hereby agrees to use commercially reasonable efforts (as determined in the Borrower’s reasonable business judgment) to overcome or eliminate any such restrictions on repatriation even if the Borrower does not intend to actually repatriate such cash, so that an amount equal to the full amount of such Net Proceeds will otherwise be subject to repayment under this Section 2.11, and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Restricted Payment Event could reasonably be expected to have adverse Tax cost consequences for Holdings, the Borrower or any Restricted Subsidiary with respect to such Net Proceeds, an amount equal to such Net Proceeds that would be so affected will not be subject to repayment under this Section 2.11 and such amounts shall be available for general corporate purposes of the Loan Parties and their Subsidiaries as long as not required to be prepaid in accordance with this Section 2.11. For the avoidance of doubt, Borrower shall be permitted to make any repayments required by Section 2.11(c) or Section 2.11(d) from any source of funds and shall not be required to make any repayments from funds contained in any particular Loan Party. The non-application of any such prepayment amounts as a result of the foregoing provisions will not constitute a Default or Event of Default and such amounts shall be available for working capital and general corporate purposes of the Loan Parties and their Subsidiaries as long as not required to be prepaid in accordance with such provisions. Notwithstanding the foregoing, any payments actually made by the Loan Parties shall be applied net of an amount equal to the additional Taxes of Holdings, its Subsidiaries and the direct and indirect holders of Equity Interests in Holdings that would be payable or reserved against and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs.

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SECTION 2.12         Fees.

(a)          The Borrower agrees to pay to the Administrative Agent in Dollars for the account of each Revolving Lender (other than a Defaulting Lender) a commitment fee, which shall accrue at the rate of the Commitment Fee Percentage per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last Business day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

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(b)          The Borrower agrees to pay (i) to the Administrative Agent in Dollars for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements but taking into account the maximum amount available to be drawn under all outstanding Letters of Credit, whether or not such maximum amount is then in effect) during the period from and including the Effective Date to and including the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank in Dollars a fronting fee (which fee shall be calculated by the Administrative Agent in consultation with the applicable Issuing Bank and payable directly to the applicable Issuing Bank), which shall accrue at the rate to be agreed by each Issuing Bank, not to be greater than 0.125% per annum on the daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements but taking into account the maximum amount available to be drawn under all outstanding Letters of Credit, whether or not such maximum amount is then in effect) during the period from and including the Effective Date to and including the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the last Business Day of March, June, September and December, respectively, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)          The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

(d)          The Borrower agrees to pay on the Effective Date to each Term Lender party to this Agreement as a Term Lender on the Effective Date, as fee compensation for the funding of such Term Lender’s Initial Term Loan, a closing fee in an amount equal to 4.00% of the stated principal amount of such Term Lender’s Initial Term Loan. Such fees shall be payable to each Lender out of the proceeds of such Term Lender’s Initial Term Loan as and when funded on the Effective Date and shall be treated (and reported) by the Borrower and Term Lenders as a reduction in issue price of the Initial Term Loans for U.S. federal, state and local income tax purposes. Such closing fee will be in all respects fully earned, due and payable on the Effective Date and non-refundable and non-creditable thereafter.

(e)          Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

SECTION 2.13         Interest.

(a)          The Loans comprising each ABR Borrowing denominated in Dollars or Canadian Dollars shall bear interest at the Alternate Base Rate or Canadian Base Rate, respectively, plus the Applicable Rate.

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(b)          The Loans comprising each Eurodollar Borrowing denominated in (i) Dollars or Sterling shall bear interest at the Adjusted LIBO Rate, (ii) Canadian Dollars shall bear interest at the Adjusted BA Rate or (iii) Euros shall bear interest at Adjusted EURIBOR, in each case for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)          Notwithstanding the foregoing, if upon the occurrence and during the continuance of any Specified Event of Default, any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.13; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)          Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate, the Canadian Base Rate or the BA Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Base Rate, Adjusted LIBO Rate, Adjusted BA Rate or Adjusted EURIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14         Alternate Rate of Interest.

If at least two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)          the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Adjusted BA Rate or Adjusted EURIBOR, as applicable, for such Interest Period; or

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(b)          the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the Adjusted BA Rate or Adjusted EURIBOR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Loans impacted by this clause (b) or clause (a) above, “Impacted Loans”);

(c)          the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) in the event any Loans denominated in Dollars or Canadian Dollars are so affected, (x) any Interest Election Request that requests the conversion of any Borrowing in Dollars or Canadian Dollars to, or continuation of any Borrowing in Dollars or Canadian Dollars as, a Eurodollar Borrowing in Dollars or Canadian Dollars shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Borrowing in Dollars or Canadian Dollars, then such Borrowing shall be made as an ABR Borrowing, unless such Borrowing is a Revolving Facility B Borrowing denominated in Canadian Dollars, in which case such Borrowing Request shall be ineffective and (ii) in the event any Loans denominated in an Alternative Currency (other than Canadian Dollars) are so affected, the relevant interest rate shall be determined in accordance with clause (ii) of the definition of “LIBO Rate” or “EURIBOR”, as applicable; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

(d)          Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of this Section 2.14 and/or is advised by the Required Lenders of their determination in accordance with clause (b) of this Section 2.14 and the Borrower shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend the definition of “LIBO Rate”, “BA Rate”, or “EURIBOR” and other applicable provisions to preserve the original intent thereof in light of such change; provided that, until so amended, such Impacted Loans will be handled as otherwise provided pursuant to the terms of this Section 2.14.

SECTION 2.15         Increased Costs.

(a)          If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate, the Adjusted BA Rate or Adjusted EURIBOR, as applicable); or

(ii)         impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

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and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such increased costs actually incurred or reduction actually suffered.

(b)          If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c)          A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)          Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

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SECTION 2.16         Break Funding Payments.

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense (excluding loss of profit) actually incurred by it as a result of such event. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted LIBO Rate, the Adjusted BA Rate or Adjusted EURIBOR, as applicable, for such Loan by a matching deposit or other borrowing in the applicable interbank eurodollar market or Canadian money market, as applicable, for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 and the reasons therefor delivered to the Borrower shall be prima facie evidence of such amounts. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any loss, cost or expense more than 180 days prior to the date that such Lender delivers such certificate. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern. Notwithstanding the foregoing, no Lender shall demand compensation pursuant to this Section 2.16 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities.

SECTION 2.17         Taxes.

(a)          Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law. If the applicable withholding agent (including, for the avoidance of doubt, the Administrative Agent or any Loan Party) shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Taxes from such payments, then the applicable withholding agent shall make such deductions and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law, and if such Taxes are Indemnified Taxes or Other Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions have been made (including such deductions applicable to additional amounts payable under this Section 2.17), each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made.

(b)          Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

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(c)          The Borrower shall indemnify the Administrative Agent and each Lender within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document and any Other Taxes paid by the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)          To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties pursuant to Section 2.17 and without limiting any obligation of the Loan Parties to do so pursuant to such Section) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses, and any other out-of-pocket expenses, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 2.17(d). The agreements in this Section 2.17(d) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, any assignment of rights by a Loan Party, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

(e)          As soon as practicable after any payment of any Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(f)          Each Lender shall, at such times as are reasonably requested by Borrower or the Administrative Agent, (i) complete any documentation required for the Borrower to obtain clearance to make payments under the Loan Documents without, or with a reduction in, any withholding Tax and (ii) provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by any Requirement of Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation expired, obsolete or inaccurate in any respect (including any specific documentation required below in this Section 2.17(e)), deliver promptly to Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to Tax at a rate reduced by an applicable tax treaty, the Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.

Without limiting the generality of the foregoing:

(i)          Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)         Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)         two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B)         two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates, substantially in the form of Exhibit N (any such certificate a “United States Tax Compliance Certificate”), and (y) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms),

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(D)         to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner that would be required under this Section 2.17 if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E)         two properly completed and duly signed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii)        If a payment made to any Lender under any Loan Document would be subject to withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

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(g)          If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the Administrative Agent or the relevant Lender, as applicable, shall use commercially reasonable efforts to cooperate with the Borrower in a reasonable challenge of such Taxes if so requested by the Borrower, provided that (a) the Administrative Agent or such Lender determines in its reasonable discretion that it would not be subject to any unreimbursed third party cost or expense or otherwise be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of the Administrative Agent or such Lender, as applicable and (c) the Borrower indemnifies the Administrative Agent or such Lender, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agree promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary, this Section 2.17(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other person). Notwithstanding anything herein to the contrary, the Borrower shall not be required to compensate such Lender for any amount incurred under this Section 2.17 more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

(h)          The agreements in this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(i)          For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank and the term “applicable Requirements of Law” includes FATCA.

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SECTION 2.18         Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)          The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) at or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time, on the date when due), in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Except as otherwise expressly provided herein and except with respect to principal of or interest on Loans denominated in an Alternative Currency, all such payments shall be made in Dollars to such account as may be specified by the Administrative Agent. Except as otherwise expressly provided herein and except with respect to principal of or interest on Loans denominated in Dollars, all payments by the Borrower hereunder with respect to principal of and interest on Loans denominated in any Alternative Currency shall be made in such Alternative Currency to such account as may be specified by the Administrative Agent. If, for any reason, the Borrower is prohibited by any Requirements of Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Amount of the Alternative Currency payment amount (it being agreed that, for purposes of this sentence, the Dollar Amount shall be determined by the Administrative Agent pursuant to clause (b) of the definition of “Dollar Amount”). Payments to be made directly to any Issuing Bank shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension.

(b)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)          If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Revolving Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

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(d)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate (if denominated in Dollars or any Alternative Currency (other than Canadian Dollars)) or the BA Rate (if denominated in Canadian Dollars) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(e), Section 2.05(f), Section 2.06(a), Section 2.06(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

SECTION 2.19         Mitigation Obligations; Replacement of Lenders.

(a)          If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

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(b)          If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is or becomes a Disqualified Lender or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Issuing Bank), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20         Incremental Credit Extensions.

(a)          The Borrower may at any time or from time to time on one or more occasions after the Effective Date, by written notice delivered to the Administrative Agent request (i) one or more additional Classes of term loans (each an “Incremental Term Facility”), (ii) one or more additional term loans of the same Class of any existing Class of term loans (each an “Incremental Term Increase”), (iii) one or more increases in the amount of the Revolving Commitments of any Class (each such increase, an “Incremental Revolving Commitment Increase”) and/or (iv) one or more additional Classes of Revolving Commitments (the “Additional/Replacement Revolving Commitments,” and, together with any Incremental Term Facility, Incremental Term Increase and the Incremental Revolving Commitment Increases, the “Incremental Facilities” and any Loans thereunder, the “Incremental Loans”); provided that, after giving effect to the effectiveness of any Incremental Facility Amendment, subject to certain “certain funds provisions” to be agreed to by the Borrower and the Incremental Facilities Lenders, no Event of Default shall have occurred and be continuing or would result therefrom (provided, that in the case of an Incremental Facility incurred to finance a Limited Condition Transaction, if the Borrower has made an LCT Election, such condition shall be that no Event of Default shall have occurred and be continuing at the LCT Test Date). Notwithstanding anything to contrary herein, the aggregate principal amount of the Incremental Facilities that can be incurred at any time shall not exceed the Incremental Cap at such time. Each Incremental Facility shall be in a minimum principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof if such Incremental Facilities are denominated in Dollars (unless the Borrower and the Administrative Agent otherwise agree); provided that such amount may be less than $10,000,000 to the extent such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above.

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(b)          (i) The Incremental Term Loans (a)(1) shall rank equal or junior in right of payment and equal or junior in right of security with the Term Loans or may be unsecured, and if junior in right of payment and/or security or unsecured, shall be established as a separate facility than the facility for the Term Loans that are secured by the Collateral on a first priority basis, (2) shall be structured such that neither Holdings nor any Restricted Subsidiary is a guarantor with respect to such Indebtedness unless Holdings or such Restricted Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed the Obligations, and (3) if secured, the obligations in respect thereof shall not be secured by Liens on the assets of Holdings and the Restricted Subsidiaries, other than assets constituting Collateral, and if established as a separate facility, shall be subject to a customary intercreditor agreement with the Administrative Agent and/or Collateral Agent substantially consistent with the applicable Intercreditor Agreement together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior liens may secured by Liens that are pari passu with or junior in priority to, other Liens that are junior to the Liens securing the Obligations), (b) shall not (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature prior to the Term Maturity Date of the Initial Term Loans) mature earlier than the Term Maturity Date of the Initial Term Loans, (c) shall not (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not have a shorter Weighted Average Life to Maturity than the remaining Initial Term Loans) have a shorter Weighted Average Life to Maturity than the remaining Initial Term Loans, (d) shall have a maturity date (subject to clause (b)), an amortization schedule (subject to clause (c)), interest rates (including through fixed interest rates), “most favored nation” provisions (if any), interest margins, rate floors, upfront fees, funding discounts, original issue discounts, financial covenants (if any) and prepayment terms and premiums as determined by the Borrower and the Additional Term Lenders thereunder; provided that, for any Incremental Term Loans which are secured on a pari passu basis with the Initial Term Loans and ranking pari passu with the Initial Term Loans in right of payment, in the event that the Effective Yield for any such Incremental Term Loans is greater than the Effective Yield for the Initial Term Loans by more than 0.50% per annum, then the Effective Yield for the Initial Term Loans shall be increased to the extent necessary so that the Effective Yield for the Initial Term Loans is equal to the Effective Yield for such Incremental Term Loans minus 0.50% per annum; provided, further, that if the Incremental Term Loans include an interest rate floor greater than the applicable interest rate floor under the Initial Term Loans, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the Initial Term Loans shall be required, but only to the extent an increase in the interest rate floor in the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the interest rate margin) applicable to the Initial Term Loans shall be increased to the extent of such differential between interest rate floors, (e) any Incremental Term Facility may provide for the ability to participate (x) on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) in any voluntary prepayments of the Initial Term Loans and (y) on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis other than in the case of prepayment with Other Term Loans incurred pursuant to a Refinancing Amendment to refinance such Incremental Term Loans or any other Credit Agreement Refinancing Indebtedness in respect of such Incremental Term Loans) in any mandatory prepayments of the Initial Term Loans and (f) may otherwise have terms and conditions different from those of the Term Loans (including currency denomination); provided that (x) to the extent the terms and documentation with respect to such Incremental Term Loans are not consistent with the existing Initial Term Loans (except with respect to matters contemplated by clauses (a), (b), (c), (d) and (e) above), the covenants, events of default and guarantees of any such Incremental Term Loans shall not be materially more restrictive to the Borrower, when taken as a whole, than the terms of the Initial Term Loans unless (1) Lenders under the Initial Term Loans also receive the benefit of such more restrictive terms (it being understood that, to the extent that any covenant, event of default or guarantee is added or modified for the benefit of any Incremental Term Facility, no consent shall be required from the Administrative Agent or any of the Term Lenders to the extent that such covenant, event of default or guarantee is also added or modified for the benefit of the existing Term Loans), (2) any such provisions apply after the Term Maturity Date with respect to the Initial Term Loans or (3) such terms are reasonably satisfactory to the Administrative Agent and the Borrower and (y) in no event shall it be a condition to the effectiveness of, or borrowing under, any such Incremental Term Loans that any representation or warranty of any Loan Party set forth herein be true and correct, except and solely to the extent required by the Additional Term Lenders providing such Incremental Term Loans. Any Incremental Term Increase shall be on the same terms and pursuant to the same documentation applicable to the Term Loans (except with respect to matters contemplated by clauses (a), (b), (c), (d) and (e) above). Any Incremental Term Facility shall be on terms and pursuant to documentation as determined by the Borrower and the Additional Term Lenders providing such Incremental Term Facility, subject to the restrictions and exceptions set forth above.

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(ii)         The Incremental Revolving Commitment Increase shall be treated the same as the Class of Revolving Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Class of Revolving Loans being increased (it being understood that, if required to consummate an Incremental Revolving Commitment Increase, the pricing, interest rate margins, “most favored nation” provisions (if any), rate floors and undrawn commitment fees on the Class of Revolving Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders providing the Incremental Revolving Commitment Increase (without any requirement to pay such fees to any existing Revolving Lenders)). Any Incremental Revolving Commitment Increase shall be on the same terms and pursuant to the same documentation applicable to the Revolving Loans (excluding upfront fees and customary arranger fees).

(iii)        The Additional/Replacement Revolving Commitments (a)(1) shall rank equal or junior in right of payment and equal or junior in right of security with the Revolving Loans or may be unsecured, and if junior in right of payment and/or security or unsecured, shall be established as a separate facility than the facility for the Revolving Loans that are secured by the Collateral on a first priority basis, (2) shall be structured such that neither Holdings nor any Restricted Subsidiary is a borrower or a guarantor with respect to such Indebtedness unless Holdings or such Restricted Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed or borrowed, as applicable, the Obligations, and (3) if secured, the obligations in respect thereof shall not be secured by Liens on the assets of Holdings and the Restricted Subsidiaries, other than assets constituting Collateral, and if established as a separate facility, shall be subject to a customary intercreditor agreement with the Administrative Agent and/or Collateral Agent substantially consistent with the applicable Intercreditor Agreement together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior liens may secured by Liens that are pari passu with or junior in priority to, other Liens that are junior to the Liens securing the Obligations), (b) shall not mature earlier than the Revolving Maturity Date with respect to the initial Revolving Loans and shall require no mandatory commitment reduction prior to the Revolving Maturity Date applicable to the initial Revolving Loans, (c) shall have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, arrangement fees, structuring fees, ticking fees, amendment fees, consent fees, and any other fees, undrawn commitment fees, funding discounts, original issue discounts, prepayment terms and premiums, and commitment reduction and termination terms as determined by the Borrower and the lenders of such commitments, (d) shall contain borrowing, repayment and termination of Commitment procedures as determined by the Borrower and the lenders of such commitments, (e) may include provisions relating to letters of credit, as applicable, issued thereunder, which issuances shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the letter of credit issuer, as applicable, which shall be determined by the Borrower, the lenders of such commitments and the applicable letter of credit issuers and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Incremental Facility Amendment) to the terms relating to the Letters of Credit with respect to the applicable Class of Revolving Commitments or otherwise reasonably acceptable to the Administrative Agent and (f) may otherwise have terms and conditions different from those of the Revolving Commitments and the Revolving Loans made under this Agreement (including currency denomination); provided that (x) to the extent the terms and documentation with respect to such Additional/Replacement Revolving Commitments are not consistent with the existing Revolving Commitments (except with respect to matters contemplated by clauses (b), (c), (d) and (e) above), the covenants, events of default and guarantees of any such Additional/Replacement Revolving Commitments shall not be materially more restrictive to the Borrower, when taken as a whole, than the terms of the Revolving Commitments unless (1) Lenders under Revolving Commitments also receive the benefit of such more restrictive terms (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any Additional/Replacement Revolving Commitment, no consent shall be required from the Administrative Agent or any of the Revolving Lenders to the extent that such financial maintenance covenant is also added for the benefit of the existing Revolving Commitments), (2) any such provisions apply after the Revolving Maturity Date or (3) such terms shall be reasonably satisfactory to the Administrative Agent and the Borrower and (y) in no event shall it be a condition to the effectiveness of, or initial borrowing under, any such Additional/Replacement Revolving Commitments that any representation or warranty of any Loan Party set forth herein be true and correct, except and solely to the extent required by the Additional/Replacement Revolving Lenders providing such Additional/Replacement Revolving Commitments. Any Additional/Replacement Revolving Commitments shall be on terms and pursuant to documentation as determined by the Borrower and the Additional/Replacement Revolving Lenders providing such Additional/Replacement Revolving Commitments, subject to the restrictions set forth above; provided further that, notwithstanding anything to the contrary in this Section 2.19 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates, (B) repayments required upon the maturity date of the Revolving Loan Commitments and (C) repayment made in connection with a permanent repayment and termination of any commitments) of Loans with respect to Additional/Replacement Revolving Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Loan Commitments, and (2) the permanent repayment of Revolving Loans with respect to, and termination of, Additional/Replacement Revolving Commitments after the associated Incremental Facility closing date shall be made on a pro rata basis with all other Revolving Loan Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class. Any Additional/Replacement Revolving Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the Revolving Loan Commitments prior to the Incremental Facility Closing Date.

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(c)          Each notice from the Borrower pursuant to this Section shall set forth the requested amount of the relevant Incremental Term Loans, Incremental Revolving Commitment Increases or Additional/Replacement Revolving Commitments.

(d)          Commitments in respect of any Incremental Term Increase and Incremental Revolving Commitment Increases shall become Commitments (or in the case of an Incremental Revolving Commitment Increase to be provided by an existing Lender with a Revolving Commitment, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent (provided, that if such amendment does not affect the rights, duties, privileges or obligations of the Administrative Agent, the Administrative Agent shall only be required to acknowledge such amendment). An Incremental Facility may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have the right to participate in any Incremental Facility or, unless it agrees, be obligated to provide any Incremental Loans) or by any Additional Lender. Any loan under an Incremental Term Increase and any loan under an Incremental Revolving Commitment Increase shall be a “Loan” for all purposes of this Agreement and the other Loan Documents. The Incremental Facility Amendment may, subject to Section 2.20(b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20 (including, in connection with an Incremental Revolving Commitment Increase, to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders and including voting rights as contemplated by Section 9.02). The effectiveness of any Incremental Facility Amendment and the occurrence of any credit event (including the making (but not the conversion or continuation) of a Loan and the issuance, increase in the amount, or extension of a Letter of Credit thereunder) pursuant to such Incremental Facility Amendment shall be subject to the satisfaction of such conditions as the parties thereto shall agree and as required by this Section 2.20. The Borrower will use the proceeds of the Incremental Term Loans, Incremental Revolving Commitment Increases and Additional/Replacement Revolving Commitments for any purpose not prohibited by this Agreement.

(e)          Notwithstanding anything to the contrary, this Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

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SECTION 2.21         Refinancing Amendments.

(a)          At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (i) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (i) will be deemed to include any then outstanding Other Term Loans) or (ii) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (ii) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will be unsecured or will rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder, (ii) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, and (iii) the Net Proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of any outstanding Term Loans or reduction of Revolving Commitments being so refinanced, as the case may be. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of the conditions as agreed between the lenders providing such Credit Agreement Refinancing Indebtedness and the Borrower. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than $10,000,000 in the case of Other Term Loans or $10,000,000 in the case of Other Revolving Loans and (y) an integral multiple of $1,000,000 in excess thereof (in each case unless the Borrower and the Administrative Agent otherwise agree). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments; provided that no Issuing Bank shall be required to act as “issuing bank” under any such Refinancing Amendment without its written consent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

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(b)          If, in connection with any proposed Refinancing Amendment with respect to any Class of Loans, any Lender of such Class declines to provide any portion of the Credit Agreement Refinancing Indebtedness on the terms provided by the other Lenders providing such Credit Agreement Refinancing Indebtedness (each such Lender, a “Non-Refinancing Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Refinancing Lender, (i) cause such Lender to (and such Lender shall be obligated to (and to the extent such Non-Refinancing Lender does not execute such Refinancing Amendment, such Refinancing Amendment shall nonetheless be effective without such signature of the Non-Refinancing Lender)) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the applicable Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) in connection with such Refinancing Amendment; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) such Non-Refinancing Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the applicable Class assigned by it pursuant to this Section 2.21(b), accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11) payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (b) no processing and recordation fee specified in Section 9.04(b) shall be payable in connection therewith.

(c)          This Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.22         Defaulting Lenders.

(a)          Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii)         Reallocation of Payments. Subject to the last sentence of Section 2.11(f), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and LC Disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.05(j) or this Section 2.22(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii)        Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.12(b).

(iv)        Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.05 and the payments of participation fees pursuant to Section 2.12(b), the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans of that non-Defaulting Lender.

(v)         Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the Issuing Banks’ Applicable Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

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(b)          Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv) or the proviso to the definition thereof), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties and subject to Section 9.20, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.23         Illegality.

If any Lender reasonably determines that any law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, the Adjusted BA Rate or Adjusted EURIBOR (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Adjusted LIBO Rate, the Adjusted BA Rate or Adjusted EURIBOR, then, on notice thereof by such Lender to Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans in the affected currency or currencies or to convert ABR Loans to Eurodollar Loans in the affected currency or currencies shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate or the Adjusted BA Rate component of the Canadian Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate or the Adjusted BA Rate component of the Canadian Base Rate, as applicable, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or (I) if applicable and such Loans are denominated in Dollars or Canadian Dollars, convert all Eurodollar Loans denominated in Dollars or Canadian Dollars of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate or the Adjusted BA Rate component of the Canadian Base Rate, as applicable), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans, or (II) if applicable and such Loans are denominated in an Alternative Currency (other than Canadian Dollars), to the extent the Borrower and the applicable Lenders agree, convert such Loans to Loans bearing interest at an alternative rate mutually acceptable to the Borrower and all of the applicable Lenders, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans; provided, however, that if the Borrower and the applicable Lender cannot agree within a reasonable time on an alternative rate for such Loans denominated in an Alternative Currency (other than Canadian Dollars), the Borrower may, at its discretion, either (i) prepay such Loans or (ii) maintain such Loans outstanding, in which case, the interest rate payable to the applicable Lender on such Loans will be the rate determined by such Lender as its cost of funds to fund a Borrowing of such Loans with maturities comparable to the Interest Period applicable thereto plus the Applicable Rate unless the maintenance of such Loans outstanding on such basis would not stop the conditions described in the first sentence of this Section 2.23 from existing (in which case the Borrower shall be required to prepay such Loans), and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate or the Adjusted BA Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate or the Canadian Base Rate, as applicable, applicable to such Lender without reference to the Adjusted LIBO Rate component or the Adjusted BA Rate component, as applicable, thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate or the Adjusted BA Rate, as applicable. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate, the Adjusted BA Rate or Adjusted EURIBOR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

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SECTION 2.24         Loan Modification Offers.

(a)          At any time after the Effective Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit cashless rollovers and exchanges by Lenders). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b)          A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by Holdings, Borrower, each applicable Accepting Lender and the Administrative Agent (provided, that if such amendment does not affect the rights, duties, privileges or obligations of the Administrative Agent, the Administrative Agent shall only be required to acknowledge such amendment). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder.

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(c)          If, in connection with any proposed Loan Modification Offer, any Lender declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Accepting Lender, (i) replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.24(c), accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11) payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (c) the processing and recordation fee specified in Section 9.04(b) shall be payable.

(d)          Notwithstanding anything to the contrary, this Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

Article III

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Lenders that as of the Effective Date:

SECTION 3.01         Organization; Powers.

Each of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries is (a) duly organized or incorporated, validly existing and in good standing (to the extent such concept exists in the jurisdiction of organization of such Person) under the laws of the jurisdiction of its organization or incorporation, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the cases of clause (a) (other than with respect to the Borrower), clause (b) and clause (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

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SECTION 3.02         Authorization; Enforceability.

This Agreement has been duly authorized, executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable Debtor Relief Laws and any other applicable bankruptcy, insolvency, reorganization, moratorium, examinership or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and, in the case of each UK Loan Party and each UK Security Document, subject to the UK Legal Reservations and, where applicable, the UK Perfection Requirements and in the case of each Irish Loan Guarantor and each Irish Security Document, subject to the Irish Legal Reservations and, where applicable, the Irish Perfection Requirements.

SECTION 3.03         Governmental Approvals; No Conflicts.

Except as set forth on Schedule 3.03, the Financing Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary (other than Liens created under the Loan Documents) except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that in the case of a UK Loan Party and each UK Security Document, each representation and warranty in this Section 3.03 (excluding those representations and warranties at Section 3.03(b)(i) and Section 3.03(c)) shall be subject to, in each case as applicable, the UK Legal Reservations and the UK Perfection Requirements.

SECTION 3.04         Financial Condition; No Material Adverse Effect.

(a)          The Holdings Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the consolidated financial condition of Holdings and its Subsidiaries as of the respective dates thereof and their consolidated results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

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(b)          To the knowledge of Holdings and the Borrower, the PRN Audited Financial Statements fairly present in all material respects the combined financial condition of the Acquired Companies and their subsidiaries as of the respective dates thereof and their combined results of operations and cash flows for the period covered thereby in accordance with GAAP in all material respects, except as otherwise expressly noted therein or as could not reasonably be expected to be materially adverse to the interests of the Lenders.

(c)          The Pro Forma Financial Statements have been prepared in good faith, based on assumptions and adjustments believed by the Borrower to be reasonable as of the date of delivery thereof, and, to the knowledge of Holdings and the Borrower, present fairly in all material respects on a pro forma basis the estimated unaudited financial position of Holdings and its Subsidiaries as at March 31, 2016 and their estimated unaudited results of operations for the period covered thereby, in each case after giving effect to the Transactions, subject to audit adjustments.

(d)          Since the Effective Date, there has been no Material Adverse Effect.

SECTION 3.05         Properties.

Each of Holdings, each Intermediate Parent, the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid interests in, all its real and personal property material to its business, if any (including all of the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06         Litigation and Environmental Matters.

(a)          Except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)          Except as set forth on Schedule 3.06, and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of Holdings or the Borrower, become subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

SECTION 3.07         Compliance with Laws and Agreements.

Each of Holdings, each Intermediate Parent, the Borrower and the Restricted Subsidiaries is in compliance with (a) all Requirements of Law applicable to it or its property and (b) all indentures and other agreements and instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

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SECTION 3.08         Investment Company Status.

None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09         Taxes.

Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, each Intermediate Parent, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes levied or imposed on their properties, income or assets (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings, provided that Holdings, the Borrower or such Intermediate Parent or Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP. There is no proposed Tax assessment, deficiency or other claim against Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.10         ERISA.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan sponsored by a Loan Party is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b)          Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, and (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(c)          Except as could not reasonably be expected, individually or in the aggregate to result in a Material Adverse Effect: (i) each employee benefit plan (as defined in Section 3(2) of ERISA) sponsored by Holdings or the Borrower that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service; (ii) to the knowledge of Holdings and the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status; and (iii) there are no pending or, to the knowledge of Holdings and the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any such plan.

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SECTION 3.11         Disclosure.

As of the Effective Date, (in the case of any of the following relating to the Acquired Companies, to the best of Borrower’s knowledge), all written factual information and written factual data (other than projections, any pro forma financial information (including the Pro Forma Financial Statements), budgets, other forward-looking information or information consisting of statements, estimates or forecasts regarding the future condition of the industries in which the Loan Parties operate and information of a general economic or industry specific nature) made available to the Administrative Agent, any Joint Lead Arranger or any Lender in connection with the Transactions, when taken as a whole after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not materially misleading in the light of the circumstances under which they were made; provided that, with respect to the projections of Holdings and its Subsidiaries included in the Information Memorandum, Holdings and the Borrower represent that such projections, when taken as a whole, were prepared in good faith based upon assumptions believed by them to be reasonable at the time furnished, it being understood that (i) such projections are merely a prediction as to future events and are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

SECTION 3.12         Subsidiaries. As of the Effective Date, after giving effect to the Transactions to occur on the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of each Subsidiary of Holdings.

SECTION 3.13         Intellectual Property; Licenses, Etc.

Except as could not reasonably be expected to have a Material Adverse Effect, each of Holdings, each Intermediate Parent, the Borrower and the Restricted Subsidiaries owns, licenses or possesses the right to use all Intellectual Property that is reasonably necessary for the operation of its business substantially as currently conducted. To the knowledge of Holdings and the Borrower, no Intellectual Property used by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary in the operation of its business as currently conducted infringes upon the Intellectual Property of any Person except for such infringements that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property is pending or, to the knowledge of Holdings and the Borrower, threatened in writing against Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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SECTION 3.14         Solvency.

Immediately after the consummation of each of the Transactions to occur on the Effective Date, after taking into account all applicable rights of indemnity and contribution, (a) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Holdings and its Subsidiaries, taken as a whole; (b) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (c) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes of this Section 3.14, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5) in the ordinary course of business.

SECTION 3.15         Federal Reserve Regulations.

No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors) or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

SECTION 3.16         USA PATRIOT Act; OFAC and FCPA.

(a)          The Borrower will not directly or, knowingly, indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person for the purpose of funding activities or business of or with any Person that is the subject of Sanctions, or in any Sanctioned Country, in each case, in violation of applicable Sanctions, or in any other manner that would result in a violation by any party to this Agreement of Sanctions applicable to such party. The Borrower will not use the proceeds of the Loans for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity on behalf of a government, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable anti-corruption law.

(b)          Each of Holdings, the Borrower and the Restricted Subsidiaries is in compliance in all material respects with (i) applicable regulations and other Sanctions administered by OFAC, (ii) Title III of the USA Patriot Act and (iii) the FCPA, the UK Bribery Act of 2010, the Prevention of Corruption (Amendment) Act 2010, the Dutch Criminal Code, the Dutch Sanctions Act 1977 (Sanctiewet 1977) and the Luxembourg Criminal Code.

(c)          None of Holdings, any Intermediate Parent, the Borrower, any of the Restricted Subsidiaries or, to the knowledge of the Borrower, any director or officer thereof or one or more individuals or entities holding 50 percent or more of the equity interests of Holdings, are individuals or entities currently on OFAC’s list of Specially Designated Nationals and Blocked Persons and/or any similar list maintained by OFAC, nor is Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary located, organized or resident in a Sanctioned Country.

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Article IV

CONDITIONS

SECTION 4.01         Effective Date.

The obligation of each Lender to make Loans and the obligations of each Issuing Bank to issue Letters of Credit hereunder on the Effective Date shall be subject to satisfaction of the following conditions (or waiver thereof in accordance with Section 9.02):

(a)          The Administrative Agent (or its counsel) shall have received from the Borrower, Intermediate Lux Holdings, Intermediate U.S. Holdings and Holdings either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b)          The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of (i) Kirkland & Ellis LLP, New York counsel for the Loan Parties, (ii) Greenberg Traurig, LLP, special Maryland counsel for the Loan Parties, (iii) Loyens & Loeff Luxembourg S.À R.L., special Luxembourg counsel for the Foreign Loan Parties, and (iv) DLA Piper Nederland N.V., special Dutch counsel for the Foreign Loan Parties, in each case in form and substance reasonably satisfactory to the Joint Lead Arrangers, the Administrative Agent and the Issuing Banks. Each of Holdings and the Borrower hereby requests such counsel to deliver such opinions.

(c)          The Administrative Agent shall have received a customary certificate of each Loan Party, dated the Effective Date, executed by any Responsible Officer of such Loan Party including or attaching only those documents referred to in paragraph (d) of this Section 4.01 and confirming that such documents are correct, complete and in full force and effect and have not been amended or superseded as of the Effective Date.

(d)          The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party (including, in relation to a Dutch Loan Guarantor, a recent extract from the Dutch trade register (handelsregister) relating to it) certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) copies of resolutions of the Board of Directors of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party (or, to the extent required by any applicable law or Organizational Documents, a copy of a resolution signed by all the holders of the issued shares in each Foreign Loan Party, approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party and, if required by applicable law or Organizational Documents, a copy of a resolution of the Board of Directors of each corporate shareholder of each Foreign Loan Party approving the terms of such resolution), certified as of the Effective Date by a secretary, an assistant secretary or a Responsible Officer of such Loan Party as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept exists in the jurisdiction of incorporation, organization or formation of such Loan Party) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

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(e)          The Administrative Agent shall have received (or shall receive substantially contemporaneously with funding on the initial Loans hereunder) (which amounts may be funded from the proceeds of the initial Loans hereunder) all fees and other amounts previously agreed in writing by the Joint Lead Arrangers and the Borrower to be due and payable on or prior to the Effective Date, including, to the extent invoiced at least three (3) Business Days prior to the Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the extent required to be reimbursed pursuant to the Commitment Letter) required to be reimbursed or paid by any Loan Party under any Loan Document.

(f)          Holdings and the Borrower shall have satisfied the Collateral and Guarantee Requirement and, substantially simultaneously with the consummation of the Acquisition the Subsidiary Guarantors shall have satisfied the Collateral and Guarantee Requirement (in each case other than in accordance with Section 5.14); provided that if, notwithstanding the use by Holdings and the Borrower of commercially reasonable efforts without undue burden or expense to cause the Collateral and Guarantee Requirement to be satisfied on the Effective Date, the requirements thereof (other than (a) the execution and delivery of the Guarantee Agreement and the Collateral Agreement by the Effective Date Loan Parties described in clauses (i) and (ii) of the definition thereof, (b) the delivery of stock certificates or other certificates, if any, representing equity interests of the Borrower and Wholly Owned Subsidiaries of Holdings that are Effective Date Loan Parties described in clause (ii) of the definition thereof (provided that (x) possession of such certificates perfects a security interest therein and (y) such certificated Equity Interests, other than certificated Equity Interests of the Borrower, will be required to be delivered on the Effective Date only to the extent received from the Acquired Companies (if applicable) after use of Borrower’s commercially reasonable efforts to obtain delivery of such certificates) and (c) delivery of Uniform Commercial Code financing statements, with respect to perfection of security interests in the assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not satisfied as of the Effective Date, the satisfaction of such requirements shall not be a condition to the availability of the Loans on the Effective Date (but shall be required to be satisfied as promptly as practicable after the Effective Date and in any event within the period specified therefor in Schedule 5.14 or such later date as the Administrative Agent may otherwise reasonably agree).

(g)          Since the date of the Acquisition Agreement, there shall not have been any change or event that has resulted in, or would be reasonably expected to result in, a Material Adverse Effect (as defined in the Acquisition Agreement).

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(h)          The Joint Lead Arrangers shall have received the Audited Financial Statements, the Unaudited Financial Statements and the Pro Forma Financial Statements.

(i)          (A) The Specified Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Effective Date and (B) the Specified Representations shall be true and correct in all material respects on and as of the Effective Date.

(j)          The Core Acquisition shall be consummated in all material respects pursuant to the Acquisition Agreement substantially concurrently with the initial funding of the Loans without giving effect to any amendments, consents or waivers to the execution copy of the Acquisition Agreement made available to the Joint Lead Arrangers prior to their execution and delivery of the Commitment Letter or modifications, consents or waivers of the provisions thereof that, in any such case, are materially adverse to the interests of the Lenders or the Joint Lead Arrangers without the written consent (including vie e-mail) of the Joint Lead Arrangers, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that (i) any increase in the consideration for the Acquisition shall not be deemed to be materially adverse to the interests of the Lenders or the Joint Lead Arrangers (so long as any increase in the purchase price shall not be funded with additional indebtedness other than Revolving Borrowings), (ii) the following decreases in the consideration for the Acquisition shall not be deemed to be materially adverse to the interests of the Lenders or the Joint Lead Arrangers: (x) decreases pursuant to any purchase price or similar adjustment provisions set forth in the Acquisition Agreement and (y) decreases to the extent they are applied first to reduce the Equity Contribution Percentage (as defined in the Commitment Letter) to a percentage not less than twenty percent (20%) and second, to reduce the amount of the Initial Term Loans and the Second Lien Term Loans, on the one hand, and the Equity Contribution (as defined in the Commitment Letter), on the other hand, on a pro rata basis and (iii) any modification to the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) without the prior written consent of the Joint Lead Arrangers shall be deemed to be materially adverse to the interests of the Lenders or the Joint Lead Arrangers.

(k)          The Debt Repayment shall have been consummated, or substantially concurrently with the initial funding of Loans and the Second Lien Term Loans on the Effective Date, shall be consummated.

(l)          The Joint Lead Arrangers and the Lenders shall have received a certificate from the chief financial officer of Holdings certifying as to the solvency of Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transactions, substantially the form of Exhibit P.

(m)          The Administrative Agent and the Joint Lead Arrangers shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least ten (10) Business Days prior to the Effective Date by the Administrative Agent or the Joint Lead Arrangers that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

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(n)          The Equity Contribution (as such term is defined in the Commitment Letter) shall have been received or otherwise applied to the Transactions, or substantially concurrently with, or prior to, the Borrowing of the Loans on the Effective Date, in at least the amount set forth in Exhibit A to the Commitment Letter.

SECTION 4.02         Each Credit Event.

After the Effective Date, the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (other than (x) any Borrowing or issuance, amendment, renewal or extension of a Letter of Credit on the Effective Date, (y) any Borrowing or issuance of a Letter of Credit under any Incremental Facility and (z) any Borrowing or issuance of a Letter of Credit the proceeds of which are used to finance a Limited Condition Transaction), is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)          The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be; provided that, in each case, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.

(b)          At the time of and immediately after giving effect to such Borrowing, or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02), other than a Borrowing on the Effective Date or under any Incremental Facility or a Borrowing the proceeds of which are used to finance a Limited Condition Transaction, and each issuance, amendment, renewal or extension of a Letter of Credit (other than any issuance, amendment, renewal or extension of a Letter of Credit on the Effective Date) shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

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Article V

AFFIRMATIVE COVENANTS

From and after the Effective Date and until the Termination Date, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01         Financial Statements and Other Information.

Holdings or the Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a)          on or before the date that is one hundred and twenty (120) days after the end of each fiscal year of Holdings commencing with the fiscal year ended December 31, 2016 (or, in the case of financial statements for the fiscal year ended December 31, 2016, on or before the date that is one hundred and fifty (150) days after the end of such fiscal year), audited consolidated balance sheet and audited consolidated statements of income and retained earnings and statement of cash flows of Holdings and its Subsidiaries as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year (commencing with fiscal year ended December 31, 2017) and accompanied by customary management discussion and analysis, all reported on by an independent public accountant of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)          commencing with the financial statements for the fiscal quarter ended June 30, 2016, on or before the date that is forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (or, in the case of financial statements for the fiscal quarters ended June 30, 2016 and September 30, 2016, on or before the date that is seventy-five (75) days after the end of such fiscal quarter, and, in the case of financial statements for the fiscal quarter ended March 31, 2017, on or before the date that is sixty (60) days after the end of such fiscal quarter), unaudited consolidated balance sheet and unaudited consolidated statements of income and retained earnings and statement of cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and accompanied by customary management discussion and analysis, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

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(c)          simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related unaudited consolidating financial information reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d)          not later than five (5) days after any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth (I) reasonably detailed calculations (A) demonstrating compliance with the Financial Performance Covenant (including a calculation of Consolidated EBITDA for such period with any applicable pro forma and other adjustments expressly contemplated to be included in such certificate pursuant to the other provisions of this Agreement), (B) in the case of financial statements delivered under paragraph (a) above and only to the extent the Borrower would be required to prepay Term Borrowings pursuant to Section 2.11(d), beginning with the financial statements for the fiscal year of Holdings ending December 31, 2017, of Excess Cash Flow for such fiscal year and (C) of the Available Amount then in effect, (II) if the Applicable Rate with respect to the Revolving Loans is to be determined in accordance with Category 2, a calculation of the Senior Secured First Lien Net Leverage Ratio as of the last day of the applicable fiscal quarter or fiscal year and (III) a reconciliation of Consolidated EBITDA to the net income set forth on the applicable statement of income.

(e)          not later than forty-five (45) days after the commencement of each fiscal year of Holdings (beginning with the fiscal year commencing January 1, 2017), a detailed consolidated budget for Holdings and its Subsidiaries for such fiscal year (including a projected consolidated balance sheet and consolidated statements of income and retained earnings and statement of cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget); provided that the obligations of this paragraph shall be suspended upon and following the filing for an IPO; it being understood and agreed that any financial or business projections furnished by any Loan Party (i)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (B) no assurance is given by the Loan Parties that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (ii) are not a guarantee of performance;

(f)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange; and

(g)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, as the Administrative Agent may reasonably request in writing, in each case subject to the limitations set forth below.

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Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (x) the applicable financial statements of any Holdings Parent that, directly or indirectly, holds all of the Equity Interests of Holdings and holds no other material assets other than the Equity Interests of Holdings or (y) the Form 10-K or 10-Q (or the equivalent), as applicable, of Holdings (or any Holdings Parent) filed with the SEC within the applicable time periods required by applicable law and regulations (including any extended deadlines available thereunder in connection with an IPO); provided that (i) to the extent such information relates to a Holdings Parent, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ or the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on Holdings’ or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Holdings shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering paper copies is given by the Administrative Agent and (ii) Holdings shall notify the Administrative Agent (by fax or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Notwithstanding anything to the contrary herein, neither Holdings nor any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law, fiduciary duty or binding agreement, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) with respect to which any Loan Party or any Subsidiary owes confidentiality obligations (to the extent not created in contemplation of such Loan Party’s or Subsidiary’s obligations under this Section 5.01) to any third party.

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The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to the Borrower’s or their Affiliates’ securities. The Borrower hereby agrees that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (x) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (y) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Loan Party hereby acknowledges and agrees that, unless the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 5.01(a), (b) and (c) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any Material Non-Public Information and all other information shall be assumed to contain Material Non-Public Information.

SECTION 5.02         Notices of Material Events.

Promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof, Holdings or the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a)          the occurrence of any Default;

(b)          to the extent permissible by Requirements of Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings, any Intermediate Parent, the Borrower or any Subsidiary, affecting Holdings, any Intermediate Parent, the Borrower or any Subsidiary or the receipt of a written notice of an Environmental Liability, in each case that would reasonably be expected to result in a Material Adverse Effect; and

(c)          the occurrence of any ERISA Event or ERISA Events that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Responsible Officer of Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

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SECTION 5.03         Information Regarding Collateral.

(a)          Holdings or the Borrower will furnish to the Administrative Agent prompt (and in any event within thirty (30) days after or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number to the extent that such Loan Party is organized or owns Mortgaged Property in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction.

(b)          The Borrower shall provide in each Compliance Certificate delivered pursuant to Section 5.01(d) any changes, if any, to Schedule III to the Collateral Agreement as required to make such schedules accurate as of the last day of the fiscal quarter for which such Compliance Certificate is delivered.

SECTION 5.04         Existence; Conduct of Business.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary and, in the case of Holdings, each Intermediate Parent to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, Intellectual Property and Governmental Approvals material to the conduct of its business, except to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

SECTION 5.05         Payment of Taxes, etc.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary and, in the case of Holdings, each Intermediate Parent to, pay all Taxes (whether or not shown on a Tax return) imposed upon it or its income or properties or in respect of its property or assets, before the same shall become delinquent or in default, except where (a) the same are being contested in good faith by an appropriate proceeding diligently conducted by Holdings, the Borrower or any of their respective Subsidiaries or (b) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.06         Maintenance of Properties.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary and, in the case of Holdings, each Intermediate Parent to, keep and maintain all tangible property material to the conduct of its business in good working order and condition (casualty, condemnation and ordinary wear and tear excepted), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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SECTION 5.07         Insurance.

(a)          Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary and, in the case of Holdings, each Intermediate Parent to, maintain, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Holdings believes (in the good faith judgment of management of Holdings) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Holdings believes (in the good faith judgment or the management of Holdings) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the Collateral Agent, information presented in reasonable detail as to the insurance so carried. The Borrower shall, and shall cause each Restricted Subsidiary organized or existing under the laws of a Covered Jurisdiction to (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured as its interests may appear on each such general liability policy of insurance belonging to or insuring such Restricted Subsidiary (other than directors and officers policies, workers compensation policies and business interruption insurance) and (ii) in the case of each casualty insurance policy belonging to or insuring a Restricted Subsidiary organized or existing under the laws of a Covered Jurisdiction, include a loss payable clause or mortgagee endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee or mortgagee thereunder.

(b)          If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) furnish to the Lenders, upon written request from the Collateral Agent, information presented in reasonable detail as to the flood insurance so carried.

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SECTION 5.08         Books and Records; Inspection and Audit Rights.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary and, in the case of Holdings, each Intermediate Parent to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder)) consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, any Intermediate Parent, the Borrower or the Restricted Subsidiaries, as the case may be. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary and, in the case of Holdings, each Intermediate Parent to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its tangible properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default and such time shall be at the Borrower’s expense; provided, further that (a) when an Event of Default exists, the Administrative Agent (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent shall give Holdings and the Borrower the opportunity to participate in any discussions with Holdings’ or the Borrower’s independent public accountants.

SECTION 5.09         Compliance with Laws.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary and, in the case of Holdings, each Intermediate Parent to, comply with all Requirements of Law (including Environmental Laws, the FCPA, Sanctions and the USA PATRIOT Act) with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10         Use of Proceeds and Letters of Credit.

The Borrower will use the proceeds of the Term Loans borrowed on the Effective Date and may use up to $5,000,000 of Revolving Loans drawn on the Effective Date (excluding any undrawn Letters of Credit) plus an additional amount of Revolving Loans to account for the amount of original issue discount or upfront fees resulting from the Joint Lead Arrangers’ exercise of the “pricing flex” provisions of the Fee Letter, together with cash on hand of the Borrower and proceeds of the Second Lien Term Loans borrowed on the Effective Date to directly or indirectly finance the Transactions, directly or indirectly pay all or a portion of the Transaction Costs, to increase cash on hand and for other working capital purposes. The proceeds of the Revolving Loans drawn after the Effective Date will be used only for general corporate purposes, and the Letters of Credit will be used only for general corporate purposes, in each case, including capital expenditures, Permitted Acquisitions, Investments, Restricted Payments, refinancing of Indebtedness and any other transactions not prohibited by this Agreement.

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SECTION 5.11         Additional Subsidiaries.

(a)          If (i) any additional Restricted Subsidiary or Intermediate Parent in each case, organized or incorporated in a Covered Jurisdiction, is formed or acquired after the Effective Date, (ii) any Restricted Subsidiary ceases to be an Excluded Subsidiary or (iii) the Borrower, at its option, elects to cause a Subsidiary of Holdings organized or incorporated in a Covered Jurisdiction, or to the extent reasonably acceptable to the Administrative Agent, a Subsidiary that is not a Wholly Owned Subsidiary (including any consolidated Affiliate in which the Borrower and their respective Subsidiaries own no Equity Interest) to become a Subsidiary Loan Party, then Holdings or the Borrower will (subject to the Guaranty and Security Principles in the case of Foreign Loan Parties), within ninety (90) days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion) after (x) such newly formed or acquired Restricted Subsidiary or Intermediate Parent is formed or acquired, (y) such Restricted Subsidiary ceases to be an Excluded Subsidiary or (z) the Borrower has made such election, cause such Restricted Subsidiary (unless such Restricted Subsidiary is an Excluded Subsidiary) or Intermediate Parent to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary or Intermediate Parent and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary or Intermediate Parent owned by or on behalf of any Loan Party.

(b)          Notwithstanding the foregoing, in the event any real property would be required to be mortgaged pursuant to this Section 5.11, Holdings and the Borrower shall be required to comply with the “Collateral and Guarantee Requirement” as it relates to such real property within 90 days following the formation or acquisition of such real property or such Restricted Subsidiary or the identification of such new Material Subsidiary, or such longer time period as agreed by the Administrative Agent in its reasonable discretion.

SECTION 5.12         Further Assurances.

(a)          Subject to the proviso to Section 4.01(f) solely with respect to the Effective Date, each of Holdings and the Borrower will, and will cause each Loan Party to (subject to the Guaranty and Security Principles in the case of Foreign Loan Parties), execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b)          Subject, in each case, to the limitations set forth in the Security Documents, if, after the Effective Date, any material assets (other than Excluded Assets), including any Material Real Property, are acquired by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent (subject to the Guaranty and Security Principles in the case of Foreign Loan Parties), the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section but only as and to the extent required pursuant to the “Collateral and Guarantee Requirement,” all at the expense of the Loan Parties and subject to the second to last paragraph of the definition of the term “Collateral and Guarantee Requirement.” In the event any Material Real Property is mortgaged pursuant to this Section 5.12(b), the Borrower or such other Loan Party, as applicable, shall be required to comply with the “Collateral and Guarantee Requirement” and paragraph (a) of this Section 5.12 within ninety (90) days following the acquisition of such Material Real Property or such longer time period as agreed by the Administrative Agent in its reasonable discretion.

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SECTION 5.13         Designation of Subsidiaries. (a) The Borrower may at any time after the Effective Date designate any Restricted Subsidiary (other than Intermediate Lux Holdings, Intermediate U.S. Holdings, any Intermediate Parent, the Borrower or GTCR Canyon UK Investments Ltd.) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing and (ii) any Unrestricted Subsidiary shall also be designated an Unrestricted Subsidiary under (x) the Second Lien Credit Agreement and (y) any other Junior Financing constituting Material Indebtedness. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by Holdings or its Restricted Subsidiaries therein at the date of designation in an amount equal to the fair market value (as determined in good faith by the Borrower) of Holdings’ or its respective subsidiaries’ (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by Holdings in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the fair market value (as determined in good faith by the Borrower) at the date of such designation of Holdings’ or its Subsidiaries’ (as applicable) Investment in such Subsidiary.

(b)          The Borrower may at any time after the Effective Date designate any Restricted Subsidiary organized in a Covered Jurisdiction that is an Excluded Subsidiary as an Electing Guarantor or Electing Guarantor as an Excluded Subsidiary; provided that (i) any Electing Guarantor shall also be designated an Electing Guarantor under the Second Lien Credit Agreement and (ii) such Electing Guarantor is located in a Covered Jurisdiction. The designation of any Subsidiary as an Electing Guarantor after the Effective Date shall constitute an Investment by Holdings or its Restricted Subsidiaries therein at the date of designation in an amount equal to the fair market value (as determined in good faith by the Borrower) of Holdings’ or its respective subsidiaries’ (as applicable) investment therein. The designation of any Electing Guarantor as an Excluded Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by Holdings in such Excluded Subsidiary pursuant to the preceding sentence in an amount equal to the fair market value (as determined in good faith by the Borrower) at the date of such designation of Holdings’ or its Subsidiaries’ (as applicable) Investment in such Subsidiary.

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SECTION 5.14         Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14 or such later date as the Administrative Agent agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, Holdings, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14 that would have been required to be delivered or taken on the Effective Date, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

SECTION 5.15         Maintenance of Rating of Facilities. The Loan Parties shall use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any particular rating) from S&P and a public corporate family rating (but not any particular rating) from Moody’s, in each case in respect of Holdings and (ii) a public rating (but not any particular rating) in respect of the Initial Term Loans from each of S&P and Moody’s.

SECTION 5.16         Lines of Business. Holdings and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, corollary, synergistic, reasonably related or ancillary to any of the foregoing.

SECTION 5.17         Fiscal Periods. Holdings will keep its current fiscal year; provided, however, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 5.18         Lender Calls. Following delivery of the annual or quarterly financial statements pursuant to Section 5.01 (a) or (b), as applicable, and upon request by the Administrative Agent, Holdings will host a conference call, at a time selected by Holdings and reasonably acceptable to the Administrative Agent, with the Lenders to review the financial information provided therein.

Article VI

NEGATIVE COVENANTS

From and after the Effective Date and until the Termination Date, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01         Indebtedness; Certain Equity Securities.

(a)          Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)          Indebtedness of Holdings, the Borrower and any of the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20 or 2.21);

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(ii)         Indebtedness, including intercompany Indebtedness, outstanding on the Effective Date provided that any Indebtedness in excess of $2,500,000 individually shall only be permitted if set forth on Schedule 6.01 (unless such Indebtedness is permitted by another clause in this Section 6.01), and any Permitted Refinancing thereof;

(iii)        Guarantees by Holdings, the Borrower and any of the Restricted Subsidiaries in respect of Indebtedness of Holdings, the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) such Guarantee is permitted under Section 6.04 (other than Section 6.04(u)), (B) no Guarantee by any Restricted Subsidiary of the Second Lien Term Loans or any other Junior Financing or Indebtedness that is unsecured and incurred under Section 6.01(a)(xv) shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement and (C) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv)        Indebtedness of Holdings owing to the Borrower or any other Restricted Subsidiary, of the Borrower owing to Holdings or any Restricted Subsidiary or of any Restricted Subsidiary owing to any other Restricted Subsidiary, Holdings or the Borrower, to the extent permitted by Section 6.04; provided that all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations (to the extent any such Indebtedness is outstanding at any time after the date that is thirty (30) days after the Effective Date or such later date as the Administrative Agent may reasonably agree) (but only to the extent permitted by applicable law and not giving rise to adverse tax consequences) on terms (i) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit F or (ii) otherwise reasonably satisfactory to the Administrative Agent;

(v)         (A) Indebtedness (including Capital Lease Obligations and purchase money Indebtedness) incurred, issued or assumed by Holdings, the Borrower or any Restricted Subsidiary to finance the acquisition, purchase, lease, construction, repair, replacement or improvement of fixed or capital property, equipment or other assets; provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, purchase, lease, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A) (or successive Permitted Refinancings thereof); provided, further that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed the greater of (A) $30,000,000 and (B) 10% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of such time;

(vi)        Indebtedness in respect of Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

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(vii)       (a) Indebtedness (1) of any Person acquired in connection with a Permitted Acquisition or permitted Investment or secured by any assets so acquired (and not incurred by the obligor thereon in contemplation of such Permitted Acquisition or permitted Investment) and (2) of any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary (it being acknowledged that (x) a Person that becomes a direct or indirect Restricted Subsidiary of Holdings as a result of a Permitted Acquisition or permitted Investment may remain liable with respect to Indebtedness existing on the date of such acquisition (and not incurred in contemplation thereof) and (y) an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary may remain liable with respect to Indebtedness existing on the date of such redesignation (and not incurred in contemplation thereof)); provided that the aggregate principal amount of such Indebtedness outstanding under this clause (vii) at the time of incurrence does not exceed at any time (I) the greater of (x) $45,000,000 and (y) and 15% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of such time, plus (II) unlimited additional Indebtedness if, for purposes of this clause (II), immediately after giving effect to such Permitted Acquisition, permitted Investment or redesignation, as the case may be, and the assumption of such Indebtedness, the Total Net Leverage Ratio computed on a Pro Forma Basis for the most recently ended Test Period as of such time is not greater than 5.20:1.00 (it being understood and agreed that unless notified by the Borrower, (A) the Borrower shall be deemed to have used capacity under this clause (II) (to the extent compliant therewith) prior to utilization of amounts of the type described in clause (I) above, (B) Indebtedness may be incurred in respect of both this clause (II) and clause (I) above, and the proceeds from any such incurrence in respect of both clauses may be utilized in a single transaction by first calculating the incurrence in respect of this clause (II) and then calculating the incurrence in respect of clause (I) above (and, for the avoidance of doubt, the Total Net Leverage Ratio may be exceeded as a result thereof) and (C) the Borrower may re-designate any such Indebtedness originally incurred in respect of clause (I) as incurred in respect of clause (II) if, at the time of such re-designation, the Borrower would be permitted to incur such Indebtedness under clause (II) the aggregate principal amount of Indebtedness being so re-designated (for purposes of clarity, with any such re-designation having the effect of increasing the Borrower’s ability to incur Indebtedness in respect of clause (I) as of the date of such re-designation by the amount of such Indebtedness so re-designated); and (b) in respect of the foregoing, any Permitted Refinancing thereof; provided further that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (vii) at the time of incurrence of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of (A) $45,000,000 and (B) 15% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of such time;

(viii)      Indebtedness to the seller of any business or assets acquired by Holdings or any Restricted Subsidiary in a transaction permitted hereunder (including Indebtedness to finance the payment of earnout obligations owing to such seller as a result of such transaction), provided that the aggregate principal amount of Indebtedness permitted under this Section 6.01(a)(viii) at any one time outstanding shall not exceed the greater of (A) $30,000,000 and (B) 10% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of such time;

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(ix)         Permitted Guarantees and Indebtedness arising under a Permitted Guarantee;

(x)          Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a non-recourse basis;

(xi)         Settlement Indebtedness;

(xii)        Indebtedness in respect of Cash Management Obligations and other Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements, in each case, in connection with securities or deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xiii)       Indebtedness consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non-competes and other contingent obligations), or other similar arrangements incurred or assumed in connection with the Acquisition, any Permitted Acquisition, any other Investment or any Disposition, in each case, permitted under this Agreement;

(xiv)      Indebtedness of Holdings, the Borrower or any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary after the Effective Date (or of any Person not previously a Restricted Subsidiary that is merged, amalgamated or consolidated with or into Holdings, the Borrower or any Restricted Subsidiary including the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary); provided that, at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiv) shall not exceed the greater of (A) $75,000,000 and (B) 27.5% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of such time;

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(xv)       (A) unsecured Indebtedness of Holdings, the Borrower or any Subsidiary Loan Party or any Person that becomes a Loan Party after the Effective Date (or of any Person not previously a Subsidiary Loan Party that is merged, amalgamated or consolidated with or into Holdings, the Borrower or any Restricted Subsidiary including the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary so long as such Restricted Subsidiary becomes a Subsidiary Loan Party); provided that after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, such amount shall not exceed the sum of (I) (x) $100,000,000 (minus the amounts of all Incremental Facilities, Incremental Equivalent Debt and Indebtedness incurred under Section 6.01(a)(xx)(B), in each case incurred pursuant to clause (I)(a) of the definition of “Incremental Cap” and all amounts previously incurred pursuant to clause (A)(I)(x) of this Section 6.01(a)(xv) or of Section 6.01(a)(xvi)), plus (y) the Voluntary Prepayment Amount (less the amounts of all Incremental Facilities, Incremental Equivalent Debt and Indebtedness incurred under Section 6.01(a)(xx)(B), in each case incurred pursuant to clause (I)(b) of the definition of “Incremental Cap” and all amounts previously incurred pursuant to clause (A)(I)(y) of this Section 6.01(a)(xv) or of Section 6.01(a)(xvi)), plus (II) the maximum aggregate principal amount that can be incurred without causing the Total Net Leverage Ratio, on a Pro Forma Basis, to exceed 5.20 to 1.00 for the most recent Test Period ended (calculated without deducting from the numerator of such Total Net Leverage Ratio any cash proceeds of such Indebtedness and assuming that, in the case of any revolving facility being established under this clause (xv), that all commitments with respect thereto were fully drawn; provided that to the extent the proceeds of any such Indebtedness are to be used to repay Indebtedness, the Borrower’s ability to give pro forma effect to such repayment and all other adjustments contemplated by the definition of “Pro Forma Basis” shall not be limited) and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A) so long as the obligors thereon do not include any Person that is not Holdings, the Borrower or any Subsidiary Loan Party; provided further that such Indebtedness complies with clauses (a), (b), (c), (d) and (f) of the definition of “Required Additional Debt Terms”; provided, further, that Indebtedness may be incurred under both clauses (I) and (II), and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (II) above and then calculating the incurrence under clause (I) above) (if any) and, for the avoidance of doubt, the Total Net Leverage Ratio shall be permitted to exceed the maximum ratio set forth in clause (II) above to the extent of such amounts incurred in reliance on clause (I) at substantially the same time;

(xvi)      (A) Indebtedness of Holdings, the Borrower or any Subsidiary Loan Party or any Person that becomes a Subsidiary Loan Party after the Effective Date (or of any Person not previously a Subsidiary Loan Party that is merged, amalgamated or consolidated with or into Holdings, the Borrower or any Subsidiary Loan Party including the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary so long as such Restricted Subsidiary becomes a Subsidiary Loan Party) that is secured on a pari passu or junior basis to the Secured Obligations and the agent for such Indebtedness has become a party to the applicable Intercreditor Agreement; provided that after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, such amount shall not exceed the sum of (I) (x) $100,000,000 (minus the amounts of all Incremental Facilities, Incremental Equivalent Debt and Indebtedness incurred under Section 6.01(a)(xx)(B), in each case incurred pursuant to clause (I)(a) of the definition of “Incremental Cap” and all amounts previously incurred pursuant to clause (A)(I)(x) of this Section 6.01(a)(xvi) or of Section 6.01(a)(xv)), plus (y) the Voluntary Prepayment Amount (less the amounts of all Incremental Facilities, Incremental Equivalent Debt and Indebtedness incurred under Section 6.01(a)(xx)(B), in each case incurred pursuant to clause (I)(b) of the definition of “Incremental Cap” and all amounts previously incurred pursuant to clause (A)(I)(y) of this Section 6.01(a)(xvi) or of Section 6.01(a)(xv)), plus (II) in the case of Indebtedness secured on a pari passu basis with the Secured Obligations, the maximum aggregate principal amount that can be incurred without causing the Senior Secured First Lien Net Leverage Ratio, on a Pro Forma Basis, to exceed 3.90 to 1.00 for the most recent Test Period ended (calculated without deducting from the numerator of such Total Net Leverage Ratio any cash proceeds of such Indebtedness and assuming that, in the case of any revolving facility being established under this clause (xvi), that all commitments with respect thereto were fully drawn; provided that to the extent the proceeds of any such Indebtedness are to be used to repay Indebtedness, the Borrower’s ability to give pro forma effect to such repayment and all other adjustments contemplated by the definition of “Pro Forma Basis” shall not be limited) plus (III) in the case of Indebtedness secured on a junior basis to the Secured Obligations, the maximum aggregate principal amount that can be incurred without causing the Senior Secured Net Leverage Ratio, on a Pro Forma Basis, to exceed 5.20 to 1.00 for the most recent Test Period ended (calculated without deducting from the numerator of such Total Net Leverage Ratio any cash proceeds of such Indebtedness and assuming that, in the case of any revolving facility being established under this clause (xvi), that all commitments with respect thereto were fully drawn; provided that to the extent the proceeds of any such Indebtedness are to be used to repay Indebtedness, the Borrower’s ability to give pro forma effect to such repayment and all other adjustments contemplated by the definition of “Pro Forma Basis” shall not be limited)), and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A) so long as the obligors thereon do not include any Person that is not Holdings, the Borrower or any Subsidiary Loan Party; provided further that such Indebtedness complies with clauses (a), (b), (c), (d), (e), (f) and, to the extent applicable, (g) of the definition of “Required Additional Debt Terms”; provided further that Indebtedness may be incurred under both clauses (I) and (II) or clauses (I) and (III) and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (II) or (III) above and then calculating the incurrence under clause (I) above) (if any) and, for the avoidance of doubt, the Senior Secured First Lien Net Leverage Ratio or Senior Secured Net Leverage Ratio, as applicable, shall be permitted to exceed the maximum ratio set forth in clause (II) or (III) above to the extent of such amounts incurred in reliance on clause (I) at substantially the same time;

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(xvii)     Indebtedness of Holdings, the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the Available Equity Amount that is Not Otherwise Applied at the time of incurrence;

(xviii)    Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xix)       Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(xx)        (A) the Second Lien Term Loans (and any Guarantee thereof by any Loan Party) and any other Indebtedness of the Borrower (and any Guarantee thereof by any Loan Party), in an aggregate principal amount for this clause (A) not to exceed $370,000,000, (B) Indebtedness in respect of additional term debt incurred by the Borrower under the Second Lien Credit Agreement (and any Guarantee thereof by any Loan Party) not to exceed the Incremental Cap and (C), in the case of clauses (A) and (B), any Permitted Refinancing of the foregoing; provided, that in the case of any Permitted Refinancing, the obligors thereon shall not include any Person that is not Holdings, the Borrower or any Subsidiary Loan Party;

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(xxi)       Permitted Unsecured Refinancing Debt, and any Permitted Refinancing thereof; provided, that (A) in the case of any Permitted Unsecured Refinancing Debt that constitutes a Permitted Refinancing of Incremental Equivalent Debt, the obligor thereon shall be the Borrower and (B) in the case of any Permitted Refinancing of any Permitted Unsecured Refinancing Debt, the obligor thereon shall be the Borrower or a Subsidiary Loan Party; provided further that in the case of any Permitted Unsecured Refinancing Debt that constitutes a Permitted Refinancing of Incremental Equivalent Debt (or any Permitted Refinancing thereof), such Indebtedness shall comply with clauses (c) and (e) of the definition of “Credit Agreement Refinancing Indebtedness”;

(xxii)      Permitted First Priority Refinancing Debt and Permitted Junior Priority Refinancing Debt, and any Permitted Refinancing of any of the foregoing; provided, that (A) in the case of any Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt that constitutes a Permitted Refinancing of Incremental Equivalent Debt, the obligor thereon shall be the Borrower and (B) in the case of any Permitted Refinancing of any Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, the obligor thereon shall be the Borrower or a Subsidiary Loan Party; provided further that in the case of any Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt that constitutes a Permitted Refinancing of Incremental Equivalent Debt (or any Permitted Refinancing thereof), such Indebtedness shall comply with clauses (c), (d) and (e) of the definition of “Credit Agreement Refinancing Indebtedness”;

(xxiii)     Indebtedness of the Borrower issued in lieu of Incremental Facilities (and including, for the avoidance of doubt, if applicable, any such Indebtedness that is also issued in lieu of “Incremental Facilities” as defined in the Second Lien Credit Agreement) consisting of one or more series of secured or unsecured loans, bonds, notes or debentures (which loans, bonds, notes or debentures, if secured, may be secured either by Liens pari passu with the Liens on the Collateral securing the Secured Obligations (but without regard to control of remedies) or by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations) (and any Registered Equivalent Notes issued in exchange therefor) (the “Incremental Equivalent Debt”); provided that (x) the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (xxiii) shall not exceed, at the time of incurrence, the Incremental Cap at such time, and (y) such Indebtedness complies with the provisions of the Required Additional Debt Terms;

(xxiv)    Indebtedness of any Restricted Subsidiary that is not a Loan Party in an amount not to exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of (A) $30,000,000 and (B) 10% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of such time;

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(xxv)     Indebtedness incurred by Holdings, the Borrower or any Restricted Subsidiary in respect of letters of credit, bank guarantees, warehouse receipts, bankers’ acceptances or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other indemnification or reimbursement-type obligations;

(xxvi)    obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings, the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(xxvii)   Indebtedness representing deferred compensation or stock-based compensation owed to employees of Holdings, any Intermediate Parent, the Borrower or the Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice;

(xxviii)    Indebtedness consisting of unsecured promissory notes issued by Holdings, the Borrower or any Restricted Subsidiary to future, current or former officers, directors, employees, managers and consultants or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings (or any Holdings Parent) to the extent permitted by Section 6.07(a);

(xxix)      Indebtedness incurred in connection with a Qualified Securitization Facility;

(xxx)        Indebtedness of any Restricted Subsidiary that is a joint venture in an amount not to exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of (A) $30,000,000 and (B) 10% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of such time; and

(xxxi)      endorsement of instruments or other payment items for deposit in the ordinary course of business;

(xxxii)     to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Restricted Subsidiaries;

(xxxiii)    performance Guarantees of Holdings and the Restricted Subsidiaries primarily guaranteeing performance of contractual obligations of Holdings or Restricted Subsidiaries to a third party and not primarily for the purpose of guaranteeing payment of Indebtedness;

(xxxiv)     Indebtedness in respect of trade letters of credit not to exceed $5,000,000 at any time outstanding;

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(xxxv)      obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of Holdings to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States; and

(xxxvi)     all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxv) above.

(b)          Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, issue any Disqualified Equity Interests in excess of the greater of (A) $30,000,000 and (B) 10% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of such time, except (x) to the extent incurred as Indebtedness under Section 6.01(a) and (y) (i) preferred Equity Interests issued to and held by Holdings, the Borrower or any Restricted Subsidiary, and (ii) preferred Equity Interests issued to and held by joint venture partners after the Effective Date; provided that in the case of this clause (ii) any such issuance of preferred Equity Interests shall be deemed to be incurred Indebtedness and subject to the provisions set forth in Section 6.01(a) and (b).

For purposes of determining compliance with this Section 6.01, (i) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness described in clauses (a)(i) through (a)(xxxvi) above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a)(i) and (B) all Indebtedness outstanding under the Second Lien Loan Documents on the Effective Date will be deemed to have been incurred in reliance only on the exception in clause (a)(xx)(A).

For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid, and fees and expenses incurred, in connection with such extension, replacement, refunding refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Indebtedness).

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SECTION 6.02         Liens.

Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned (but not leased) or hereafter acquired (but not leased) by it, except:

(i)          Liens created under the Loan Documents;

(ii)         Permitted Encumbrances;

(iii)        Liens existing on the Effective Date; provided that any Lien securing Indebtedness or other obligations in excess of $2,500,000 individually shall only be permitted if set forth on Schedule 6.02 (unless such Lien is permitted by another clause in this Section 6.02) and any modifications, replacements, renewals or extensions thereof; provided further that such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof;

(iv)        Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for replacements, additions, accessions and improvements to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for replacements, additions, accessions and improvements to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)         (i) easements, leases, licenses, subleases or sublicenses granted to others (including licenses and sublicenses of Intellectual Property) in the ordinary course of business that do not (A) interfere in any material respect with the business of Holdings and its Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness and (ii) any interest or title of a lessor, licensor, sublicensor or sublessor under any lease or license entered into by Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of its business or consistent with past practice;

(vi)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii)       Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (B) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or (C) in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry;

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(viii)      Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix)         Liens on property or other assets of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case permitted under Section 6.01(a);

(x)          Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Restricted Subsidiary and Liens granted by a Loan Party in favor of any other Loan Party;

(xi)         Liens existing on property or other assets at the time of its acquisition or existing on the property or other assets of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Effective Date and any modifications, replacements, renewals or extensions thereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (B) such Lien does not extend to or cover any other assets or property (other than any replacements of such property or assets and additions and accessions thereto, the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, and proceeds or products thereof and, in the case of multiple equipment financings provided by any lender, other equipment financed by such lender);

(xii)        Liens on cash, Permitted Investments or other marketable securities securing Letters of Credit of any Loan Party that are cash collateralized on the Effective Date in an amount of cash, Cash Equivalents or other marketable securities with a fair market value of up to 105% of the face amount of such Letters of Credit being secured;

(xiii)       Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business;

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(xiv)      Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(xv)       Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvi)      Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xvii)     ground leases in respect of real property on which facilities owned or leased by Holdings, the Borrower or any of the Restricted Subsidiaries are located;

(xviii)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xix)       Liens on the Collateral securing Indebtedness permitted under Section 6.01(a)(xx), Section 6.01(a)(xxii) or 6.01(a)(xxiii); provided that (A) such Liens securing Indebtedness permitted under Section 6.01(a)(xx) shall be junior to the Liens on the Collateral securing the Secured Obligations pursuant to the Closing Date Intercreditor Agreement and (B) in all cases such Liens shall be subject to the applicable Intercreditor Agreement;

(xx)        Liens securing Indebtedness on real property other than the Material Real Properties (except as required by this Agreement);

(xxi)       Settlement Liens;

(xxii)      Liens securing Indebtedness permitted under Section 6.01(a) (viii), (xiv) or (xvi);

(xxiii)     Liens on assets of any Restricted Subsidiary that is not a Loan Party (x) securing working capital lines in foreign jurisdictions and/or (y) securing other obligations or Indebtedness permitted by Section 6.01;

(xxiv)    Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(xxv)     Receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

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(xxvi)    Liens on Equity Interests of any joint venture (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(xxvii)   [reserved];

(xxviii)    other Liens; provided that, at the time of the granting thereof and after giving Pro Forma Effect thereto, the aggregate amount of obligations secured by all Liens incurred in reliance on this clause (xxviii) shall not exceed the greater of (A) $75,000,000 and (B) 27.5% of Consolidated EBITDA for the Test Period then last ended (provided that, with respect to any such obligation, the amount of such obligation shall be the lesser of (x) the outstanding face amount of such obligation and (y) the fair market value of the assets securing such obligation);

(xxix)      Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(xxx)        Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters for arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(xxxi)      Liens of bailees arising as a matter of law or pursuant to the standard terms of agreement of such bailee in the ordinary course of business; provided that such Liens shall extend only to the assets subject to such bailment;

(xxxii)     Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Holdings and its Subsidiaries;

(xxxiii)    utility and similar deposits in the ordinary course of business;

(xxxiv)     purchase options, call and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by Holdings or any Restricted Subsidiary in Joint Ventures;

(xxxv)      Liens in favor of Holdings or a Restricted Subsidiary arising in connection with Intercompany License Agreements;

(xxxvi)     Liens on cash or Permitted Investments securing any Swap Agreement (or any obligations in respect of the clearing thereof) so long as the fair market value of the assets securing such Swap Agreement does not exceed $30,000,000 at any time;

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(xxxvii)    Liens (i) attaching solely to cash advances and cash earnest money deposits in connection with Investments permitted under Section 6.04 or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted hereunder; and

(xxxviii)    any Lien resulting from the rules and regulations of any clearing system or stock exchange over shares and/or other securities held in that clearing system or stock exchange.

For purposes of determining compliance with this Section 6.02, (i) in the event that any Lien (or any portion thereof) meets the criteria of more than one of the categories of Liens described in clauses (i) through (xxxviii) above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Lien (or any portion thereof) and will only be required to include the amount and type of such Lien in one or more of the above clauses; provided that (x) all Liens created under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (i) and (y) all Liens created under the Second Lien Loan Documents on the Effective Date will be deemed to have been incurred in reliance only on the exception in clause (xix).

SECTION 6.03         Fundamental Changes; Holdings Covenant.

(a)          Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or liquidate or dissolve (which, for the avoidance of doubt, shall not restrict Holdings, the Borrower or any Restricted Subsidiary from changing its organizational form), except that:

(i)          any Restricted Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with (A) the Borrower or Holdings; provided that the Borrower or Holdings shall be the continuing or surviving Person, or (B) any one or more Restricted Subsidiaries (other than the Borrower); provided, further, that when any Subsidiary Loan Party is merging, amalgamating or consolidating with another Restricted Subsidiary (1) the continuing or surviving Person shall be a Subsidiary Loan Party or the Borrower or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.04;

(ii)         (A) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any Restricted Subsidiary that is not a Loan Party and (B) (x) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve and (y) any Restricted Subsidiary may change its legal or organizational form if the Borrower determines in good faith that such action is in the best interests of Holdings and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

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(iii)        any Restricted Subsidiary (other than the Borrower) may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Holdings, the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair market value (as determined in good faith by the Borrower) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(iv)        the Borrower may merge, amalgamate or consolidate with (or Dispose of all or substantially all of its assets to) any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower or is a Person into which the Borrower has been liquidated (or, in connection with a Disposition of all or substantially all of the Borrower’s assets, if the transferee of such assets) (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States (or any state thereof), (2) the Successor Borrower shall expressly assume all of the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of and grant of any Liens as security for the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower stating that such merger, amalgamation or consolidation complies with this Agreement; provided further that (y) if such Person is not a Loan Party, no Event of Default (or, to the extent related to a Permitted Acquisition or any Investment not prohibited by Section 6.04, no Specified Event of Default) shall exist after giving effect to such merger, amalgamation or consolidation and (z) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided further that (A) the Borrower shall have provided any documentation and other information about the Successor Borrower to the extent reasonably requested in writing promptly, and in any case within one Business Day following the delivery of the certificate in clause (4), by any Lender or Issuing Bank through the Administrative Agent that such Lender or Issuing Bank shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act and (B) such Lender or Issuing Bank, as applicable, shall be reasonably satisfied that its review of such documentation and information requested and delivered pursuant to clause (A) complies with such applicable “know your customer” and anti-money laundering rules and regulations (provided, that for the avoidance of doubt, the Borrower’s failure to deliver information requested after the first Business Day following delivery of the certificate in clause (4) above shall not constitute a Default or an Event of Default under this Agreement or the Loan Documents);

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(v)         any Restricted Subsidiary (other than the Borrower) may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12;

(vi)        Holdings, the Borrower and the Restricted Subsidiaries may consummate the Acquisition and related transactions contemplated by the Acquisition Agreement and the Transactions and any Permitted Reorganization or IPO Reorganization Transaction; and

(vii)       any Restricted Subsidiary (other than the Borrower) may effect a merger, amalgamation, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05.

(b)          Holdings will not, and will not permit Intermediate U.S. Holdings, Intermediate Lux Holdings or any other Intermediate Parent to, conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests or debt interests of the Borrower, any Intermediate Parent and any other Subsidiary, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and its Subsidiaries, (iv) the performance of its obligations under and in connection with the Loan Documents, the Second Lien Loan Documents and any documentation governing any Indebtedness or Guarantee, the Acquisition Agreement, the other agreements contemplated by the Acquisition Agreement and the other agreements contemplated hereby and thereby and any Permitted Reorganization or IPO Reorganization Transaction, (v) any public offering of its (except in the case of any Intermediate Parent that is not the direct or indirect parent of GTCR Canyon UK Investments Ltd.) or any of its direct or indirect parent’s common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (vi) making any dividend or distribution or other transaction similar to a Restricted Payment and not otherwise prohibited by Section 6.08, or any Investment in the Borrower, any Intermediate Parent or any other Subsidiary, (vii) the incurrence of any Indebtedness permitted under Section 6.01, (viii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (ix) providing indemnification to officers and members of the Board of Directors, (x) activities incidental to the consummation of the Transactions and (xi) activities incidental to the businesses or activities described in clauses (i) to (ix) of this paragraph.

SECTION 6.04         Investments, Loans, Advances, Guarantees and Acquisitions.

Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, make or hold any Investment, except:

(a)          Permitted Investments at the time such Permitted Investment is made and purchases of assets in the ordinary course of business consistent with past practice;

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(b)          loans or advances to officers, members of the Board of Directors and employees of Holdings, the Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to Holdings in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time not to exceed $10,000,000;

(c)          Investments by Holdings in the Borrower or any Restricted Subsidiary, Investments by the Borrower in Holdings or any Restricted Subsidiary and Investments by any Restricted Subsidiary in Holdings, the Borrower or any other Restricted Subsidiary; provided that, in Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties shall not exceed the greater of (A) $100,000,000 and (B) 35% of Consolidated EBITDA for the Test Period then last ended at the time of making such Investment;

(d)          Investments consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business;

(e)          Investments (i) existing or contemplated on the Effective Date and set forth on Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Effective Date by Holdings, the Borrower or any Restricted Subsidiary in Holdings, the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04 or as otherwise permitted by this Section 6.04;

(f)          Investments in Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(g)          promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(h)          Permitted Acquisitions, provided that the aggregate principal amount of any financing provided by a Loan Party to a Restricted Subsidiary that is a non-Loan Party in connection with any Permitted Acquisition shall not exceed the greater of (A) $50,000,000 and (B) 20% of Consolidated EBITDA for the Test Period then last ended at the time of making such Investment;

(i)          the Transactions;

(j)          Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;

(k)          Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

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(l)          loans and advances to any Holdings Parent (x) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such Holdings Parent in accordance with Section 6.07(a) (other than Section 6.07(a)(xvii)(2)) and (y) to the extent the proceeds thereof are contributed or loaned or advanced to Holdings or a Restricted Subsidiary;

(m)          additional Investments and other acquisitions; provided that at the time any such Investment or other acquisition is made, the aggregate outstanding amount of such Investment or acquisition made in reliance on this clause (m), together with the aggregate amount of all consideration paid in connection with all other Investments and acquisitions made in reliance on this clause (m) (including the aggregate principal amount of all Indebtedness assumed in connection with any such other Investment or acquisition previously made under this clause (m)), shall not exceed the sum of the greater of (i)(A) $100,000,000 and (B) 35% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment or other acquisition, plus (ii) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment, plus (iii) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment;

(n)          advances of payroll payments to employees in the ordinary course of business;

(o)          Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests (excluding Qualified Equity Interests the proceeds of which will be applied as Cure Amounts) of Holdings or any Holdings Parent;

(p)          Investments of a Subsidiary acquired after the Effective Date or of a Person merged, amalgamated or consolidated with any Subsidiary in accordance with this Section 6.04 and Section 6.03 after the Effective Date or that otherwise becomes a Subsidiary (provided that if such Investment is made under Section 6.04(h), existing Investments in subsidiaries of such Subsidiary or Person shall comply with the requirements of Section 6.04(h)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(q)          receivables owing to Holdings, the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(r)          Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(s)          any Permitted Reorganization and any IPO Reorganization Transaction and any Investments in connection therewith;

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(t)          additional Investments so long as at the time of any such Investment and after giving effect thereto, on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 3.75 to 1.00;

(u)          Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 6.04(u)) under Sections 6.01, 6.02, 6.03, 6.05 and 6.07, respectively;

(v)         contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings or the Borrower;

(w)          to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(x)          any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(y)          Investments made by an Unrestricted Subsidiary (other than Investments made with the proceeds of Investments made in reliance on Section 6.04(bb)) prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(z)          Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Facilities or any related Indebtedness;

(aa)         Investments in the ordinary course of business in connection with Settlements;

(bb)         Investments in any Unrestricted Subsidiaries, joint ventures and Persons which do not become Loan Parties as a result of such Investment in an amount not to exceed the greater of (A) $30,000,000 and (B) 10% of Consolidated EBITDA for the Test Period then last ended at the time of making such Investment;

(cc)         Investments in any Person engaged in a business similar to the business activities of Holdings and its Subsidiaries on the Effective Date or business activities which are extensions thereof or otherwise incidental, corollary, synergistic, reasonably related or ancillary to any of the foregoing in an amount not to exceed the greater of (A) $30,000,000 and (B) 10% of Consolidated EBITDA for the Test Period then last ended at the time of making such Investment;

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(dd)         asset purchases (including purchases of inventory, supplies and materials) and the granting of non-exclusive licenses or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(ee)         the investment by any Restricted Subsidiary that is not a Loan Party in a Person that is not a Loan Party, and will not become a Loan Party upon the making of such Investment, to the extent such Investments is funded with amounts attributable to the cash flow of a Restricted Subsidiary that is not a Loan Party;

(ff)         Investments in connection with Intercompany License Agreements;

(gg)         Investments consisting of cash earnest money deposits in connection with a Permitted Acquisition or other Investment permitted hereunder;

(hh)         Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 6.04; and

(ii)         Term Loans repurchased by Holdings or a Restricted Subsidiary pursuant to and in accordance with Section 2.11(a)(ii) or Section 9.04 and Second Lien Term Loans repurchased by Holdings or a Restricted Subsidiary pursuant to and in accordance with Section 2.11(a)(ii) or Section 9.04 of the Second Lien Credit Agreement (for any comparable provision of a Permitted Refinancing thereof) , so long as such loans are immediately cancelled.

For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 6.04 (other than Section 6.04(h)) and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to a Permitted Acquisition unless such Investments are consummated in reliance on Section 6.04(h). In addition, to the extent an Investment is permitted to be made by Holdings or a Restricted Subsidiary directly in any Restricted Subsidiary or any other Person who is not a Loan Party (each such person, a “Target Person”) under any provision of this Section 6.04, such Investment may be made by advance, contribution or distribution directly or indirectly to a Holdings Parent and further advanced or contributed substantially simultaneously by such Holdings Parent to a Loan Party or other Restricted Subsidiary for purposes of ultimately making the relevant Investment in the Target Person without constituting an Investment for purposed of Section 6.04 (it being understood that such Investment must satisfy the requirements of, and shall count toward any thresholds or baskets in, the applicable clause under Section 6.04 as if made by the applicable Restricted Subsidiary directly to the Target Person).

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SECTION 6.05         Asset Sales.

Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, (i) sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to Holdings, the Borrower or any Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition” and the term “Dispose” as a verb has the corresponding meaning), except:

(a)          Dispositions of obsolete, damaged, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable or commercially desirable to maintain, in the conduct of the business of Holdings and any Restricted Subsidiary (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any Intellectual Property that is, in the reasonable judgment of Holdings, the Borrower or the Restricted Subsidiaries, no longer used or useful, or economically practicable or commercially desirable to maintain, or in respect of which Holdings, the Borrower or any Restricted Subsidiary determines in its reasonable business judgment that such action or inaction is desirable);

(b)          Dispositions of inventory and other assets (including Settlement Assets) in the ordinary course of business and immaterial assets (considered in the aggregate) in the ordinary course of business;

(c)          Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property (or a functional equivalent of such property) or (ii) an amount equal to Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property (or a functional equivalent of such property);

(d)          Dispositions of property to Holdings, the Borrower or any Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair market value (as determined in good faith by the Borrower) and any promissory note or other non-cash consideration received in respect thereof is a permitted investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(e)          Dispositions permitted by Section 6.03, Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.07 and Liens permitted by Section 6.02;

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(f)          Dispositions of property acquired by Holdings, the Borrower or any of the Restricted Subsidiaries after the Effective Date pursuant to sale-leaseback transactions;

(g)          Dispositions of Permitted Investments;

(h)          Dispositions or forgiveness of accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties);

(i)           leases, subleases, service agreements, product sales, transfers, licenses or sublicenses (including transfers, licenses and sublicenses of Intellectual Property), in each case that do not materially interfere with the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole;

(j)           transfers of property subject to Casualty Events;

(k)          Dispositions of property to Persons other than Restricted Subsidiaries (including the sale or issuance of Equity Interests of a Restricted Subsidiary) for fair market value (as determined by a Responsible Officer of the Borrower in good faith) not otherwise permitted under this Section 6.05; provided that with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of $25,000,000, Holdings, the Borrower or such Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that solely for the purposes of this clause (k), (A) any liabilities (as shown on the most recent balance sheet of Holdings, the Borrower or such Restricted Subsidiary or in the footnotes thereto) of Holdings, the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings, the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities, notes or other obligations or assets received by Holdings, the Borrower or such Restricted Subsidiary from such transferee that are converted by Holdings, the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within one hundred and eighty (180) days following the closing of the applicable Disposition, shall be deemed to be cash, (C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to Holdings or its Restricted Subsidiaries), to the extent that Holdings, the Borrower and all of the Restricted Subsidiaries (to the extent previously liable thereunder) are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition, shall be deemed to be cash, (D) any Designated Non-Cash Consideration received by Holdings, the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value (as determined by a Responsible Officer of the Borrower in good faith), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (k) that is at that time outstanding, not in excess of $25,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value (as determined by a Responsible Officer of the Borrower in good faith) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash, (E) consideration received in connection with an asset swap shall be deemed “cash”, and (F) at the time of the execution of a binding agreement in respect of and immediately after giving effect to such Disposition, no Default or Event of Default shall have occurred and be continuing; provided, that the Required Revolving Lenders may waive such requirement;

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(l)           Dispositions of Investments in joint ventures or non-wholly owned Subsidiaries to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m)          Dispositions of any assets not constituting Collateral hereunder, provided that the aggregate fair market value (as determined in good faith by the Borrower) of all such Dispositions, in the aggregate, shall not be in excess of the greater of (A) $20,000,000 and (B) 7.5% of Consolidated EBITDA at the time of such Disposition;

(n)          Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment not prohibited hereunder, which assets are not used or useful to the core or principal business of Holdings, the Borrower and the Restricted Subsidiaries; provided that the fair market value of such assets shall not exceed 30% of the consideration paid in such Permitted Acquisition or Investment or (B) made to obtain the approval of any applicable antitrust authority in connection with the Transactions;

(o)          (i) any Disposition of accounts receivable, Securitization Assets, any participations thereof, or related assets in connection with or any Qualified Securitization Facility or (iii) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(p)          transfers of condemned real property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of real property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(q)          Dispositions constituting any part of a Permitted Reorganization or IPO Reorganization Transaction;

(r)           Dispositions of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are Permitted Investments received from Holdings or a Restricted Subsidiary) or assets acquired from Unrestricted Subsidiaries;

(s)          any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value of usefulness to the business of Holdings and its Restricted Subsidiaries, taken as a whole, as determined in good faith by the Borrower; provided that the aggregate fair market value (as determined in good faith by the Borrower) of all assets constituting Collateral that are exchanged for other assets not constituting Collateral pursuant to this clause (s) shall not exceed the greater of (x) $25,000,000 and (y) 10.0% of Consolidated EBITDA at the time of such swap of assets;

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(t)           other Dispositions in an aggregate amount not be in excess of the greater of (A) $50,000,000 and (B) 20% of Consolidated EBITDA at the time of such Disposition;

(u)          samples, including time-limited evaluation software, provided to customers or prospective customers;

(v)          de minimis amounts of equipment or other assets provided to employees;

(w)         the unwinding of any Cash Management Obligations or Swap Agreement pursuant to its terms;

(x)           sales, transfers, leases or other dispositions to Holdings or a Restricted Subsidiary pursuant to Intercompany License Agreements; and

(y)          Holdings and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with Holdings or any Restricted Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Equity Interests, (iii) transfer any intercompany Indebtedness to Holdings or any Restricted Subsidiary, (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by Holdings or any Restricted Subsidiary, (v) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees, Holdings or any Restricted Subsidiary or any of their successors or assigns or (vi) surrender or waive contractual rights and settle or waive contractual or litigation claims.

SECTION 6.06         [Reserved].

SECTION 6.07         Restricted Payments; Certain Payments of Indebtedness.

(a)          Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, declare or make any Restricted Payment, except:

(i)          the Borrower and each Restricted Subsidiary may make Restricted Payments to Holdings, the Borrower or any Restricted Subsidiary, provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, such Restricted Payment is made to Holdings, the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(ii)         Holdings, the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(iii)        Restricted Payments made to consummate the Transactions and Restricted Payments constituting any part of a Permitted Reorganization or IPO Reorganization Transaction;

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(iv)        repurchases of Equity Interests in any Holdings Parent, Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price or withholding taxes payable in connection with the exercise of such options or warrants or other incentive interests;

(v)         Restricted Payments to any Holdings Parent, which such Holdings Parent may use to redeem, acquire, retire, repurchase or settle its Equity Interests (or any options, warrants, restricted stock or stock appreciation rights or similar securities issued with respect to any such Equity Interests) or Indebtedness or to service Indebtedness incurred by a Holdings Parent to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interest or Indebtedness, held directly or indirectly by current or former officers, managers, consultants, members of the Board of Directors, employees or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of a Holdings Parent, Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount after the Effective Date together with the aggregate amount of loans and advances to any Holdings Parent made pursuant to Section 6.04(l) in lieu of Restricted Payments permitted by this clause (v) not to exceed $15,000,000 in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years (subject to a maximum of $30,000,000 ($60,000,000 after consummation of an IPO) in any calendar year) (without giving effect to the following proviso); provided that such amount in any calendar year may be increased by (1) an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower, Holdings (or by any Holdings Parent and contributed to Holdings) or the Restricted Subsidiaries after the Effective Date, or (2) the amount of any bona fide cash bonuses otherwise payable to members of the Board of Directors, consultants, officers, employees, managers or independent contractors of any Holdings Parent, Holdings, an Intermediate Parent, the Borrower or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year; provided further that cancellation of Indebtedness owing to Holdings, the Borrower or any Restricted Subsidiary from members of the Board of Directors, consultants, officers, employees, managers or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of a Holdings Parent, Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of a Holdings Parent, Holdings, any Intermediate Parent or the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 6.07 or any other provisions of this Agreement.

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(vi)        other Restricted Payments made by Holdings; provided that, on the date of declaration of such Restricted Payments, (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) on a Pro Forma Basis, the Total Net Leverage Ratio is equal to or less than 3.75 to 1.00;

(vii)       Holdings may make Restricted Payments in cash to any Holdings Parent:

(A)         as distributions by Holdings, the Borrower or any Restricted Subsidiary to any Holdings Parent in amounts required for any Holdings Parent to pay with respect to any taxable period in which Holdings, the Borrower and/or any of the Subsidiaries is a member of a consolidated, combined, unitary or similar tax group (a “Tax Group”) of which such Holdings Parent is the common parent, non-U.S. taxes that are attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of Holdings and/or its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such taxes that Holdings and its Subsidiaries would have been required to pay if they were a stand-alone Tax Group with Holdings as the corporate common parent of such stand-alone Tax Group (collectively, “Tax Distributions”);

(B)         the proceeds of which shall be used by a Holdings Parent to pay (or to make Restricted Payments to allow any direct or indirect parent of such Holdings Parent to pay) (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business, (2) any reasonable and customary indemnification claims made by members of the Board of Directors or officers, employees, directors, managers, consultants or independent contractors of any Holdings Parent attributable to the ownership or operations of Holdings, the Borrower and the Restricted Subsidiaries, (3) fees and expenses (x) due and payable by Holdings, the Borrower and the Restricted Subsidiaries and (y) otherwise permitted to be paid by Holdings, the Borrower and any Restricted Subsidiaries under this Agreement, (4) to the extent constituting a Restricted Payment, amounts due and payable pursuant to the Sponsor Management Agreement and (5) to satisfy indemnity and other obligations under acquisition or other agreements and (6) amounts that would otherwise be permitted to be paid pursuant to Section 6.08(iii), (iv)(a)(ii) and/or (iv)(b), (viii), (xi) or (xiv);

(C)         the proceeds of which shall be used by a Holdings Parent to pay franchise and similar Taxes, and other fees and expenses, required to maintain its corporate or other legal existence;

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(D)         to finance any Investment made by a Holdings Parent that, if made by Holdings or the Borrower, would be permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such Holdings Parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to Section 6.04(b)) to be contributed to Holdings or its Restricted Subsidiaries or (2) the Person formed or acquired to merge into or amalgamate or consolidate with Holdings, the Borrower or any of the Restricted Subsidiaries to the extent such merger, amalgamation or consolidation is permitted in Section 6.03) in order to consummate such Investment, in each case in accordance with the requirements of Sections 5.11 and 5.12;

(E)         the proceeds of which shall be used to pay (or to make Restricted Payments to allow a Holdings Parent to pay) (1) fees and expenses related to any actual or proposed equity or debt offering not prohibited by this Agreement and (2) advisory, refinancing, transaction and exit fees and expenses attributable to the business of Holdings and the Restricted Subsidiaries;

(F)         the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any Holdings Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings, the Borrower and the Restricted Subsidiaries; and

(G)         the proceeds of which shall be used to make payments permitted by clause (b)(iv) and (b)(v) of Section 6.07;

(viii)      in addition to the foregoing Restricted Payments, Holdings may make additional Restricted Payments, in an aggregate amount not to exceed the sum of (A) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment, plus (B) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment; provided that any amounts included in clause (b) of the definition of “Available Amount” may only be used for Restricted Payments so long as (i) no Event of Default shall have occurred and be continuing at the time of declaration of such Restricted Payment and (ii) on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 5.00 to 1.00; provided further that not more than $10,000,000 of amounts included in clause (a) of the definition of “Available Amount” may be used for Restricted Payments pursuant to this Section 6.07(a)(viii);

(ix)         redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided, that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(x)          payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units;

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(xi)         payments to any Holdings Parent to permit it to (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xii)        payments made or expected to be made by any Holdings Parent, Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(xiii)       the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to any Holdings Parent, Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Permitted Investments) received as Permitted Investments from Holdings or a Restricted Subsidiary;

(xiv)      the declaration and payment of a Restricted Payment on Holdings’ common stock (or the payment to the IPO Issuer or any Holdings Parent to fund a payment of dividends on such company’s common stock), following consummation of an IPO, of up to 6.0% per annum of the net cash proceeds of such IPO received by or contributed to Holdings;

(xv)       any distributions or payments of Securitization Fees, sales or contributions and other transfers of Securitization Assets and purchases of Securitization Assets, in each case in connection with a Qualified Securitization Facility;

(xvi)      Restricted Payments in an amount not to exceed the greater of (A) $10,000,000 and (B) 3.5% of Consolidated EBITDA for the Test Period then last ended at the time of making such Restricted Payment;

(xvii)     to the extent constituting Restricted Payments, Holdings, the Borrower and the Restricted Subsidiaries may consummate (1) transactions permitted pursuant to Section 6.03 and (2) make Investments permitted under Section 6.04; and

(xviii)    any Restricted Subsidiary may make a Restricted Payment in connection with the acquisition of additional Equity Interests in such Restricted Subsidiary from minority shareholders to the extent such acquisition would have been permitted (and to the extent so permitted shall constitute such Investment) by the parent company of such Restricted Subsidiary pursuant to Section 6.04.

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(b)          Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, make any voluntary prepayment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing constituting Material Indebtedness (other than to the extent of any Retained Declined Proceeds applied in compliance with Section 2.11(e)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Junior Financing, except:

(i)          payment of regularly scheduled interest and principal payments, mandatory offers to repay, repurchase or redeem, mandatory prepayments of principal premium and interest, and payment of fees, expenses and indemnification obligations, with respect to such Junior Financing, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii)         refinancings, supplements, substitutions, extensions, restructurings, exchanges or renewals of Indebtedness to the extent permitted by Section 6.01 and fees and expenses in connection therewith;

(iii)        the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any Holdings Parent, and any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(iv)        prepayments, redemptions, repurchases, defeasances and other payments in respect of Junior Financing prior to their scheduled maturity in an aggregate amount, not to exceed the sum of (A) an amount at the time of making any such prepayment, redemption, repurchase, defeasance or other payment and together with any other prepayments, redemptions, repurchases, defeasances and other payments made utilizing this subclause (A) not to exceed the greater of (1) $10,000,000 and (2) 3.5% of Consolidated EBITDA on a Pro Forma Basis for the most recently ended Test Period after giving Pro Forma Effect to the making of such prepayment, redemption, purchase, defeasance or other payment, plus (B) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment plus (y) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment; provided that any amounts included in clause (b) of the definition of “Available Amount” may only be used for such prepayments, redemptions, repurchases, defeasances and other payments of Junior Financing so long as (i) no Event of Default shall have occurred and be continuing at the time of making such prepayments, redemptions, repurchases, defeasances and other payments and (ii) on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 5.00 to 1.00;

(v)         payments made in connection with the Transactions;

(vi)        prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financing prior to their scheduled maturity; provided that after giving effect to such prepayment, redemption, repurchase, defeasance or other payment, on a Pro Forma Basis, the Total Net Leverage Ratio is less than or equal to 3.75 to 1.00;

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(vii)       prepayment of Second Lien Term Loans and Junior Financing owed to Holdings, the Borrower or any Restricted Subsidiary or the prepayment of Permitted Refinancing of such Indebtedness with the proceeds of any other Junior Financing; and

(viii)      so long as no Specified Event of Default then exists or would result therefrom, prepayments of principal of and any required premium on loans under the Second Lien Credit Agreement in connection with the removal of a lender pursuant to Section 2.19 or 2.24(c) of the Second Lien Credit Agreement (or any comparable provision of a Permitted Refinancing thereof).

(c)          Any basket available for Restricted Payments pursuant to Section 6.07(a) may instead be used to make a payment or other distribution of or in respect of principal of or interest on the Second Lien Term Loans or any Junior Financing, or any payment or other distribution on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the Second Lien Term Loans or any Junior Financing, pursuant to Section 6.07(b), and such payment or other distribution shall not be prohibited by Section 6.07(b). For the avoidance of doubt, any such payment or other distribution shall reduce the amount available under such basket set forth in Section 6.07(a).

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SECTION 6.08         Transactions with Affiliates.

Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) (A) transactions between or among Holdings, the Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction and (B) transactions involving aggregate payment or consideration of less than $15,000,000, (ii) on terms, taken as a whole, substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (iii) the Transactions and the payment of fees and expenses as part of or in connection with the Transactions and transactions constituting any Permitted Reorganization or IPO Reorganization Transaction, (iv) the payment of (a) (i) transaction fees and expenses and management fees and expenses paid pursuant to the Sponsor Management Agreement and (ii) other management, consulting, advisory and monitoring, oversight and similar fees to the Investors (or management companies of the Investors) in an aggregate amount in any fiscal year, when taken together with the amounts paid pursuant to the preceding clause (a)(i), not to exceed the amount permitted to be paid pursuant to Section 6.07(a)(vii)(B)(4) and (b) indemnities to the Investors (or management companies of the Investors) to the extent such indemnities relate to the ownership and operation of Holdings and its Restricted Subsidiaries, (v) issuances of Equity Interests of Holdings to the extent otherwise permitted by this Agreement, (vi) compensation (including bonuses and securities issuances or other payments, awards, grants in cash or otherwise) and employee benefit arrangements and severance arrangements between Holdings and its Restricted Subsidiaries and their respective officers, directors, managers, consultants and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Section 6.04) or any acquisition or other Investment permitted hereunder), (vii) payments by Holdings and its Restricted Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent thereof), any Intermediate Parent, the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries, to the extent such payments are permitted by Section 6.07, (viii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the Board of Directors, officers and employees of Holdings (or any Holdings Parent), the Borrower, any Intermediate Parent and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries, (ix) transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 6.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (x) Restricted Payments permitted under Section 6.07 and loans and advances in lieu thereof pursuant to Section 6.04(l), (xi) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto), (xii) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which are fair to Holdings, the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (xiii) sales of accounts receivable, or participations therein, or Securitization Assets or related assets or other customary transactions in connection with or any Qualified Securitization Facility, (xiv) customary payments by Holdings and its Restricted Subsidiaries to the Sponsor made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of the Borrower in good faith, (xv) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary, and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary and not in contemplation of such Unrestricted Subsidiary becoming redesignated as a Restricted Subsidiary, (xvi) Affiliate repurchases of the Loans, Second Lien Term Loans or Commitments to the extent permitted hereunder and the holding of such Loans, Second Lien Term Loans or Commitments and the payments and other transactions contemplated herein and in the Second Lien Credit Agreement in respect thereof, and (xvii) any transaction between or among Holdings or any Restricted Subsidiary and any non-wholly owned Affiliate of Holdings or a joint venture or similar entity that is otherwise permitted hereunder to the extent such Affiliate, joint venture or similar entity is an Affiliate solely because Holdings or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, joint venture or similar entity.

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SECTION 6.09         Restrictive Agreements.

Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to:

(a)          restrictions and conditions imposed by (1) Requirements of Law, (2) any Loan Document, (3) any documentation governing Incremental Equivalent Debt, (4) any documentation governing Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, (5) any documentation governing Indebtedness of a Restricted Subsidiary that is not a Loan Party incurred pursuant to Section 6.01 and that do not apply to any Loan Party, (6) any documentation governing Indebtedness incurred pursuant to Section 6.01(a) (v) (but only to the extent applicable to the assets financed by such Indebtedness (and replacements, additions, accessions and improvements to or proceeds of such assets and other assets financed by the same lender)), (vi), (viii), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xvii), (xviii), (xx), (xxv), (xxvi), (xxix), (xxx), or (xxxiv), and (7) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (1) through (6) above;

(b)          customary restrictions and conditions existing on the Effective Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c)          restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d)          customary provisions in leases, licenses, sublicenses and other contracts (including licenses and sublicenses of Intellectual Property) restricting the assignment, license, sublicense, transfer or security interest thereof or assets subject thereto;

(e)          restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(f)          any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to Holdings, the Borrower or any Restricted Subsidiary (other than such Person that has become a Restricted Subsidiary);

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(g)          restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(h)          restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(i)          restrictions set forth on Schedule 6.09 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(j)          customary provisions in shareholders agreements, joint venture agreements, organization constitutive documents or similar binding agreements relating to any joint venture or non-wholly-owned Restricted Subsidiary and other similar agreements applicable to joint ventures and non-wholly-owned Restricted Subsidiaries and applicable solely to such joint venture or non-wholly-owned Restricted Subsidiary and the Equity Interests issued thereby, in each case, permitted by Section 6.04;

(k)          customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto;

(l)          customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary; and

(m)          customary net worth provisions contained in real property leases or other contracts entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of Holdings, the Borrower and its Subsidiaries to meet their ongoing obligations;

(n)          in respect of a Dutch Loan Guarantor, only with respect to its shares which are subject to a Security Document, customary transfer restrictions based on a blocking arrangement (blokkeringsregeling) contained in its constitutional documents which restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents;

(o)          restrictions on transfers of assets subject to Liens permitted by Section 6.02 (but, with respect to any such Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Lien);

(p)          restrictions created in connection with any Qualified Securitization Facility;

(q)          any restrictions regarding licensing or sublicensing by Holdings and its Restricted Subsidiaries of intellectual property in the ordinary course of business;

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(r)          any restrictions that arise in connection with cash or other deposits permitted under Section 6.02 and Section 6.04; and

(s)          comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Effective Date and permitted under Section 6.01 if the restrictions contained in any such agreement taken as a whole (a) are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Loan Documents (as determined by the Borrower) or (b) either (I) the Borrower determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Borrower’s ability to make principal or interest payments required hereunder or (II) such encumbrances or restriction applies only during the continuance of a default relating to such agreement or instrument.

SECTION 6.10         Amendment of Junior Financing.

Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, amend or modify the documentation governing any Junior Financing if such amendment is not expressly permitted by any applicable Intercreditor Agreement or subordination agreement if the effect of such amendment or modification is materially adverse to the Lenders or the Issuing Banks; provided that such modification will not be deemed to be materially adverse if such Junior Financing could be otherwise incurred or refinanced under this Agreement (including as Indebtedness that does not constitute a Junior Financing) with such terms as so modified at the time of such modification.

SECTION 6.11         Financial Performance Covenant.

Holdings will not permit the Total Net Leverage Ratio as of the last day of any Test Period ending on any date set forth in the table below, to exceed the applicable ratio set forth in the table below opposite the last day of such Test Period:

Test Period	Ratio

September 30, 2016	7.50 to 1.00

December 31, 2016	7.50 to 1.00

March 31, 2017	7.50 to 1.00

June 30, 2017	7.50 to 1.00

September 30, 2017	7.50 to 1.00

December 31, 2017	7.00 to 1.00

March 31, 2018	7.00 to 1.00

June 30, 2018	7.00 to 1.00

September 30, 2018	7.00 to 1.00

December 31, 2018	6.50 to 1.00

March 31, 2019	6.50 to 1.00

June 30, 2019	6.50 to 1.00

September 30, 2019	6.50 to 1.00

December 31, 2019	6.00 to 1.00

March 31, 2020	6.00 to 1.00

June 30, 2020	6.00 to 1.00

September 30, 2020	6.00 to 1.00

December 31, 2020 and each Test Period ending thereafter	5.50 to 1.00

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Article VII

EVENTS OF DEFAULT

SECTION 7.01         Events of Default.

If any of the following events (any such event, an “Event of Default”) shall occur:

(a)          any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          any Loan Party shall fail to pay (i) any interest on any Loan when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days, or (ii) any fee or any other amount (other than an amount referred to in paragraph (a) or (b)(i) of this Section 7.01) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) Business Days;

(c)          any representation or warranty made or deemed made by or on behalf of Holdings, any Intermediate Parent, the Borrower or any of its Restricted Subsidiaries in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, and such incorrect representation or warranty (if curable) shall remain incorrect for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

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(d)          (i) Holdings, any Intermediate Parent, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.04 (with respect to the existence of Holdings or the Borrower or Intermediate Lux Holdings only) or in Article VI (other than Section 6.08 or the Financial Performance Covenant); provided that any Event of Default under Section 5.02(a) shall be deemed cured upon Borrower providing the applicable written notice; or

(ii)         Holdings or any of the Restricted Subsidiaries shall fail to observe or perform the Financial Performance Covenant; provided that any Event of Default under Section 6.11 is subject to cure as provided in Section 7.02 and an Event of Default with respect to such Section shall not occur until the expiration of the twelfth (12th) Business Day subsequent to the date on which the financial statements with respect to the applicable fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable;

(e)          Holdings, any Intermediate Parent, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;

(f)          Holdings, any Intermediate Parent, the Borrower or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period and all required notices have been given); provided that this paragraph (f) shall not apply to any Indebtedness if the sole remedy of the holder thereof in the event of such non-payment is to elect to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares; provided that this paragraph (f) shall not apply to any such failure that (x) is remedied by Holdings, any Intermediate Parent, the Borrower or any applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness in either case, prior to acceleration of all the Loans pursuant to this Section 7.01;

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(g)          any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired and all required notices have been given) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section 7.01 will apply to any failure to make any payment required as a result of any such termination or similar event) or (iii) any Indebtedness if the sole remedy of the holder thereof following such event or condition is to elect to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares, provided that this paragraph (g) shall not apply to any such failure that (x) is remedied by Holdings, any Intermediate Parent, the Borrower or any applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness in either case, prior to acceleration of all the Loans pursuant to this Section 7.01; provided further that a default under any financial covenant in such Material Indebtedness shall not constitute an Event of Default unless and until the lenders or holders with respect to such Material Indebtedness have actually declared all such obligations to be immediately due and payable and terminate the commitments in accordance with the agreement governing such Material Indebtedness and such declaration has not been rescinded by the required lenders with respect to such Material Indebtedness on or before such date;

(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, examination, reorganization or other relief in respect of Holdings, the Borrower or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, examinership, receivership or similar law, now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator, interim receiver, liquidator, receiver and manager, administrative receiver, administrator, insolvency practitioner or similar official for Holdings, the Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)          Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, examinership, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, examinership, receivership or similar law, now or hereafter in effect (but excluding any such proceeding or petition (other than under the Bankruptcy Code) the sole purpose of which is to effect a transaction permitted under Section 6.03(a) that is not otherwise prohibited by the Loan Documents), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator, interim receiver, interim examiner, liquidator, receiver and manager, administrative receiver, administrator, insolvency practitioner or similar official for Holdings, the Borrower or any Material Subsidiary or for a material part of its assets (but excluding any such application or consent (other than under the Bankruptcy Code) the sole purpose of which is to effect a transaction permitted under Section 6.03(a) that is not otherwise prohibited by the Loan Documents), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j)          one or more enforceable judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by insurance or another creditworthy (as reasonably determined by the Administrative Agent) indemnitor, and as to which such insurer or indemnitor has not denied coverage) shall be rendered against Holdings, any Intermediate Parent, the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 consecutive days;

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(k)          an ERISA Event occurs that has resulted or would reasonably be expected, individually or together with any other ERISA Event(s) in the aggregate to result in a Material Adverse Effect;

(l)          any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be (other than in an informational notice), a valid and perfected (if and to the extent required to be perfected under the Loan Documents) Lien on any material portion of the Collateral, with the priority required by the applicable Security Documents, except (i) as a result of the release of a Loan Party (including as a result of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary) or the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) as a result of the Collateral Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code amendment or continuation financing statements or (iii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (iv) as a result of acts or omissions of the Collateral Agent, the Administrative Agent or any Lender;

(m)          any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n)          any material portion of the Guarantees of the Loan Document Obligations pursuant to the Guarantee Agreement, taken as a whole, shall cease to be in full force and effect (in each case, other than the occurrence of the Termination Date or otherwise in accordance with the terms of the Loan Documents including as a result of transactions permitted hereunder); or

(o)          a Change in Control shall occur;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders (provided that the following actions may not be taken (A) in the case of an Event of Default under Section 7.01(d)(ii), until the ability to exercise the Cure Right under Section 7.02 has expired (but may be taken as soon as the ability to exercise the Cure Right has expired and it has not been so exercised) and (B) in the case of an Event of Default under Section 7.01(d)(i), if the express conditions in the last proviso contained in Section 7.01(d)(i) have been satisfied) shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and (iii) demand the Borrower deposit cash collateral with the Administrative Agent as contemplated by Section 2.05(j) in the aggregate LC Exposure Amount of all outstanding Letters of Credit and thereupon the principal of the Loans and the LC Exposure of all Letters of Credit so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

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SECTION 7.02         Right to Cure.

(a)          Notwithstanding anything to the contrary contained in Section 7.01, in the event that Holdings and its Restricted Subsidiaries fail to comply with the requirements of the Financial Performance Covenant as of the last day of any applicable fiscal quarter of Holdings, at any time after the beginning of such fiscal quarter until the expiration of the twelfth (12th) Business Day subsequent to the date on which the financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or (b), as applicable (the “Cure Termination Date”), Holdings shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity or other Qualified Equity Interests (collectively, the “Cure Right”), and upon the receipt by Holdings of the Net Proceeds of such issuance (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustment:

(i)          Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)         if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of Holdings and its Restricted Subsidiaries, in each case, with respect to such fiscal quarter only), Holdings and its Restricted Subsidiaries shall then be in compliance with the requirements of the Financial Performance Covenant, Holdings and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default or event of default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement and the other Loan Documents;

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provided that the Borrower shall have notified the Administrative Agent of the exercise of such Cure Right within five (5) Business Days of the issuance of the relevant Qualified Equity Interests for cash or the receipt of the cash contributions by Holdings.

(b)          Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrower there shall be at least two (2) fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five (5) times, (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant and any amounts in excess thereof shall not be deemed to be a Cure Amount and (iv) neither the Administrative Agent nor any Lender or Secured Party shall exercise any remedy (including acceleration) under the Loan Documents or applicable law on the basis of an Event of Default caused by the failure to comply with Section 6.11 until after Holding’s ability to cure has lapsed and Holdings has not exercised the Cure Right, and, if the Borrower shall have delivered to the Administrative Agent a notice of its intent to cure a breach or default under Section 7.01(d)(ii) prior to the Cure Termination Date, no Event of Default under Section 7.01(d)(ii) shall then be deemed to be in existence, provided, however, that if the Cure Amount is not received by Holdings on or prior to the Cure Termination Date, such Event of Default shall be deemed to arise). Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall not be included in the calculation of Consolidated EBITDA or any incurrence ratio test for purposes of determining any available basket under Article VI of this Agreement. For the avoidance of doubt, no Cure Amounts shall be applied to reduce the Indebtedness of Holdings and its Restricted Subsidiaries on a Pro Forma Basis for purposes of determining compliance with the Financial Performance Covenant for the fiscal quarter in which such Cure Right was made and there shall not have been a breach of any covenant under Article VI of this Agreement by reason of having no longer included such Cure Amount in any basket during the relevant period.

SECTION 7.03         Application of Proceeds. Subject to the terms of the Closing Date Intercreditor Agreement and any other applicable Intercreditor Agreement, the Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution);

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THIRD, to any agent of any other junior secured debt, in accordance with the Closing Date Intercreditor Agreement and any other any applicable Intercreditor Agreement; and

FOURTH, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. The Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations. Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Subsidiary Loan Party shall not be paid with amounts received from such Subsidiary Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above.

Article VIII

ADMINISTRATIVE AGENT

SECTION 8.01         Appointment and Authority.

(a)          Each of the Lenders and the Issuing Bank hereby irrevocably appoints Deutsche Bank AG New York Branch to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Collateral Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b)          The Administrative Agent shall also act as the “Collateral Agent” or, as the case may be, “Security Trustee” under the Loan Documents, and each of the Lenders and the Issuing Bank hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent or, as the case may be, the security trustee, of such Lender and the Issuing Bank, and acknowledges that, to the extent required in any relevant jurisdiction, the Administrative Agent may enter into such security trust or equivalent deeds as the Administrative Agent may consider necessary, in each case for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent and Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” or the “security agent” or the “security trustee” under the Loan Documents) as if set forth in full herein with respect thereto.

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(c)          Each Secured Party acknowledges the terms of each Security Trust Deed and, in particular, the terms, basis and limitation on which the Administrative Agent holds the “Transaction Security” (as defined therein) and specifically agrees and accepts (i) such terms, basis and limitation; (ii) that the Administrative Agent shall, as trustee, have only those duties, obligations and responsibilities expressly specified in each Security Trust Deed; (iii) the limitation and exclusion of the Administrative Agent’s liability as set out therein; and (iv) all other provisions of the Security Trust Deed as if it were a party thereto.

SECTION 8.02         Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate of the Borrower as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03         Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

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(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)          shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment; provided that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank; and

(e)          shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04         Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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SECTION 8.05         Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents (which may include such of the Administrative Agent’s affiliates or branches as it deems appropriate) appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06         Resignation of Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign upon thirty (30) days’ notice to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) unless a Specified Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be an Approved Bank with an office in New York, New York, or an Affiliate of any such Approved Bank (the date upon which the retiring Administrative Agent is replaced, the “Resignation Effective Date”); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders and Holdings may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Administrative Agent and, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

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With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 8.07         Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption, Incremental Facility Amendment or Refinancing Amendment pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and Collateral Agent on behalf of the Lenders in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent or Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent or Collateral Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent or Collateral Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

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SECTION 8.08         No Other Duties, Etc.

Anything herein to the contrary notwithstanding, neither any Joint Lead Arrangers nor any person named on the cover page hereof as a Joint Lead Arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

SECTION 8.09         Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit outstandings and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank or in any such proceeding.

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SECTION 8.10         No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Banks from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Article IX

MISCELLANEOUS

SECTION 9.01         Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission (including e-mail), as follows:

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(i)          if to Holdings, the Borrower, the Administrative Agent or the Issuing Bank, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)         if to any other Lender, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain Material Non-Public Information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)          Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received when sent to the proper e-mail address as specified on Schedule 9.01 (as updated from time to time in accordance with Section 9.01(d)), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received when an e-mail is sent to the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

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(c)          The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)          Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent and the Issuing Bank may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Issuing Bank. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)          Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

SECTION 9.02         Waivers; Amendments.

(a)          No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

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(b)          Except as provided in Section 2.20 with respect to any Incremental Facility Amendment, Section 2.21 with respect to any Refinancing Amendment or Section 2.24 with respect to any Permitted Amendment, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent and the Required Lenders (provided, that if such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall only be required to acknowledge such waiver, amendment or modification) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that the consent of the Required Lenders shall not be required with respect to the amendments set forth below; provided further that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the reimbursement obligations of the Borrower for the LC Exposure at such time (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness of principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of Total Net Leverage Ratio, Senior Secured Net Leverage Ratio or Senior Secured First Lien Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction of interest or fees), provided that only the consent of the Required Lenders shall be necessary to waive or otherwise modify any obligation of the Borrower to pay default interest pursuant to Section 2.13(c), (iii) postpone the maturity of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date), or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10 or the applicable Refinancing Amendment, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change Section 2.18(b), Section 2.18(c) or Section 7.03 in a manner that would alter the pro rata sharing of payments or other amounts required thereby without the consent of each Lender directly and adversely affected thereby (provided, that any such changes required in connection with any Refinancing Amendment, Incremental Amendment or other transaction expressly permitted hereunder shall only require the approval (to the extent any approval is required) of the Required Lenders), (v) change any of the provisions of this Section 9.02(b) without the written consent of such Lender directly and adversely affected thereby, (vi) change the percentage set forth in the definition of “Required Lenders”, “Required Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vii) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Loan Documents) without the written consent of each Lender (other than a Defaulting Lender) or (viii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender), except as expressly provided in the Loan Documents; provided, further, that in connection with an amendment that addresses solely a re-pricing transaction in which any Class of Term Loans or Revolving Commitments (and the Revolving Loans in respect hereof) is refinanced with a replacement Class of term loans or revolving commitments (and the revolving loans in respect hereof) bearing (or is modified in such a manner such that the resulting term loans or revolving commitments (and the revolving loans in respect hereof) bear a lower Yield, only the consent of the Lenders holding Term Loans or Revolving Commitments (and the Revolving Loans in respect hereof) subject to such permitted re-pricing transaction that will continue as a Lender in respect of the re-priced tranche of Term Loans or Revolving Commitments (and the Revolving Loans in respect hereof) or modified Term Loans or Revolving Commitments and the Revolving Loans in respect hereof shall be required); provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any mistake, ambiguity, omission, defect, obvious error or incorrect cross-reference, or to effect administrative changes of a technical or immaterial nature or to correct any inconsistency and (C) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, Intermediate Parent, the Borrower and the requisite percentage in interest of the affected Class of Lenders stating that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion and (b) guarantees, Security Documents and related documents in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement and the other Loan Documents, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects, (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents or (iv) to integrate any Incremental Facility or Credit Agreement Refinancing Indebtedness in a manner consistent with this Agreement and the other Loan Documents. Notwithstanding the foregoing, no Lender or Issuing Lender consent is required to effect any amendment, modification or supplement to any Intercreditor Agreement or subordination agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Term Loan or Incremental Revolving Loan, any Other Term Loan, Other Revolving Loan or Other Revolving Commitments, for the purpose of adding the holders of such Indebtedness (or their senior representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, to give effect hereto or otherwise carry out the purposes thereof, in each case as contemplated by the terms of such Intercreditor Agreement permitted under this Agreement (including any changes thereto as contemplated by Section 9.14(b)) or subordination agreement or arrangement permitted under this Agreement, as applicable.

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(c)          In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned and each Issuing Bank), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.11(a)(i)) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d)          Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

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(e)          Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender (other than an Affiliated Debt Fund) hereby agrees that, for purposes of any plan of reorganization, such Affiliated Lender will be deemed to have voted in the same proportion as non-Affiliated Lenders voting on such matter; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion in connection with any plan of reorganization to the extent (a) any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of the Borrower, (b) that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled or (c) if such plan of reorganization does not require the consent of each Lender or each affected Lender.

(f)          Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, only the consent of the Required Revolving Lenders shall be necessary to waive the requirement in Section 6.05(k)(F).

SECTION 9.03         Expenses; Indemnity; Damage Waiver.

(a)          The Borrower shall pay, if the Effective Date occurs and the Transactions have been consummated, (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank and their respective Affiliates (without duplication), (but limited, (A) in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one counsel to the First Lien Administrative Agent, the Issuing Lender and the Joint Lead Arrangers, taken as a whole, plus, if reasonably necessary, one local counsel to the First Lien Administrative Agent, the Issuing Lender and the Joint Lead Arrangers, taken as a whole, in any relevant material jurisdiction, in each case excluding allocated costs of in-house counsel (and in the case of an actual or reasonably perceived potential conflict of interest, one additional counsel and local counsel to the affected First Lien Lenders, taken as a whole), and (B) in the case of other consultants and advisors, limited to the fees and expenses of such persons approved by the Borrower, acting reasonably), in each case for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof), (ii) all reasonable and documented and invoiced out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented and invoiced out-of-pocket expenses (but not third party costs or expenses such as legal fees or the fees of other advisors) incurred by the Administrative Agent, each Issuing Bank or any Lender and the fees, charges and disbursements of counsel to the First Lien Administrative Agent, the Issuing Lender and the First Lien Lenders, taken as a whole, in any relevant material jurisdiction (and in the case of an actual or reasonably perceived potential conflict of interest, one additional counsel to the affected First Lien Lenders, taken as a whole) and in the case of other consultants and advisers, limited to the fees and expenses of such persons approved by the Borrower, acting reasonably) (but limited, (A) in the case of legal fees and expenses, to the fees, disbursements and other charges of one counsel to the Administrative Agent, the Issuing Lender and the Lenders, taken as a whole, and, if reasonably necessary, one local counsel to the Administrative Agent, the Issuing Lender and the Lenders, taken as a whole, in each relevant material jurisdiction (and in the case of an actual or reasonably perceived potential conflict of interest, one additional counsel to the affected Lenders, taken as a whole) and (B) in the case of other consultants and advisers, limited to the fees and expenses of such persons approved by the Borrower, acting reasonably) in connection with the enforcement or protection of any rights or remedies in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws or during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit).

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(b)          Without duplication of the expense reimbursement obligations pursuant to clause (a) above, the Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender, the Joint Lead Arrangers and each Related Party (other than Excluded Affiliates to the extent acting in their capacities as such) of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses (but limited, in the case of legal expenses, to the reasonable and documented and invoiced out-of-pocket fees and expenses of one counsel for all Indemnitees and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each relevant jurisdiction (and, in the case of a conflict of interest, where the Indemnitee affected by such conflict notifies Holdings of the existence of such conflict and thereafter retains its own counsel, one additional counsel) for all Indemnitees (which may include a single special counsel acting in multiple jurisdictions but excluding allocated costs of in-house counsel)), incurred by or asserted against any Indemnitee by any third party or by the Borrower, Holdings or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, the syndication of the credit facilities provided for herein, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other real property currently or formerly owned or operated by Holdings, any Intermediate Parent, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, any Intermediate Parent, the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, Holdings or any Subsidiary or their Affiliates and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (w) resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (x) resulted from a material breach of the Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) arise from disputes between or among Indemnitees (other than disputes involving claims against the Administrative Agent, the Collateral Agent or the Joint Lead Arrangers or any Issuing Bank, in each case, in their respective capacities) that do not involve an act or omission by Holdings, the Borrower or any Restricted Subsidiary or (z) resulted from any settlement effected without the Borrower’s prior written consent; provided, that to the extent any amounts paid to an Indemnitee in respect of this Section 9.03, such Indemnitee, by its acceptance of the benefits hereof, agrees to refund and return any and all amounts paid by the Borrower to it if, pursuant to the operation of the foregoing clauses (w) through (z), such Indemnitee was not entitled to receipt of such amount.

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(c)          To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Lender or any Issuing Bank under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Lender or such Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d)          To the extent permitted by applicable law, none of Holdings, the Borrower, any Agent, any Lender, any other party hereto or any Indemnitee shall assert, and each hereby waives, any claim against any other such Person on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby or referred to herein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith and each such Person further agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that the foregoing shall in no event limit the Borrower’s indemnification obligations under clause (b) above.

(e)          In case any proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify the Borrower of the commencement of any proceeding; provided, however, that the failure to do so will not relieve the Borrower from any liability that it may have to such Indemnitee hereunder, except to the extent that the Borrower is materially prejudiced by such failure. Notwithstanding the above, following such notification, the Borrower may elect in writing to assume the defense of such proceeding, and, upon such election, the Borrower will not be liable for any legal costs subsequently incurred by such Indemnitee (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) the Borrower has failed to provide counsel reasonably satisfactory to such Indemnitee in a timely manner, (ii) counsel provided by the Borrower reasonably determines its representation of such Indemnitee would present it with a conflict of interest or (iii) the Indemnitee reasonably determines that there are actual conflicts of interest between the Borrower and the Indemnitee, including situations in which there may be legal defenses available to the Indemnitee which are different from or in addition to those available to the Borrower.

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(f)          Notwithstanding anything to the contrary in this Agreement, the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; except to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties.

(g)          All amounts due under this Section 9.03 shall be payable not later than twenty (20) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04         Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder (other than to a Successor Borrower pursuant to a transaction permitted by Section 6.03(a)(iv)(B)) without the prior written consent of each Lender, each Issuing Bank and the acknowledgement of the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent (other than to a Successor Borrower pursuant to a transaction permitted by Section 6.03(a)(iv)(B)) shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Affiliates, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)          (i) Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) by a Term Lender to any Lender, an Affiliate of any Lender or an Approved Fund, (y) if a Specified Event of Default has occurred and is continuing or (z) by a Revolving Lender to another Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund; provided further that no assignee contemplated by the immediately preceding proviso shall be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable assignor would have been entitled to receive with respect to the assignment made to such assignee, unless the assignment to such assignee is made with the Borrower’s prior written consent; provided further that the Borrower shall have the right to withhold its consent to any assignment if in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan subject to Section 9.04(f) and (g), an Affiliated Lender, Holdings, the Borrower or any of its Subsidiaries and (C) solely in the case of Revolving Loans and Revolving Commitments, each Issuing Bank (not to be unreasonably withheld or delayed); provided that, for the avoidance of doubt, no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan or Term Commitment. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to an assignment of Term Loans within ten (10) Business Days after written notice of such assignment, the Borrower shall be deemed to have consented to such assignment.

(ii)         Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall, in the case of Revolving Loans, not be less than $2,500,000 (and integral multiples thereof) or, in the case of a Term Loan, $1,000,000 (and integral multiples thereof), unless the Borrower and the Administrative Agent otherwise consent (in each case, such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, together with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee; provided further that any such Assignment and Assumption shall include a representation by the assignee that the assignee is not a Disqualified Lender; provided further that assignments made pursuant to Section 2.19(b), 2.21(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (E) unless the Borrower otherwise consents, no assignment of all or any portion of the Revolving Commitment of a Lender that is also an Issuing Bank may be made unless (1) the assignee shall be or become an Issuing Bank, as applicable, and assume a ratable portion of the rights and obligations of such assignor in its capacity as Issuing Bank, or (2) the assignor agrees, in its discretion, to retain all of its rights with respect to and obligations to make or issue Letters of Credit hereunder in which case the Applicable Fronting Exposure of such assignor may exceed such assignor’s Fronting Exposure Cap for purposes of Section 2.05(b) by an amount not to exceed the difference between the assignor’s Fronting Exposure Cap prior to such assignment and the assignor’s Fronting Exposure Cap following such assignment; provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing.

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(iii)        Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section 9.04 to the extent otherwise permitted thereby or otherwise shall be void.

(iv)        The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Loans or Incremental Loans held by Affiliated Lenders. The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(v)         Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)        The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as an original executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)          (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other Persons (other than to a Disqualified Lender (but only if the list of Disqualified Lenders is available to Lenders upon request) or other Person that is not an Eligible Assignee) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations thereof and Section 2.19, it being understood that any tax forms required by Section 2.17(e) shall be provided solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

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(ii)         Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other obligations under the Loan Documents) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any Loan or other obligation under the Loan Documents is in registered form for U.S. federal income tax purposes.

(iii)        A Participant (other than a Revolving Lender pursuant to Section 2.05(e)) shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d)          Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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(e)          In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f)          Notwithstanding anything to the contrary herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to an Affiliated Lender subject to the following limitations:

(i)          Affiliated Lenders (other than Affiliated Debt Funds) will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receives notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii)         for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.02), or, subject to Section 9.02(e), in any plan of reorganization pursuant to the U.S. Bankruptcy Code, that in either case does not require the consent of each Lender, or that would not deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code; provided that Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender; provided that Affiliated Debt Funds may not account for more than 49.9% of the “Required Lenders” in any Required Lender vote;

(iii)        Affiliated Lenders may not purchase Revolving Loans, including pursuant to this Section 9.04;

(iv)        the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 25.0% of the aggregate principal amount of all Term Loans outstanding at the time of such purchase, after giving effect to any substantially simultaneous cancellations thereof;

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(v)         Affiliated Lenders shall clearly identify themselves as an Affiliated Lender in the loan assignment documentation. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any lender is an Affiliated Lender or Affiliated Debt Fund nor shall the Administrative Agent be obligated to monitor the number of Affiliated Lenders or Affiliated Debt Funds or the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders or Affiliated Debt Funds;

(vi)        Affiliated Lenders (other than Affiliated Debt Funds) will not be permitted to vote on matters requiring a Required Lender vote, and the Term Loans held by Affiliated Lenders (other than Affiliated Debt Funds) shall be disregarded in determining (x) other Lenders’ commitment percentages or (y) matters submitted to Lenders for consideration that do not require the consent of each Lender or each affected Lender; provided that the commitments of any Affiliated Lender shall not be increased, the Interest Payment Dates and the dates of any scheduled amortization payments (including at maturity) owed to any Affiliated Lender hereunder will not be extended and the amounts owning to any Affiliated Lender hereunder will not be reduced without the consent of such Affiliated Lender; and

(vii)       each Lender making such assignment to such Affiliated Lender acknowledges and agrees that in connection with such assignment, (1) such Affiliated Lender then may have, and later may come into possession of Material Non-Public Information, (2) such Lender has independently and, without reliance on such Affiliated Lender, Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Material Non-Public Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, any Affiliated Lender or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, such Affiliated Lender and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Material Non-Public Information. Each Lender entering into such an assignment further acknowledges that the Material Non-Public Information may not be available to the Administrative Agent or the other Lenders.

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(g)          Any Lender may, at any time, assign all or a portion of its Term Loans (but not Revolving Loans) to Holdings or any of its Subsidiaries, through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.11(a)(ii) or other customary procedures acceptable to the Administrative Agent and/or (y) open market purchases on a non-pro rata basis, provided that (i) the Borrower shall not make any Borrowing of Revolving Loans to fund such assignment, (ii) any Term Loans that are so assigned will be automatically and irrevocably cancelled and the aggregate principal amount of the tranches and installments of the relevant Term Loans then outstanding shall be reduced by an amount equal to the principal amount of such Term Loans, (iii) no Event of Default shall have occurred and be continuing and (iv) each Lender making such assignment to Holdings or any of its Subsidiaries acknowledges and agrees that in connection with such assignment, (1) Holdings or its Subsidiaries then may have, and later may come into possession of Material Non-Public Information, (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Material Non-Public Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Material Non-Public Information. Each Lender entering into such an assignment further acknowledges that the Material Non-Public Information may not be available to the Administrative Agent or the other Lenders.

(h)          Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Lender without the prior written consent of the Borrower; provided that, upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders; provided further that inclusion on the list of Disqualified Lenders shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in the Loan if such person was not included on the list of Disqualified Lenders at the time of such assignment or participation. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender was a Disqualified Lender at the time of the assignment of any Loans or Commitments to such Lender, following written notice from the Borrower to such Lender and the Administrative Agent and otherwise in accordance with Section 2.19(b), as applicable: (1) such Lender shall promptly assign all Loans and Commitments held by such Lender to an Eligible Assignee (and the signature of such Disqualified Lender shall not be required on any such assignment); provided that (A) the Administrative Agent shall not have any obligation to the Borrower, such Lender or any other Person to find such a replacement Lender, (B) the Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to the Borrower’s consent in accordance with Section 9.04(b)(i) and (C) the assignment of such Loans and/or Commitments, as the case may be, shall be at par plus accrued and unpaid interest and fees; (2) such Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of any Class), all affected Lenders (or all affected Lenders of any Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that (x) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender; and (3) no Disqualified Lender is entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender or will be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II.

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(i)          Notwithstanding the foregoing, any Affiliated Lender shall be permitted, at its option, to contribute any Term Loans so assigned to such Affiliated Lender pursuant to this Section 9.04 to Holdings or any of its Subsidiaries for purposes of cancellation, which contribution may be made (including, with the Borrower’s consent, to the Borrower, whether through Holdings or any Intermediate Parent or otherwise), in exchange for Qualified Equity Interests of Holdings, any Intermediate Parent or the Borrower or Indebtedness of the Borrower to the extent such Indebtedness is permitted to be incurred (including, if applicable, as a Permitted Refinancing) pursuant to Section 6.01 at such time.

SECTION 9.05         Survival.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and all other amounts payable hereunder, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f).

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SECTION 9.06         Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.07         Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08         Right of Setoff.

If a Specified Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but not withholding or payroll accounts, employee benefits accounts, de minimis accounts or other accounts used exclusively for taxes or fiduciary or trust purposes) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower (excluding, for the avoidance of doubt, any Settlement Assets except to effect Settlement Payments such Lender is obligated to make to a third party in respect of such Settlement Assets or as otherwise agreed in writing between the Borrower and such Lender) against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have. Notwithstanding the foregoing, no amount set off from any Loan Party (other than the Borrower) shall be applied to any Excluded Swap Obligation of such Loan Party (other than the Borrower).

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SECTION 9.09         Governing Law; Jurisdiction; Consent to Service of Process.

(a)          This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b)          Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court except to the extent required by any Security Document to be brought in another jurisdiction pursuant to the terms of such Security Document. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings or the Borrower or their respective properties in the courts of any jurisdiction.

(c)          Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01. NOTHING IN ANY LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, EACH FOREIGN LOAN PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE BORROWER (AND THE BORROWER HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT) AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON THE BORROWER SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH FOREIGN LOAN PARTY AGREES TO DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY OR DELAWARE ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.

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SECTION 9.10         WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11         Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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SECTION 9.12         Confidentiality.

(a)          Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates (other than Excluded Affiliates) and its and their respective directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors and any numbering, administration or settlement service providers on a “need-to-know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will be instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent, any Issuing Bank or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, such Issuing Bank or the relevant Lender, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process or in connection with the exercise of remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; provided that (x) solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall promptly notify the Borrower of any such requested or required disclosure in connection with any legal or regulatory proceeding and (y) in the case of clause (ii) only, each Lender and the Administrative Agent shall use commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, (iii) to any other party to this Agreement, (iv) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 9.12 (but other than to a Disqualified Lender), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), (v) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information, (vi) to service providers providing administrative and ministerial services solely in connection with the syndication and administration of the Loan Documents and the facilities (e.g., identities of parties, maturity dates, interest rates, etc.) on a confidential basis, or (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or (y) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary, which source is not known (after due inquiry) by the recipient of such information to be subject to a confidentiality obligation. For the purposes hereof, “Information” means all information received from or on behalf of Holdings or the Borrower relating to Holdings, any Intermediate Parent, the Borrower, any other Subsidiary or their business other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings, any Intermediate Parent, the Borrower or any Subsidiary. Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Lender that constitutes a Disqualified Lender at the time of such disclosure without the Borrower’s prior written consent.

(b)          EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)          ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

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SECTION 9.13         USA PATRIOT Act.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.14         Release of Liens and Guarantees.

(a)          A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, (1) upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a permitted merger or amalgamation with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary or (2) upon the request of the Borrower, in connection with a transaction permitted under this Agreement, as a result of which such Subsidiary Loan Party ceases to be a Wholly Owned Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or upon any Collateral becoming an Excluded Asset, the security interests in such Collateral created by the Security Documents shall be automatically released. Upon the release of Holdings or any Subsidiary Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by Holdings or such Subsidiary created by the Security Documents shall be automatically released. Upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement, the security interest created by the Security Documents in the Equity Interests of such new Unrestricted Subsidiary shall automatically be released. To the extent the release of any Lien in any Collateral is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.02), the security interest in such Collateral shall be automatically released. To the extent the release of any security interest in any Collateral is required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Loan Documents, the security interest in such Collateral shall be automatically released.  In addition, liens shall be released and guarantees released in accordance with the terms of the Security Documents and the Guarantee. Upon the Termination Date all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. Any such release shall not in any manner discharge, affect, or impair the Obligations (other than those being discharged or released) or any Liens (other than those being discharged or released) of the Loan Parties in respect of all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent comprised of Excluded Assets or otherwise released in accordance with the provisions of the Loan Documents. In connection with any termination or release pursuant to this Section 9.14, without the further consent of any Lender, Issuing Bank or other Secured Party, the Administrative Agent or the Collateral Agent, as the case may be, shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence or to file or register in any office such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent or the Collateral Agent, as the case may be, such certifications or documents as the Administrative Agent or the Collateral Agent, as the case may be, shall reasonably request in order to demonstrate compliance with this Agreement. The Administrative Agent or the Collateral Agent, as the case may be, will, at the Borrower’s expense, execute and deliver to the applicable Loan Party or to file or register in any office such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent or the Collateral Agent, as the case may be, under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(ii) (but only pursuant to clauses (d), (j) and (k) of the definition of “Permitted Encumbrances), (iv), (v), (xi), (xii), (xv), (xxii) (but only with respect to any such liens securing Indebtedness permitted under Section 6.01(a)(viii)), (xxiii), (xxix) or (xxx).

230

(b)          Each of the Lenders and the Issuing Bank irrevocably authorizes the Administrative Agent or the Collateral Agent, as the case may be, to (i) provide any release or evidence of release, termination or subordination contemplated by this Section 9.14 (and upon request by the Administrative Agent or the Collateral Agent, as the case may be, at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority or the Collateral Agent’s authority, as the case may be, to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.14), (ii) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, in each case to the extent such agreements, at the time they are first entered into, are substantially consistent with the terms set forth on Exhibit E-1, E-2 or E-3 annexed hereto, together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations); and (iii) enter into and sign for and on behalf of the Lenders as Secured Parties the Security Documents for the benefit of the Lenders and the other Secured Parties.

231

SECTION 9.15         No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, any of their respective Affiliates or any other Person and (B) none of the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates.

SECTION 9.16         Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

232

SECTION 9.17         Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower or any other Loan Party in respect of any such sum due from it to the Secured Parties hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Requirements of Law).

SECTION 9.18         Intercreditor Agreement. Each Secured Party hereby agrees that the Administrative Agent and/or Collateral Agent may enter into the Closing Date Intercreditor Agreement and any other intercreditor agreement and/or subordination agreement pursuant to, or contemplated by, the terms of this Agreement (including with respect to Indebtedness permitted pursuant to Section 6.01, any applicable Liens on Collateral permitted pursuant to Section 6.02 and, in each case, together with the defined terms referenced therein) on its behalf and agrees to be bound by the terms thereof and, in each case, consents and agrees to the appointment of Deutsche Bank AG New York Branch (or its affiliated designee, representative, agent or successor) on its behalf as collateral agent, respectively, thereunder. Each Lender (a) understands, acknowledges and agrees that Liens shall be created on the Collateral pursuant to the Second Lien Loan Documents, which Liens shall be subject to the terms and conditions of the Closing Date Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Closing Date Intercreditor Agreement or any other applicable Intercreditor Agreement (if entered into) and (c) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Closing Date Intercreditor Agreement and, if applicable, any other Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements (subject, if applicable, to the last sentence of Section 9.02(b)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof).

SECTION 9.19         Cashless Settlement.

Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

233

SECTION 9.20         Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of Page Intentionally Left Blank.]

234

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CANYON COMPANIES S.À R.L.

a Luxembourg private limited liability company (société à responsabilité limitée)

Registered office: 6D, route de Trèves,

L-2633 Senningerberg

Grand-Duchy of Luxembourg

Share Capital : USD 20,010.-

R.C.S. Luxembourg: B187.216,

as Holdings

By:	/s/ Jeffrey S. Wright
Name:	Jeffrey S. Wright
Title:	Authorized Signatory

CANYON GROUP S.À R.L.

a Luxembourg private limited liability company (société à responsabilité limitée)

Registered office: 6D, route de Trèves,

L-2633 Senningerberg

Grand-Duchy of Luxembourg

Share Capital : USD 20,000.-

R.C.S. Luxembourg: B202.299,

as Intermediate Lux Holdings

By:	/s/ Jeffrey S. Wright
Name:	Jeffrey S. Wright
Title:	Authorized Signatory

GTCR VALOR HOLDINGS, INC., as Intermediate U.S. Holdings

By:	/s/ Peter Granat
Name:	Peter Granat
Title:	Chief Executive Officer

GTCR VALOR COMPANIES, INC., as Borrower

By:	/s/ Peter Granat
Name:	Peter Granat
Title:	Chief Executive Officer

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, an Issuing Bank and a Lender

By:	/s/ Anca Trifan
Name:	Anca Trifan
Title:	Managing Director

By:	/s/ Benjamin Souh
Name:	Benjamin Souh
Title:	Vice President

BARCLAYS BANK PLC, as an Issuing Bank and a Lender

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Vice President

ROYAL BANK OF CANADA, as an Issuing Bank and a Lender

By:	/s/ Kenneth Klassen
Name:	Kenneth Klassen
Title:	Authorized Signatory

By:	/s/ Michael Ferencich
Name:	Michael Ferencich
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

EXHIBIT A

Form of Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). It is understood and agreed that the rights and obligations of the Assignor and the Assignee hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex A attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any Letters of Credit and Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	[Assignor Name] [and is a Defaulting Lender]

2. Assignee:	[Assignee Name]
[and is an Affiliate/Approved Fund/Affiliated Debt Fund of [Lender Name]]

Assignees are Affiliated Lenders: _______

3. Borrower:	GTCR Valor Companies, Inc.

4. Administrative Agent:	Deutsche Bank AG New York Branch, as the Administrative Agent under the Credit Agreement.

A-1

5. Credit Agreement:	The First Lien Credit Agreement dated as of June 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CANYON COMPANIES S.À R.L., a private limited company organized and established under the laws of Luxembourg (“Holdings”), CANYON GROUP S.À R.L., a private limited liability company organized and established under the laws of Luxembourg (“Intermediate Lux Holdings”), GTCR VALOR HOLDINGS, INC., a Delaware corporation (“Intermediate U.S. Holdings”), GTCR VALOR COMPANIES, INC., a Delaware corporation (the “Borrower”), the LENDERS and ISSUING BANKS party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, (“Deutsche Bank”) as Administrative Agent (the “Administrative Agent”).

6. Assigned Interest:	Facility Assigned	Aggregate amount of Commitment/ Loans for all Lenders[1]	Amount of Commitment/ Loans Assigned[2]	Percentage Assigned of Commitment/ Loans[3]	CUSIP Number
	____________[4]	$____________	$____________	___________%
	____________	$____________	$____________	___________%
	____________	$____________	$____________	___________%

7. Effective Date:[5]	__________________, 20__

[1]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[4]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment,” “Term Commitment,” “Revolving Loan,” “Term Loan,” etc.).

[5]	To be inserted by the Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

A-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][6] Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

[GTCR VALOR COMPANIES, INC.][7]

By:
Name:
Title:

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[7]	To be included unless Borrower's consent is not required under the terms of the Credit Agreement.

A-3

[Consented to:][1]

By:
Name:
Title:

[1]	To be added only if the consent of any Issuing Bank is required by the terms of the Credit Agreement.

A-4

ANNEX A

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.

1.1           Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Holdings, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2           Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04 of the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement) and is not a Disqualified Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) if it is a Lender that is not a United States person, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, completed and duly executed by the Assignee and (viii) if it is an Affiliated Lender, it has indicated its status as such in the space provided on the first page of this Assignment and Assumption; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

A-I-1

2.          Payments. From and after the Effective Date referred to in this Assignment and Assumption, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.          General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

A-I-2

EXHIBIT B

Form of Guarantee Agreement

[See attached.]

B-1

EXHIBIT C

Form of Notice of Borrowing

Deutsche Bank AG New York Branch,
as Administrative Agent

60 Wall Street, MS NYC 60-4305

New York, NY 10005

Attention Hareesha D. Kuberappa

Telephone: +44 207-779-4769

Email: loan.admin-ny@db.com

[●] [●], 20[●]1

Ladies and Gentlemen:

Reference is hereby made to that certain First Lien Credit Agreement dated as of June 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CANYON COMPANIES S.À R.L., a private limited company organized and established under the laws of Luxembourg (“Holdings”), CANYON GROUP S.À R.L., a private limited liability company organized and established under the laws of Luxembourg (“Intermediate Lux Holdings”), GTCR VALOR HOLDINGS, INC., a Delaware corporation (“Intermediate U.S. Holdings”), GTCR VALOR COMPANIES, INC., a Delaware corporation (the “Borrower”), the LENDERS and ISSUING BANKS party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, (“Deutsche Bank”) as Administrative Agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests the Borrowings under the Credit Agreement to be made on [●] [●], 20[●], and that in connection with such request sets forth below the terms on which the Borrowings are requested to be made:

(A)	Date of Borrowing (which shall be a Business Day):	[●]

(B)	Aggregate Amount of Borrowing:[2]	[●]

(C)	Type of Borrowing:[3]	[●]

[1]	The Administrative Agent must be notified by telephone (with such telephonic notification to be promptly confirmed in writing in substantially in the form of this Exhibit C), which must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than (i) in the case of a Eurodollar Borrowing, 2:00 p.m. New York City time, three (3) Business Days prior to the requested day of such Eurodollar Borrowing (or in the case of any Eurodollar Borrowing to be made on the Effective Date, the same Business Day) or (ii) in the case of an ABR Borrowing, 1:00 p.m. New York City time, on the requested date of any such ABR Borrowing (or, in each case, such later time as is acceptable to the Administrative Agent).

[2]	Subject to Section 2.02(c) of the Credit Agreement.

[3]	State whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing. If no Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.

C-1

(D)	Class of Borrowing:[4]	[●]

(E)	Interest Period[5] (in the case of a Eurodollar Borrowing):	[●]

(F)	Location and Number of the Borrower’s Account(s) to which funds are to be disbursed[6]:	[●]

(G)	Currency of Borrowing:[7]	[●]

[The undersigned hereby certifies that the following statements will be true on the date of the Borrowing:

(A)         The representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects on and as of the date of the Borrowing; provided that to the extent that any representations and warranties specifically refer to an earlier date, they are true and correct in all material respects as of such earlier date.

(B)         At the time of and immediately after giving effect to the Borrowing, no Default or Event of Default has occurred and is continuing.]8

[In consideration for permitting the Borrower to request Loans as Eurodollar Loans pursuant to the Credit Agreement prior to the effectiveness thereof, the Borrower hereby agrees that, in the event the Borrower fails to borrow such Eurodollar Loans on the requested date of Borrowing above for any reason (other than the failure by a Lender to make a Loan, but including the failure of the Credit Agreement to become effective), the Borrower shall reimburse each applicable Lender in respect of its Eurodollar Loans as set forth in Section 2.16 of the Credit Agreement as if the Credit Agreement were in effect with respect to the requested Eurodollar Loans.

Notwithstanding anything herein to the contrary, the Borrowings contemplated by this Borrowing Request shall be subject to and conditioned upon the effectiveness of the Credit Agreement.]9

This Notice of Borrowing shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

[4]	State whether such Borrowing is to be of Term Loans, Incremental Term Loans, Other Term Loans, Revolving Loans, etc.

5	Must be a period contemplated by the definition of “Interest Period”. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

[6]	Such information shall comply with the requirements of Section 2.06 of the Credit Agreement.

[7]	In the case of Revolving Borrowings.

[8]	Include bracketed language for Borrowings of new Loans after the Effective Date other than the exceptions/revisions contemplated in Section 4.02.

[9]	Include bracketed language for Borrowings on the Effective Date.

C-2

GTCR VALOR COMPANIES, INC.

By:
Name:
Title:

C-3

EXHIBIT D

Form of Collateral Agreement

[See attached.]

D-1

EXHIBIT E-1

Form of Pari Passu Intercreditor Agreement

[See attached.]

E-1-1

EXHIBIT E-2

Form of Closing Date Intercreditor Agreement

[See attached.]

E-2-1

EXHIBIT E-3

Form of Junior Intercreditor Agreement

[See attached.]

E-3-1

EXHIBIT F

Form of Intercompany Note

New York, New York

Date:             , 20[  ]

FOR VALUE RECEIVED, each of the undersigned and each Additional Party (as defined below), to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other lawful money as agreed to by such Payor and such Payee, in immediately available funds, at the appropriate office of a Payee as such Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (“Note”) is an intercompany note referred to in Section 6.01(a)(iv) of the First Lien Credit Agreement dated as of June 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CANYON COMPANIES S.À R.L., a private limited company organized and established under the laws of Luxembourg, having its registered office at 6D, route de Trèves, L-2633 Senningerberg, Grand-Duchy of Luxembourg, with a share capital of twenty thousand and ten United States Dollars ($20,010) and registered with the Luxembourg Register of Commerce and Companies under number B 187.216 (“Holdings”), CANYON GROUP S.À R.L., a private limited liability company organized and established under the laws of Luxembourg, having its registered office at 6D, route de Trèves, L-2633 Senningerberg, Grand-Duchy of Luxembourg, with a share capital of twenty thousand United States Dollars ($20,000) and registered with the Luxembourg Register of Commerce and Companies under number B 202.299 (“Intermediate Lux Holdings”), GTCR VALOR HOLDINGS, INC., a Delaware corporation (“Intermediate U.S. Holdings”), GTCR VALOR COMPANIES, INC., a Delaware corporation (the “Borrower”), the LENDERS and ISSUING BANKS party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, (“Deutsche Bank”) as Administrative Agent (the “Administrative Agent”), and is subject to the terms thereof. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Secured Obligations of such Payor until the Termination Date shall have occurred; provided, that each Payor may make payments to the applicable Payee unless an Event of Default shall have occurred and be continuing and such Payor shall have received notice from the Administrative Agent (provided, that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h) or 7.01(i) of the Credit Agreement) (such Secured Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

F-1

(i)          in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then, if an Event of Default has occurred and is continuing, (x) the Termination Date shall have occurred before any Payee that is not a Loan Party is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the Termination Date shall have occurred, any payment or distribution to which such Payee would otherwise be entitled (other than in the form of debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii)         if any Event of Default has occurred and is continuing and after notice from the Administrative Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h) or 7.01(i) of the Credit Agreement), then unless otherwise agreed by the Administrative Agent with respect to any Senior Indebtedness, no payment or distribution of any kind or character shall be made by or on behalf of any Payor that is a Loan Party or any other Person on its behalf with respect to this Note owed to any Payee that is not a Loan Party until (x) the Termination Date shall have occurred or (y) such Event of Default shall have been cured or waived in accordance with the terms of the Credit Agreement; and

(iii)        if any payment or distribution of any character, whether in cash, securities or other property (other than in the form of Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) above before the Termination Date shall have occurred, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent, each Issuing Bank and the Lenders, and the Administrative Agent, each Issuing Bank and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of itself, each Issuing Bank and the Lenders, as applicable, proceed to enforce the subordination provisions herein.

F-2

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives (to the extent permitted by applicable law) presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof.

From time to time after the date hereof, additional subsidiaries of Holdings may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, and updating or supplementing Schedule A hereto by adding the name of each Additional Party, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

Any subsidiary of Holdings that is a party to this Note, which ceases to be a subsidiary of Holdings (the “Former Subsidiary”), shall be automatically released from the rights and obligations under this Note, provided, that, at the time of such release, any existing balances between the Former Subsidiary and the remaining parties hereto have been paid in full or settled.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Left Blank]

F-3

[_],
as Payor

By:
Name:
Title:

[_____________________],
as Payee

By:
Name:
Title:

F-4

SCHEDULE A

NAME OF PAYOR/PAYEE	JURISDICTION OF ORGANIZATION
1. [ ]	[ ]
2. [ ]	[ ]

F-5

EXHIBIT G

Form of Specified Discount Prepayment Notice

Date: ______, 201_

To: [●], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(B) of that certain First Lien Credit Agreement dated as of June 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CANYON COMPANIES S.À R.L., a private limited company organized and established under the laws of Luxembourg (“Holdings”), CANYON GROUP S.À R.L., a private limited liability company organized and established under the laws of Luxembourg (“Intermediate Lux Holdings”), GTCR VALOR HOLDINGS, INC., a Delaware corporation (“Intermediate U.S. Holdings”), GTCR VALOR COMPANIES, INC., a Delaware corporation (the “Borrower”), the LENDERS and ISSUING BANKS party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, (“Deutsche Bank”) as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.11(a)(ii)(B) of the Credit Agreement, [_____]1 hereby offers to make a Discounted Term Loan Prepayment to each Term Lender [and to each Lender of the [●, 20●]2 tranche[s] of Term Loans] on the following terms:

1.          This Borrower Offer of Specified Discount Prepayment is available only to each Term Lender [and to each Lender of the [●, 20●]3 tranche[s] of Term Loans].

2.          The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed $[●] of Term Loans [and $[●] of the [●, 20●]4 tranche[(s)] of Term Loans] (the “Specified Discount Prepayment Amount”).5

[1]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[2]	List multiple tranches if applicable.

[3]	List multiple tranches if applicable.

[4]	List multiple tranches if applicable.

[5]	Minimum of $1.0 million and whole increments of $500,000.

G-1

3.          The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [●]% in respect of the Term Loans [and [●]% in respect of the [●, 20●]6 tranche[(s)] of Term Loans] (the “Specified Discount”).

To accept this offer, you are required to submit to the Administrative Agent a Specified Discount Prepayment Response on or before 5:00 p.m. New York time on the date that is three (3) Business Days following the date of delivery of this notice pursuant to Section 2.11(a)(ii)(B) of the Credit Agreement.

[_____]7 hereby represents and warrants to the Administrative Agent [and the Term Lenders][, the Term Lenders and each Lender of the [●, 20●]8 tranche[s] of Term Loans] as follows:

1.          [_____]9 will not make a Borrowing of Revolving Loans to fund this Discounted Term Loan Prepayment.

2.          [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by [_____]10 on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date [_____]11 was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the [_____]12’s election not to accept any Solicited Discounted Prepayment Offers], provided, further, that any Term Loan that is prepaid will be automatically and irrevocably cancelled.13

The Borrower acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

[6]	List multiple tranches if applicable.

[7]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[8]	List multiple tranches if applicable.

[9]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[10]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[11]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[12]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[13]	Insert applicable representation.

G-2

The Borrower requests that the Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Specified Discount Prepayment Notice.

[Remainder of Page Intentionally Left Blank]

G-3

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[______________][14]

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

[14]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

G-4

EXHIBIT H

Form of Specified Discount Prepayment Response

Date: ______, 201_

To: [●], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain First Lien Credit Agreement dated as of June 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CANYON COMPANIES S.À R.L., a private limited company organized and established under the laws of Luxembourg (“Holdings”), CANYON GROUP S.À R.L., a private limited liability company organized and established under the laws of Luxembourg (“Intermediate Lux Holdings”), GTCR VALOR HOLDINGS, INC., a Delaware corporation (“Intermediate U.S. Holdings”), GTCR VALOR COMPANIES, INC., a Delaware corporation (the “Borrower”), the LENDERS and ISSUING BANKS party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, (“Deutsche Bank”) as Administrative Agent (the “Administrative Agent”), and (b) that certain Specified Discount Prepayment Notice, dated ______, 20__, from [_______]1 (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned [Term Lender] [Lender] hereby gives you irrevocable notice, pursuant to Section 2.11(a)(ii)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [tranches of] Term Loans held by such [Term Lender] [Lender] at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans - $[●]]

[[●, 20●]2 tranche[s] of Term Loans - $[●]]

The undersigned [Term Lender] [Lender] hereby expressly consents and agrees to a prepayment of its [Term Loans][[●, 20●]3 tranche[s]] pursuant to Section 2.11(a)(ii)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[1]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[2]	List multiple tranches if applicable.

[3]	List multiple tranches if applicable.

H-1

The undersigned [Term Lender] [Lender] hereby represents and warrants to [________]4 as follows:

1. The undersigned [Term Lender] [Lender] has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to accept a prepayment pursuant to the terms of this Specified Discount Prepayment Response notwithstanding undersigned [Term Lender] [Lender]’s lack of knowledge of any Excluded Information; and

2. None of Holdings, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to the undersigned [Term Lender] [Lender], and the undersigned [Term Lender] [Lender] hereby waives and releases, to the extent permitted by Requirements of Law, any claims the undersigned [Term Lender] [Lender] may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of any Excluded Information.

[Remainder of Page Intentionally Left Blank]

[4]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

H-2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[ ]

By:
Name
Title:

By:
Name
Title:

H-3

EXHIBIT I

Form of Discount Range Prepayment Notice

Date: ______, 201_

To: [●], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(C) of that certain First Lien Credit Agreement dated as of June 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CANYON COMPANIES S.À R.L., a private limited company organized and established under the laws of Luxembourg (“Holdings”), CANYON GROUP S.À R.L., a private limited liability company organized and established under the laws of Luxembourg (“Intermediate Lux Holdings”), GTCR VALOR HOLDINGS, INC., a Delaware corporation (“Intermediate U.S. Holdings”), GTCR VALOR COMPANIES, INC., a Delaware corporation (the “Borrower”), the LENDERS and ISSUING BANKS party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, (“Deutsche Bank”) as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.11(a)(ii)(C) of the Credit Agreement, [_____]1 hereby requests that each Term Lender [and to each Lender of the [●, 20●]2 tranche[s] of Term Loans] submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.          This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of [_____]3 to each Term Lender [and to each Lender of the [●, 20●]4 tranche[s] of Term Loans].

2.          The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is $[●] of Term Loans [and $[●] of the [●, 20●]5 tranche[(s)] of Term Loans] (the “Discount Range Prepayment Amount”).6

[1]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[2]	List multiple tranches if applicable.

[3]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[4]	List multiple tranches if applicable.

[5]	List multiple tranches if applicable.

[6]	Minimum of $1.0 million and whole increments of $500,000.

I-1

3.          [_____]7 is willing to make Discount Term Loan Prepayments at a percentage discount to par value greater than or equal to [●]% but less than or equal to [●]% in respect of the Term Loans [and greater than or equal to [●]% but less than or equal to [●]% in respect of the [●, 20●]8 tranche[(s)] of Term Loans] (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Discount Range Prepayment Offer on or before 5:00 p.m. New York time on the date that is three (3) Business Days following the dated delivery of the notice pursuant to Section 2.11(a)(ii)(C) of the Credit Agreement.

[_____]9 hereby represents and warrants to the Auction Agent [and the Term Lenders][, the Term Lenders and each Lender of the [●, 20●]10 tranche[s] of Term Loans] as follows:

1.          [_____]11 will not make a Borrowing of Revolving Loans to fund this Discounted Term Loan Prepayment.

2.          [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by [_____]12 on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date [_____]13 was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of [_____]14’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender], provided, further, that any Term Loan that is prepaid will be automatically and irrevocably cancelled.15

[7]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[8]	List multiple tranches if applicable.

[9]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[10]	List multiple tranches if applicable.

[11]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[12]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[13]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[14]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[15]	Insert applicable representation.

I-2

[_____]16 acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

[_____]17 requests that the Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Discount Range Prepayment Notice.

[Remainder of Page Intentionally Left Blank]

[16]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[17]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

I-3

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[______________][18]

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

[18]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

I-4

EXHIBIT J

Form of Discount Range Prepayment Offer

Date: ______, 201_

To: [●], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain First Lien Credit Agreement dated as of June 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CANYON COMPANIES S.À R.L., a private limited company organized and established under the laws of Luxembourg (“Holdings”), CANYON GROUP S.À R.L., a private limited liability company organized and established under the laws of Luxembourg (“Intermediate Lux Holdings”), GTCR VALOR HOLDINGS, INC., a Delaware corporation (“Intermediate U.S. Holdings”), GTCR VALOR COMPANIES, INC., a Delaware corporation (the “Borrower”), the LENDERS and ISSUING BANKS party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, (“Deutsche Bank”) as Administrative Agent (the “Administrative Agent”), and (b) that certain Discount Range Prepayment Notice, dated ______, 201_, from [_____]1 (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned [Term Lender] [Lender] hereby gives you irrevocable notice, pursuant to Section 2.11(a)(ii)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1.          This Discount Range Prepayment Offer is available only for prepayment on the [Term Loans][and the [●, 20●]2 tranche[s] of Term Loans] held by the undersigned.

2.          The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans - $[●]]

[[●, 20●]3 tranche[s] of Term Loans - $[●]]

3.          The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [●]% in respect of the Term Loans [and [●]% in respect of the [●, 20●]4 tranche[(s)] of Term Loans] (the “Submitted Discount”).

[1]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[2]	List multiple tranches if applicable.

[3]	List multiple tranches if applicable.

[4]	List multiple tranches if applicable.

J-1

The undersigned [Term Lender] [Lender] hereby expressly consents and agrees to a prepayment of its [Term Loans] [[●, 20●]5 tranche[s] of Term Loans] indicated above pursuant to Section 2.11(a)(ii)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

[5]	List multiple tranches if applicable.

J-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[ ]

By:
Name
Title:

By:
Name
Title:

J-3

EXHIBIT K

Form of Solicited Discounted Prepayment Notice

Date: ______, 201_

To: [●], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(D) of that First Lien Credit Agreement dated as of June 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CANYON COMPANIES S.À R.L., a private limited company organized and established under the laws of Luxembourg (“Holdings”), CANYON GROUP S.À R.L., a private limited liability company organized and established under the laws of Luxembourg (“Intermediate Lux Holdings”), GTCR VALOR HOLDINGS, INC., a Delaware corporation (“Intermediate U.S. Holdings”), GTCR VALOR COMPANIES, INC., a Delaware corporation (the “Borrower”), the LENDERS and ISSUING BANKS party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, (“Deutsche Bank”) as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.11(a)(ii)(D) of the Credit Agreement, [_____]1 hereby requests that each Term Lender [and to each Lender of the [●, 20●]2 tranche[s] of Term Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.          This Borrower Solicitation of Discounted Prepayment Offer is extended at the sole discretion of [_____]3 to each Term Lender [and to each Lender of the [●, 20●]4 tranche[s] of Term Loans].

2.          The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Term Loans - $[●]]

[1]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[2]	List multiple tranches if applicable.

[3]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[4]	List multiple tranches if applicable.

[5]	Minimum of $1.0 million and whole increments of $500,000.

K-1

[[●, 20●]6 tranche[s] of Term Loans - $[●]]

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Solicited Discounted Prepayment Offer on or before 5:00 p.m. New York time on the date that is three (3) Business Days following delivery of this notice pursuant to Section 2.11(a)(ii)(D) of the Credit Agreement.

[_____]7 requests that the Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[Remainder of Page Intentionally Left Blank]

[6]	List multiple tranches if applicable.

[7]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

K-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[______________][8]

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

[8]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

K-3

EXHIBIT L

Form of Solicited Discounted Prepayment Offer

Date: ______, 201_

To: [●], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain First Lien Credit Agreement dated as of June 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CANYON COMPANIES S.À R.L., a private limited company organized and established under the laws of Luxembourg (“Holdings”), CANYON GROUP S.À R.L., a private limited liability company organized and established under the laws of Luxembourg (“Intermediate Lux Holdings”), GTCR VALOR HOLDINGS, INC., a Delaware corporation (“Intermediate U.S. Holdings”), GTCR VALOR COMPANIES, INC., a Delaware corporation (the “Borrower”), the LENDERS and ISSUING BANKS party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, (“Deutsche Bank”) as Administrative Agent (the “Administrative Agent”), and (b) that certain Solicited Discounted Prepayment Notice, dated ______, 201_, from [_____]1 (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice on or before the third Business Day following your receipt of this notice.

The undersigned [Term Lender] [Lender] hereby gives you irrevocable notice, pursuant to Section 2.11(a)(ii)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1.          This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans][[●, 20●]2 tranche[s] of Term Loans] held by the undersigned.

2.          The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans - $[●]]

[[●, 20●]3 tranche[s] of Term Loans - $[●]]

[1]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[2]	List multiple tranches if applicable.

[3]	List multiple tranches if applicable.

L-1

3.          The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [●]% in respect of the Term Loans [and [●]% in respect of the [●, 20●]4 tranche[(s)] of Term Loans] (the “Offered Discount”).

The undersigned [Term Lender] [Lender] hereby expressly consents and agrees to a prepayment of its [Term Loans] [[●, 20●]5 tranche[s] of Term Loans] pursuant to Section 2.11(a)(ii)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

[4]	List multiple tranches if applicable.

[5]	List multiple tranches if applicable.

L-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[ ]

By:
Name
Title:

By:
Name
Title:

L-3

EXHIBIT M

Form of Acceptance and Prepayment Notice

Date: ______, 201_

To: [●], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(D) of that certain First Lien Credit Agreement dated as of June 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CANYON COMPANIES S.À R.L., a private limited company organized and established under the laws of Luxembourg (“Holdings”), CANYON GROUP S.À R.L., a private limited liability company organized and established under the laws of Luxembourg (“Intermediate Lux Holdings”), GTCR VALOR HOLDINGS, INC., a Delaware corporation (“Intermediate U.S. Holdings”), GTCR VALOR COMPANIES, INC., a Delaware corporation (the “Borrower”), the LENDERS and ISSUING BANKS party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, (“Deutsche Bank”) as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.11(a)(ii)(D) of the Credit Agreement, [_____]1 hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [●]% in respect of the Term Loans [and [●]% in respect of the [●, 20●]2 tranche[(s)] of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

[_____]3 expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.11(a)(ii)(D) of the Credit Agreement.

[_____]4 hereby represents and warrants to the Auction Agent [and the Term Lenders][and the Term Lenders and each Lender of the [●, 20●]5 tranche[s] of Term Loans] as follows:

1.          [_____]6 will not make a Borrowing of Revolving Loans to fund this Discounted Term Loan Prepayment.

[1]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[2]	List multiple tranches if applicable.

[3]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[4]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[5]	List multiple tranches if applicable.

[6]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

M-1

2.          [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by [_____]7 on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date [_____]8 was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the [_____]9’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender]; provided, further, that any Term Loan that is prepaid will be automatically and irrevocably cancelled.10

[_____]11 acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

[_____]12 requests that the Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Acceptance and Prepayment Notice.

[Remainder of Page Intentionally Left Blank]

[7]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[8]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[9]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[10]	Insert applicable representation.

[11]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

[12]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

M-2

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

[______________][13]

By:
Name:
Title:

[13]	To reflect Holdings, any Intermediate Parent, the Borrower, or any of their respective Subsidiaries, as applicable.

M-3

EXHIBIT N-1

Form of United States Tax Compliance Certificate 1

(For Non-U.S. Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Credit Agreement dated as of June 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CANYON COMPANIES S.À R.L., a private limited company organized and established under the laws of Luxembourg (“Holdings”), CANYON GROUP S.À R.L., a private limited liability company organized and established under the laws of Luxembourg (“Intermediate Lux Holdings”), GTCR VALOR HOLDINGS, INC., a Delaware corporation (“Intermediate U.S. Holdings”), GTCR VALOR COMPANIES, INC., a Delaware corporation (the “Borrower”), the LENDERS and ISSUING BANKS party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, (“Deutsche Bank”) as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a United States trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its legal ineligibility to do so in writing, and (2) the undersigned has at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times as are reasonably requested by the Borrower or the Administrative Agent.

[Remainder of Page Intentionally Left Blank]

N-1-1

[Lender]

By:
Name:
Title:

[Address]

Dated: ________________, 20[  ]

N-1-2

EXHIBIT N-2

Form of United States Tax Compliance Certificate 2

(For Non-U.S. Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Credit Agreement dated as of June 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CANYON COMPANIES S.À R.L., a private limited company organized and established under the laws of Luxembourg (“Holdings”), CANYON GROUP S.À R.L., a private limited liability company organized and established under the laws of Luxembourg (“Intermediate Lux Holdings”), GTCR VALOR HOLDINGS, INC., a Delaware corporation (“Intermediate U.S. Holdings”), GTCR VALOR COMPANIES, INC., a Delaware corporation (the “Borrower”), the LENDERS and ISSUING BANKS party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, (“Deutsche Bank”) as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it and/or its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners’/members’ conduct of a United States trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including if such document is Form W-8IMY, appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its legal ineligibility to do so, (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times as are reasonably requested by either the Borrower or the Administrative Agent.

[Remainder of Page Intentionally Left Blank]

N-2-1

[Lender]

By:
Name:
Title:

[Address]

Dated: ________________, 20[  ]

N-2-2

EXHIBIT N-3

Form of United States Tax Compliance Certificate 3

(For Non-U.S. Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Credit Agreement dated as of June 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CANYON COMPANIES S.À R.L., a private limited company organized and established under the laws of Luxembourg (“Holdings”), CANYON GROUP S.À R.L., a private limited liability company organized and established under the laws of Luxembourg (“Intermediate Lux Holdings”), GTCR VALOR HOLDINGS, INC., a Delaware corporation (“Intermediate U.S. Holdings”), GTCR VALOR COMPANIES, INC., a Delaware corporation (the “Borrower”), the LENDERS and ISSUING BANKS party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, (“Deutsche Bank”) as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a United States trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times as are reasonably requested by such Lender.

[Remainder of Page Intentionally Left Blank]

N-3-1

[Participant]

By:
Name:
Title:

[Address]

Dated: ________________, 20[  ]

N-3-2

EXHIBIT N-4

Form of United States Tax Compliance Certificate 4

(For Non-U.S. Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Credit Agreement dated as of June 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CANYON COMPANIES S.À R.L., a private limited company organized and established under the laws of Luxembourg (“Holdings”), CANYON GROUP S.À R.L., a private limited liability company organized and established under the laws of Luxembourg (“Intermediate Lux Holdings”), GTCR VALOR HOLDINGS, INC., a Delaware corporation (“Intermediate U.S. Holdings”), GTCR VALOR COMPANIES, INC., a Delaware corporation (the “Borrower”), the LENDERS and ISSUING BANKS party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, (“Deutsche Bank”) as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) it and/or its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners’/members’ conduct of a United States trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, provided; that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including if such document is Form W-8IMY, appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times as are reasonably requested by such Lender.

[Remainder of Page Intentionally Left Blank]

N-4-1

[Participant]

By:
Name:
Title:

[Address]

Dated: ________________, 20[  ]

N-4-2

EXHIBIT O

Form of Note

PROMISSORY NOTE

U.S. $[●]	New York, New York
[●], 20[_]

FOR VALUE RECEIVED, the undersigned, GTCR VALOR COMPANIES, INC., a Delaware corporation, (the “Borrower”), hereby promises to pay [NAME OF LENDER] (the “Lender”) or its registered assigns, at the office of DEUTSCHE BANK AG NEW YORK BRANCH (the “Administrative Agent”) specified pursuant to the Credit Agreement (defined below), on the [Revolving][Term] Maturity Date (such term and each other capitalized term used but not otherwise defined herein having the meaning specified in the First Lien Credit Agreement dated as of June 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CANYON COMPANIES S.À R.L., a private limited company organized and established under the laws of Luxembourg (“Holdings”), CANYON GROUP S.À R.L., a private limited liability company organized and established under the laws of Luxembourg (“Intermediate Lux Holdings”), GTCR VALOR HOLDINGS, INC., a Delaware corporation (“Intermediate U.S. Holdings”), the Borrower, the Lenders and the Issuing Banks from time to time party thereto and the Administrative Agent), in lawful money of the United States of America and in immediately available funds, the lesser of (a) the principal amount of $[●] and (b) the aggregate unpaid principal amount of all [Revolving][Term] Loans made by the Lender to the Borrower pursuant to the Credit Agreement and to pay interest from the date hereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates, each as provided in the Credit Agreement.

Upon the occurrence and during the continuation of a Specified Event of Default, the Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates, in accordance with the terms set forth in the Credit Agreement, at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note (the “Note”) and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof, each pursuant to the terms of the Credit Agreement, shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof that shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such notation or any error in such notation shall not affect the obligations of the Borrower under this Note.

This Note is one of the Notes referred to in the Credit Agreement, which, among other things, contains provisions for the acceleration of the maturity hereof upon the occurrence of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Note is entitled to the benefits of the Credit Agreement and the other Loan Documents. This Note is secured by each Security Document and is entitled to the benefits of the guarantee under the Guarantee Agreement. This NOTE shall be construed in accordance with and governed by the laws of the State of New York.

O-1

[Signature page follows]

LOANS AND PAYMENTS

Date	Amount of [Revolving][Term] Loan	Payment of Principal	Payment of Interest	Unpaid Principal Balance	Name of Person Making Notation

O-2

EXHIBIT P

Form of Solvency Certificate

SOLVENCY CERTIFICATE

[__], 201[_]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section 4.01(l) of the First Lien Credit Agreement (the “Credit Agreement”), dated as of the date hereof among GTCR VALOR COMPANIES, INC., a Delaware corporation (the “Borrower”), CANYON COMPANIES S.À R.L., a private limited company organized and established under the laws of Luxembourg, having its registered office at 6D, route de Trèves, L-2633 Senningerberg, Grand-Duchy of Luxembourg, with a share capital of twenty thousand and ten United States Dollars ($20,010) and registered with the Luxembourg Register of Commerce and Companies under number B 187.216 (“Holdings”), CANYON GROUP S.À R.L., a private limited liability company organized and established under the laws of Luxembourg, having its registered office at 6D, route de Trèves, L-2633 Senningerberg, Grand-Duchy of Luxembourg, with a share capital of twenty thousand United States Dollars ($20,000) and registered with the Luxembourg Register of Commerce and Companies under number B 202.299 (“Intermediate Lux Holdings”), GTCR VALOR HOLDINGS, INC., a Delaware corporation (“Intermediate U.S. Holdings”), Deutsche Bank AG New York Branch, (“Deutsche Bank”) as the Administrative Agent and the other Lenders parties thereto. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

1.          I, Jack Pearlstein, the Chief Financial Officer of Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the Chief Financial Officer of Borrower and that I am generally familiar with the businesses and assets of Holdings and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and, pursuant to the Credit Agreement, I am duly authorized to execute this Certificate on behalf of Borrower and on behalf of Holdings pursuant to that certain written consent in lieu of a special meeting of the Board of Directors of Holdings dated June 16, 2016.

2.          I further certify, solely in my capacity as Chief Financial Officer of Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, (a) the sum of the Indebtedness (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Holdings and its Subsidiaries, taken as a whole; (b) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (c) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, Indebtedness including current obligations beyond their ability to pay such Indebtedness as it matures in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5) in the ordinary course of business.

[Remainder of this page intentionally left blank.]

P-1

IN WITNESS WHEREOF, I HAVE EXECUTED THIS Certificate as of the date first written above.

GTCR VALOR COMPANIES, INC.

By:
Name: Jack Pearlstein
Title: Chief Financial Officer

P-2

EXHIBIT Q

Form of Letter of Credit Request

[Issuing Bank],1
as Issuing Bank

Attention:	[●]

Fax: [●]

with a copy to:	Deutsche Bank AG New York Branch, as Administrative Agent for the Secured Parties (as defined in the Credit Agreement)

Attention:	[ ] [ ] Attention: [ ] Fax: [ ] Email: [ ]

[●] [●] 20[●]2

Ladies and Gentlemen:

We hereby request that [●]3, as an Issuing Bank, in its individual capacity, [issue, amend, extend][a/an] [existing] [Standby] [Commercial] Letter of Credit on [●]4 (the “Date of Issuance”), which Letter of Credit shall be in the aggregate amount of [●]5 and shall be for the account of [●]6. The beneficiary of the requested Letter of Credit is [●]7, and such Letter of Credit will have a stated expiration date of [●]8. For the purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein and defined in the First Lien Credit Agreement dated as of June 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CANYON COMPANIES S.À R.L., a private limited company organized and established under the laws of Luxembourg (“Holdings”), CANYON GROUP S.À R.L., a private limited liability company organized and established under the laws of Luxembourg (“Intermediate Lux Holdings”), GTCR VALOR HOLDINGS, INC., a Delaware corporation (“Intermediate U.S. Holdings”), GTCR VALOR COMPANIES, INC., a Delaware corporation (the “Borrower”), the LENDERS and ISSUING BANKS party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, (“Deutsche Bank”) as Administrative Agent (the “Administrative Agent”).

[1]	Insert name and address of the applicable Issuing Bank.

[2]	Must be delivered to the applicable Issuing Bank and the Administrative Agent, at least three (3) Business Days in advance of the requested date of issuance, amendment, extension or renewal (or (i) in the case of any such request to be made on the Effective Date, one (1) Business Day or (ii) such shorter period as is acceptable to the applicable Issuing Bank).

[3]	Insert name of the applicable Issuing Bank.

[4]	Insert date of issuance, which must be a Business Day.

[5]	Insert aggregate initial amount and currency of Letter of Credit.

[6]	Insert name of account party.

[7]	Insert name and address of beneficiary.

[8]	Date may not be later than the date referred to in Section 2.05(d) of the Credit Agreement.

Q-1

[We hereby certify that:

(A)	The representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects on and as of the date of issuance, amendment, renewal or extension of the requested Letter of Credit, as the case may be; provided that to the extent that such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects as of such earlier date.

(B)	As of the date of issuance, amendment, renewal or extension of such Letter of Credit and immediately after giving effect to the requested Letter of Credit, no Default or Event of Default exists][9]

[Notwithstanding anything herein to the contrary, this Letter of Credit Request shall be subject to and conditioned upon the effectiveness of the Credit Agreement.]10

[Signature Page Follows]

[9]	Include bracketed language only for issuances, amendments, modifications, extensions or renewals, of Letters of Credit after Effective Date.

[10]	Include bracketed language for Letter of Credit Requests on the Effective Date.

Q-2

By:
Name:
Title:

Q-3